                                                                    EXHIBIT C(9)

COMPLETE APPRAISAL IN A
SUMMARY APPRAISAL REPORT
HOTEL PROPERTY

HOLIDAY INN HUDSON
240 Hines Hill Road
Hudson, Summit County, Ohio 44236

PREPARED FOR:
Maureen Mastroieni
Murray Devine & Co.
1650 Arch Street, Suite 2700
Philadelphia, PA 19103

EFFECTIVE DATE OF THE APPRAISAL:
June 20, 2003

INTEGRA REALTY RESOURCES - COLUMBUS
FILE NUMBER: 411-033274

                                   [PICTURE]

November 24, 2003

Maureen Mastroieni
Murray Devine & Co.
1650 Arch Street, Suite 2700
Philadelphia, PA 19103

SUBJECT: Market Value Appraisal - Hotel Property
         Holiday Inn Hudson
         240 Hines Hill Road
         Hudson, Summit County, Ohio 44236
         Integra Columbus File No. 411-033

Dear Ms. Mastroieni:

Integra Realty Resources is pleased to transmit the summary report of a complete appraisal that was prepared on the referenced property. The purpose of this appraisal is to derive an opinion of the market value of the Fee Simple Estate of the property as of June 20, 2003, the effective date of the appraisal. The attached report sets forth the data, research, analyses, and conclusions for this appraisal.

The report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) and the Standards of Professional Practice of the Appraisal Institute. Our opinion of market value is premised upon the Assumptions and Limiting Conditions beginning on Page 3. The definition of market value is in Addendum B.

The site has an area of approximately 12.41 acres; it is improved with a 2-story, masonry hotel containing 288 rooms. The room mix includes 6 singles, 149 doubles, 2 suites, 83 regular kings, 54 king leisure and 4 king accessible units. The common area includes 6,516 square feet of ballroom space along with additional meeting rooms. The improvements were constructed in 1967 and 1976. The improvements contain 189,115 square feet.

November 24, 2003
Page 2

Based on the analyses and conclusions in the accompanying report, and subject to the definitions, assumptions, and limiting conditions expressed in this report, it is our opinion that the Prospective market value of the Fee Simple Estate of the subject as a going concern, as of January 1, 2004, or upon completion of deferred maintenance.

                   FIVE MILLION SEVEN HUNDRED THOUSAND DOLLARS
                                  ($5,700,000)

The subject's going concern value may be allocated as follows:

Land & Buildings                                      $ 4,600,000                 81%
Furniture, Fixtures & Equipment                       $   800,000                 14%
Business & Other Intangibles                          $   300,000                  5%
Total Going Concern Value                             $ 5,700,000                100%

The preceding value conclusion is subject to the following Extraordinary Assumptions and Limiting Conditions.

1. The subject is currently operating as a franchised Holiday Inn hotel. This appraisal implicitly assumes a sale, at which point the Franchisor will prepare a Product Improvement Plan (PIP) as one of the items required for transfer of the franchise. Our analysis assumes continued, uninterrupted affiliation with the existing franchise. Any PIP requirements necessary are assumed complete under the As Stabilized Value above.

2. We assume any leased items including furniture, fixtures and equipment are paid off at closing. Therefore we have not deducted any lease balances. We further assume accounts receivable and accounts payable are reconciled at closing.

3. The subject is an existing Holiday Inn hotel that was constructed in 1967/1976. The property was evaluated on April 22, 2003 for hotel cleanliness, condition, life safety standards, and brand integrity standards. The subject property received an overall evaluation score of 94.45% and received a passing score. This was the highest score the subject property received in five years. No Product Improvement plan has reportedly been completed by Intercontinental Hotels and Resorts for a transfer of this asset. The definition of Market value assumes a sale. A Product Improvement plan will be conducted at the time of application for a franchise transfer. Integra Realty resources has assumed continued affiliation with Holiday Inn Hotels. The stabilized value assumes that any product improvement items are completed. Therefore, the "As Is" market value could be LESS THAN reported above. Any PIP requirements should be deducted from the above Stabilized value. Our report, and value indication is subject to all transfer requirements of the affiliation, including a product improvement plan.

November 24, 2003
Page 3

     4. This appraisal assumes the Ameritech lease which expires in June of 2004 is renegotiated and extended throughout the duration of ownership.

As Is Value is determined by deducting any costs necessary to stabilize the subject. Correction of some deferred maintenance is necessary, subject to additional PIP requirements by Holiday Inn. We have estimated costs at $900,000. The As Is Value as of June 20, 2002, is therefore estimated at:

                   FOUR MILLION EIGHT HUNDRED THOUSAND DOLLARS

                                  ($4,800,000).

If you have any questions or comments, please contact the undersigned. Thank you for the opportunity to be of service.

Respectfully submitted,

INTEGRA COLUMBUS

Eric E. Belfrage, MAI, CRE, ISHC                              Robin M. Lorms, MAI, CRE
Certified General Real Estate Appraiser                       Certified General Real Estate Appraiser
OH Certificate #383767                                        OH Certificate #383772

HOLIDAY INN HUDSON                                             TABLE OF CONTENTS

TABLE OF CONTENTS

                                                                       PAGE NO.
TABLE OF CONTENTS ................................................        1

SUMMARY OF SALIENT FACTS AND CONCLUSIONS .........................        2

GENERAL INFORMATION ..............................................        3

    Identification of Subject ....................................        3
    Current Ownership, Sales History, Status .....................        3
    Purpose, Property Rights and Effective Date ..................        3
    Intended Use and Intended User ...............................        3
    Scope of Appraisal ...........................................        3

ECONOMIC ANALYSIS ................................................        6

    Summit County Area Analysis ..................................        6

MARKET AREA ANALYSIS .............................................       16

    Lodging Market Analysis ......................................       21

PROPERTY ANALYSIS ................................................       58

    Description and Analysis of the Land .........................       58
    Description and Analysis of the Improvements .................       61
    Real Estate Tax Analysis .....................................       67
    Highest and Best Use Analyses ................................       69

VALUATION ANALYSIS ...............................................       71

    Valuation Methodology ........................................       71
    Sales Comparison Approach ....................................       72
    Income Capitalization Approach ...............................       82
    Capitalization ...............................................       96
    Reconciliation ...............................................      109

CERTIFICATION ....................................................      112

ASSUMPTIONS AND LIMITING CONDITIONS ..............................      114

ADDENDA

    Qualifications of Appraiser(s) ...............................    Addendum A
    Definitions ..................................................    Addendum B
    Subject Photographs ..........................................    Addendum C
    Financials and Property Information ..........................    Addendum D
    DCF ..........................................................    Addendum E
    Letter of Authorization ......................................    Addendum F

[IRR LOGO]                                                                PAGE 1

HOLIDAY INN HUDSON                      SUMMARY OF SALIENT FACTS AND CONCLUSIONS

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS

                                 HOTEL PROPERTY

PROPERTY                                       Holiday Inn
                                               240 Hines Hill Road
                                               Hudson, Summit County, OH 44236

PROPERTY TAX IDENTIFICATION NUMBER (S)         13-00890, 13-00891, 13-00892
EFFECTIVE DATE OF THE APPRAISAL                June 20, 2003
"AS IS" VALUE                                  June 20, 2003
PROSPECTIVE VALUE                              January 1, 2004 (or completion of deferred
                                               maintenance)
DATE OF THE REPORT                             July 15, 2003
OWNER OF RECORD                                JAGI Cleveland - Hudson, LLC
LAND AREA                                      12.41 acres, 540,580 square feet
NUMBER OF ROOMS                                288
GROSS BUILDING AREA (GBA)                      189,115 square feet
YEAR BUILT                                     1967/1976
ZONING DESIGNATION                             B-1 (Retail Business District)
FLOOD PLAIN MAP PANEL NUMBER AND DATE          390 7490001A, Feb. 18, 1981
FLOOD PLAIN DESIGNATION                        Zone X
REAL ESTATE TAXES, YEAR 2003                   $231,251.64
HIGHEST AND BEST USE AS IMPROVED               Continued hotel use
PROPERTY RIGHTS APPRAISED                      Fee Simple Estate
ESTIMATED EXPOSURE TIME AND
        MARKETING PERIOD                       12 months, 12 months
MARKET VALUE INDICATIONS
        COST APPROACH                          Not developed
        SALES COMPARISON APPROACH              $6,200,000 to $6,300,000
        INCOME CAPITALIZATION APPROACH
                DIRECT CAPITALIZATION          $5,700,000
MARKET VALUE CONCLUSION OF GOING CONCERN       $5,700,000 OR $ 19,792 PER ROOM
GOING CONCERN ALLOCATION AS OF JAN. 1, 2004
        LAND & IMPROVEMENTS                    $4,600,000
        PERSONAL PROPERTY                      $800,000
        BUSINESS AND OTHER INTANGIBLES         $300,000
TOTAL                                          $5,700,000
AS IS MARKET VALUE AS OF JUNE 20, 2003         $4,800,000

[IRR LOGO]                                                                PAGE 2

HOLIDAY INN HUDSON                                           GENERAL INFORMATION

GENERAL INFORMATION

IDENTIFICATION OF SUBJECT

     The subject consists of a 288-room, lodging facility containing a gross building area of approximately 189,115 square feet. The improvements were constructed in 1967/76 and are situated on a site totaling 12.41 acres, or 540,580 square feet, more or less. The street address is 240 Hines Hill Road, Hudson, Ohio. It is further identified by the assessment office as Parcels 13-00890, 13-00891, and 13-00892. A complete legal description of the property is in Addendum D. Photographs of the subject are in Addendum A.

CURRENT OWNERSHIP, SALES HISTORY, STATUS

     The subject is currently owned by JAGI Cleveland-Hudson LLC, who acquired title August 17, 1998 from Galburton Inn, Inc. for $13,369,350, as recorded in Liber 5417, folio 9206 of the Summit County land records. To the best of our knowledge, no other sale or transfer of ownership has occurred within the past three years, and as of the effective date of this appraisal, the property is not subject to an agreement of sale or option to buy, nor is it listed for sale.

PURPOSE, PROPERTY RIGHTS AND EFFECTIVE DATE

     The purpose of the appraisal is to develop an opinion of the market value of the fee simple interest in the property as of the effective date of the appraisal, as of June 20, 2003. Unless otherwise stated, all factors pertinent to a determination of value have been considered as of this date.

INTENDED USE AND INTENDED USER

     The purpose of this appraisal is to derive our opinion of the market value of the Fee Simple interest of the subject as of the effective date of the appraisal, June 20, 2003. Unless otherwise stated, all factors pertinent to a determination of value have been considered as of this date. The property was inspected on June 20, 2003 by Eric E. Belfrage, MAI, CRE, ISHC and John
     R. Dehner. This appraisal report has been prepared for Maureen Mastroieni of Murray Devine & Co. to assist in due diligence in the process of assisting Janus Hotels in a transaction converting them from a public to private organization. It is not intended for any other use.

SCOPE OF APPRAISAL

     As part of this appraisal, we have completed the following steps to gather, confirm, and analyze the data.

     -    Physically inspected the subject and the surrounding neighborhood.

     - Collected factual information about the subject and the surrounding market and confirmed that information with various sources.

     - Prepared a highest and best use analysis of the subject site as though vacant and of the subject as improved.

[IRR LOGO]                                                                PAGE 3

HOLIDAY INN HUDSON                                           GENERAL INFORMATION

     - Collected and confirmed market information needed to consider the three traditional approaches to value: cost approach, sales comparison approach and income capitalization approach.

     - Prepared a summary appraisal report setting forth the conclusion derived in this analysis as well as the information upon which the conclusions are based.

This report involves a complete appraisal of the subject and conforms with the requirements of the Uniform Standards of Professional Appraisal Practice (USPAP), the Standards of Professional Practice of the Appraisal Institute, and the appraisal guidelines set forth in the Financial Institutions Reform Recovery Enforcement Act (FIRREA). All of the three traditional approaches to value have been considered in this appraisal. Additional information regarding the appraisal methods used can be found in the individual sections of this report.

Pertinent definitions, including the definition of market value and property rights appraised, are in Addendum B.

The exposure period and marketing time are defined as follows:

EXPOSURE TIME AND MARKETING PERIOD

     Generally, exposure time relates to what has occurred (retrospective) and is occurring (current) in the market, whereas marketing period is a projection (prospective) of what is likely to occur in the market. Any sound opinion of value must consider what has occurred and what will most likely occur. Both time periods are a function of price, time, use, and the cost and availability of funds. The primary difference between the two time periods is that for marketing period anticipated changes in market conditions (trends) are also considered.

     Verification of sales data, such as days on the market for both listed and sold properties, and interviews with market participants are the primary source for both time estimates. Other important factors are an understanding of buyers' and sellers' motivations, their financial assumptions, who the most likely purchasers will be, and how financing influences their buying decision.

     Recent national surveys were consulted to determine the typical expected marketing period. Following is the First Quarter 2003 Survey from PriceWaterhouse Coopers.

                                                 CURRENT           THIRD
KEY INDICATORS                                   QUARTER        QUARTER 2002       YEAR AGO
AVERAGE MARKETING TIME (IN MONTHS)
RANGE                                            2.00-12.00     2.00-12.00        2.00-12.00
AVERAGE                                             7.00           7.00              7.90
CHANGE (Basis Points)                                -              0              -11.39

*Source: PricewaterhouseCoopers

[IRR LOGO]                                                                PAGE 4

HOLIDAY INN HUDSON                                           GENERAL INFORMATION

          Despite the market downturn in lodging performance, assets continue to sell. Obviously, well performing, new and well located assets that are priced correctly will sell quickly. Many hotel assets listed for sale including some older, poorly maintained or poorly performing assets are experiencing a pricing gap between sellers and buyers expectations. Financing remains a critical issue in the marketability of hotel assets. While difficult to obtain, hotel financing remains available, at reasonably favorable pricing.

          In our opinion, given the subject's affiliation and pricing at or near the appraised values, both exposure and marketing periods of up to 12 months are reasonable.

[IRR LOGO]                                                                PAGE 5

HOLIDAY INN HUDSON                                             ECONOMIC ANALYSIS

ECONOMIC ANALYSIS

SUMMIT COUNTY AREA ANALYSIS

     INTRODUCTION

          We analyzed the demographics of Summit County and the State of Ohio, using as a basis information provided by NPA Data Services, Inc., a recognized source. Information includes historical and projected population, employment and income data.

     POPULATION

          Historical and projected population trends for Summit County are charted below:

                                POPULATION TRENDS
                                  SUMMIT COUNTY

YEAR                             POPULATION (1,000'S)
----------------------------------------------------
1988                                    511.7
1993                                    528.4
1998                                    540.7
1999                                    541.7
2000                                    544.0
2001                                    545.2
2002                                    548.2
2003                                    551.3
2004                                    551.6
2005                                    551.9
2006                                    552.2
2007                                    552.7
2008                                    553.4
2013                                    558.0
2018                                    565.2

The population of Summit County increased at a compounded annual rate of 0.39% from 1998 to 2003. For the same time period, the State of Ohio grew at a compounded annual rate of approximately 0.44%. Over the last fifteen years Summit County's average annual compound change was 0.50%, compared to 0.46% for the State of Ohio.

Looking ahead, both Summit County and the State of Ohio are anticipated to experience continued growth, with future population estimates reflecting growth rates similar to those experienced in the past. For the period 2003 to 2018, the populations of Summit County and the the State of Ohio are expected to increase by an average annual compound rate of 0.17% and 0.51%, respectively. For the next five years, the population of Summit County should grow slower than the 15-year average.

[IRR LOGO]                                                                PAGE 6

HOLIDAY INN HUDSON                                             ECONOMIC ANALYSIS

                          POPULATION TRENDS COMPARISON

                               STATE OF OHIO                         SUMMIT COUNTY
------------------------------------------------------------------------------------------------
                                                        %                                   %
                   YEAR      POPULATION (000'S)       CHANGE       POPULATION (000'S)     CHANGE
                   -----------------------------------------------------------------------------
                   1988           10,798.6                               511.7
                   1993           11,101.1             2.8%              528.4             3.3%
                   1998           11,311.5             1.9%              540.7             2.3%
HISTORICAL         1999           11,335.5             0.2%              541.7             0.2%
                   2000           11,371.2             0.3%              544.0             0.4%
                   2001           11,394.4             0.2%              545.2             0.2%
                   2002           11,476.4             0.7%              548.2             0.6%

CURRENT            2003           11,560.8             0.7%              551.3             0.6%

                   2004           11,607.0             0.4%              551.6             0.0%
                   2005           11,655.0             0.4%              551.9             0.1%
                   2006           11,704.8             0.4%              552.2             0.1%
                   2007           11,757.0             0.4%              552.7             0.1%
PROJECTED          2008           11,811.7             0.5%              553.4             0.1%
                   2013           12,119.2             2.6%              558.0             0.8%
                   2018           12,471.0             2.9%              565.2             1.3%

AVERAGE ANNUAL               HISTORICAL
COMPOUND CHANGE             Past 5 years               0.44%                               0.39%
                            Past 15 years              0.46%                               0.50%

                              PROJECTED
                            Next 5 years               0.43%                               0.07%
                            Next 15 years              0.51%                               0.17%

Source: NPA Data Services, Inc.; compiled by IRR

     EMPLOYMENT

          Employment trends for both Summit County and the State of Ohio should follow a pattern similar to the population trends for these areas, although at higher rates of increase. From 1998 to 2003, Summit County employment grew at an average annual compound rate of 0.41% compared to 0.35% for the the State of Ohio. These figures indicate that Summit County surpassed the State of Ohio in employment growth over the last five years. Looking back fifteen years, Summit County employment grew at an average annual compound rate of 1.20%, compared to the State of Ohio growth rate of 1.19%.

          Over the next five and fifteen years Summit County employment growth should lag the State of Ohio growth rate. From 2003 to 2008, Summit County should grow by a 0.95% average annual growth rate, while the long term projection, 2003 to 2018, is for a 0.81% increase. For the same periods, employment in the State of Ohio is expected to grow at average annual compound rates of 1.27% and 1.10%, respectively. Employment gains are a strong indicator of economic health and generally correlate with real estate demand. Historically, Summit County has exceeded the State of Ohio's growth rate, suggesting that Summit County's relative position is stable.

[IRR LOGO]                                                                PAGE 7

HOLIDAY INN HUDSON                                             ECONOMIC ANALYSIS

     Employment trends for Summit County and the the State of Ohio are presented below.

                      NON-FARM EMPLOYMENT TRENDS COMPARISON

                               STATE OF OHIO                         SUMMIT COUNTY
------------------------------------------------------------------------------------------------
                                                        %                                   %
                   YEAR      EMPLOYMENT (000'S)       CHANGE       EMPLOYMENT (000'S)     CHANGE
                   -----------------------------------------------------------------------------
                   1988           5,610.6                                 272.2
                   1993           5,907.8              5.3%               292.1            7.3%
                   1998           6,586.3             11.5%               318.9            9.2%
HISTORICAL         1999           6,685.5              1.5%               325.5            2.1%
                   2000           6,787.1              1.5%               328.2            0.8%
                   2001           6,728.2             -0.9%               328.8            0.2%
                   2002           6,637.8             -1.3%               323.3           -1.7%

CURRENT            2003           6,704.0              1.0%               325.5            0.7%

                   2004           6,792.7              1.3%               328.7            1.0%
                   2005           6,892.9              1.5%               332.5            1.2%
                   2006           6,977.1              1.2%               335.5            0.9%
PROJECTED          2007           7,062.7              1.2%               338.6            0.9%
                   2008           7,140.3              1.1%               341.3            0.8%
                   2013           7,549.8              5.7%               355.8            4.2%
                   2018           7,894.8              4.6%               367.2            3.2%


AVERAGE ANNUAL               HISTORICAL
COMPOUND CHANGE             Past 5 years               0.35%                               0.41%
                            Past 15 years              1.19%                               1.20%

                             PROJECTED
                            Next 5 years               1.27%                               0.95%
                            Next 15 years              1.10%                               0.81%

     Source: NPA Data Services, Inc.; compiled by IRR

     To more completely understand the economy of Summit County and the State of Ohio and how it relates to future real estate demand, we analyze employment mix. The following chart depicts the current distribution of employment by industry.

[IRR LOGO]                                                                PAGE 8

HOLIDAY INN HUDSON                                             ECONOMIC ANALYSIS

                             EMPLOYMENT SECTORS 2003
                                  SUMMIT COUNTY

[BAR CHART]

SECTOR                 PERCENTAGE
Services                32.5%
Retail Trade            18.4%
Manufacturing           14.0%
Government              10.5%
FIRE                     7.3%
Wholesale Trade          5.7%
Construction             5.4%
TCPU                     4.9%
Mining & Other           1.3%

     The preceding chart and following tables show that in 2003, the largest employment sectors in Summit County were:

          -    Services (32.5%)

          -    Retail Trade (18.4%)

          -    Manufacturing (14.0%)

          -    Government (10.5%)

     By comparison, the State of Ohio's largest employment sectors were Services (30.9%), Retail Trade (18.0%), Manufacturing (15.2%), and Government (12.4%).

     Over the past fifteen years, the largest meaningful percentage gains in employment within Summit County occurred within the Mining & Other and Services sectors with annual average compound growth rates of 3.36% and 2.52% respectively. Over the past five years the most significant activity has occurred in the Mining & Other and FIRE sectors with annual average compound growth rates of 3.92% and 2.17%, respectively.

[IRR LOGO]                                                                PAGE 9

HOLIDAY INN HUDSON                                             ECONOMIC ANALYSIS

                           HISTORIC EMPLOYMENT TRENDS
                                  SUMMIT COUNTY

                                   %                                      %         CHANGE RATE
                                                                                 -----------------
                       1988     OF TOTAL    1993      1998     2003   OF TOTAL   (15 YR)    (5 YR)
--------------------------------------------------------------------------------------------------
Total Employment       272.2       100%     292.1     318.9   325.5      100%      1.2%       0.4%

Services                72.8      26.8%      87.1      98.0   105.9     32.5%      2.5%       1.6%
Retail Trade            51.8      19.0%      54.4      58.5    59.8     18.4%      1.0%       0.4%
Manufacturing           56.9      20.9%      53.4      52.9    45.5     14.0%     -1.5%      -3.0%
Government              30.9      11.4%      32.7      34.4    34.3     10.5%      0.7%       0.0%
FIRE                    17.0       6.2%      18.3      21.2    23.6      7.3%      2.2%       2.2%
Wholesale Trade         14.4       5.3%      14.8      18.2    18.5      5.7%      1.7%       0.4%
Construction            12.4       4.5%      13.5      16.2    17.7      5.4%      2.4%       1.8%
TCPU                    13.6       5.0%      14.9      16.2    16.1      4.9%      1.2%      -0.2%
Mining & Other           2.5       0.9%       3.0       3.4     4.2      1.3%      3.4%       3.9%

Ttl Non-Mfg.           215.4      79.1%     238.7     266.0   280.0     86.0%      1.8%       1.0%
Ttl Office-Related*    120.7      44.3%     138.1     153.6   163.8     50.3%      2.1%       1.3%

----------
*Includes FIRE, Services and Government           (Numbers in thousands (000's))

     In the following chart, we examine relative changes in the broad categories of Manufacturing, Office Related and Other Non-Manufacturing employment. For purposes of this analysis, we define office related employment as total employment in the FIRE, Services and Government sectors. While not all employment in these sectors is office related, office employment trends tend to mirror the trends in these three categories combined. As seen in these charts, office-related employment has captured an increasing share of total employment, indicating a shift toward a more service-based economy, which is consistent with the national trend.

                            EMPLOYMENT SECTOR TRENDS
                                  SUMMIT COUNTY

[LINE GRAPH]

YEAR                    Office Ralated    Other Non-Manufacturing   Manufacturing
----                    --------------    -----------------------   -------------
1988                         120.7                 215.4                56.9
1993                         138.1%                238.7                53.4
1998                         153.6                 266.0                52.9
2003                         163.8                 280.0                45.5
2008                         174.7                 298.3                43.0
2013                         184.7                 315.1                40.7
2018                         192.9                 328.9                38.3

     Historical trends for the State of Ohio are summarized in the following chart. The largest meaningful gains in employment over the past fifteen years occurred within the

[IRR LOGO]                                                           PAGE 10

HOLIDAY INN HUDSON                                             ECONOMIC ANALYSIS

     Services and Construction sectors with annual average compound growth rates of 2.2%. Over the past five years significant activity has occurred in the Mining & Other and Construction sectors with annual average compound growth rates of 1.9% and 1.5%.

                           HISTORIC EMPLOYMENT TRENDS
                                  STATE OF OHIO

                                                                                             CHANGE RATE
                                     %                                            %       ------------------
                        1988     OF TOTAL      1993       1998       2003     OF TOTAL     (15 YR)    (5 YR)
------------------------------------------------------------------------------------------------------------
Total Employment       5610.6      100%       5907.8     6586.3     6704.0       100%       1.2%       0.4%

Construction            266.4      4.7%        286.1      343.1      370.0       5.5%       2.2%       1.5%
FIRE                    388.2      6.9%        401.5      478.9      512.7       7.6%       1.9%       1.4%
Government              744.2     13.3%        789.0      803.2      828.0      12.4%       0.7%       0.6%
Manufacturing          1128.3     20.1%       1073.7     1121.2     1017.1      15.2%      -0.7%      -1.9%
Mining & Other           71.4      1.3%         73.3       77.8       85.6       1.3%       1.2%       1.9%
Retail Trade           1001.9     17.9%       1064.3     1186.1     1209.8      18.0%       1.3%       0.4%
Services               1487.9     26.5%       1685.3     1968.3     2070.2      30.9%       2.2%       1.0%
TCPU                    248.8      4.4%        254.9      289.2      297.1       4.4%       1.2%       0.5%
Wholesale Trade         273.7      4.9%        279.7      318.6     313.5        4.7%       0.9%      -0.3%

Ttl Non-Mfg            4482.3     79.9%       4834.0     5465.1     5686.9      84.8%       1.6%      -0.8%
Ttl Office-Related*      2620     46.7%       2875.8     3250.4     3410.9      50.9%       1.8%       1.0%

----------
*Includes FIRE, Services and Government           (Numbers in thousands (000's))

     Fifteen year projections for Summit County show Mining & Other related employment leading all other sectors with Construction second. The forecast for the State of Ohio has Mining & Other related employment leading all other sectors with Wholesale Trade second. Future projections are summarized in the following tables.

                           PROJECTED EMPLOYMENT TRENDS
                                  SUMMIT COUNTY

                                                                                             CHANGE RATE
                                     %                                            %        -----------------
                         2003    OF TOTAL      2008       2013       2018     OF TOTAL     (15 YR)    (5 YR)
------------------------------------------------------------------------------------------------------------
Total Employment        325.5      100%       341.3       355.8      367.2       100%        0.8%       1.0%

Construction             17.7      5.4%        19.3        21.0       22.5       6.1%        1.6%       1.8%
FIRE                     23.6      7.3%        24.9        26.0       26.8       7.3%        0.8%       1.1%
Government               34.3     10.5%        36.3        38.0       39.4      10.7%        0.9%       1.1%
Manufacturing            45.5     14.0%        43.0        40.7       38.3      10.4%       -1.1%      -1.1%
Mining & Other            4.2      1.3%         5.0         5.8        6.5       1.8%        3.0%       3.7%
Retail Trade             59.8     18.4%        62.6        65.2       67.1      18.3%        0.8%       0.9%
Services                105.9     32.5%       113.6       120.8      126.8      34.5%        1.2%       1.4%
TCPU                     16.1      4.9%        16.4        16.5       16.6       4.5%        0.2%       0.3%
Wholesale Trade          18.5      5.7%        20.3        21.9       23.3       6.3%        1.5%       1.9%

Ttl Non-Mfg.            280.0     86.0%       298.3       315.1      328.9      89.6%        1.1%       1.3%
Ttl Office-Related*     163.8     50.3%       174.7       184.7      192.9      52.5%        1.1%       1.3%

----------
*Includes FIRE, Services and Government           (Numbers in thousands (000's))

[IRR LOGO]                                                               PAGE 11

HOLIDAY INN HUDSON                                             ECONOMIC ANALYSIS

                           PROJECTED EMPLOYMENT TRENDS
                                  STATE OF OHIO

                                                                                              CHANGE RATE
                                    %                                            %         -----------------
                         2003    OF TOTAL      2008       2013       2018     OF TOTAL     (15 YR)    (5 YR)
------------------------------------------------------------------------------------------------------------
Total Employment        6704.0     100%       7140.3     7549.8     7894.8       100%        1.1%      1.3%

Construction             370.0     5.5%        403.4      439.2      471.6       6.0%        1.6%      1.7%
FIRE                     512.7     7.6%        544.7      574.0      597.6       7.6%        1.0%      1.2%
Government               828.0    12.4%        884.9      937.2      980.8      12.4%        1.1%      1.3%
Manufacturing           1017.1    15.2%       1014.8     1001.3      975.0      12.3%       -0.3%      0.0%
Mining & Other            85.6     1.3%         96.6      107.9      118.6       1.5%        2.2%      2.5%
Retail Trade            1209.8    18.0%       1297.5     1380.5     1451.9      18.4%        1.2%      1.4%
Services                2070.2    30.9%       2242.7     2410.6     2561.4      32.4%        1.4%      1.6%
TCPU                     297.1     4.4%        310.9      323.6      333.8       4.2%        0.8%      0.9%
Wholesale Trade          313.5     4.7%        344.9      375.8      404.2       5.1%        1.7%      1.9%

Ttl Non-Mfg.            5686.9    84.8%       6125.5     6548.6     6919.8      87.7%        1.3%      1.5%
Ttl Office-Related*     3410.9    50.9%       3672.3     3921.8     4139.8      52.4%        1.3%      1.5%

----------
*Includes FIRE, Services and Government           (Numbers in thousands (000's))

     Summit County accounted for approximately 4.85% of the State of Ohio's employment in 1988. In 2003, the ratio is 4.87% and it is projected at 4.65% through 2018. This is an indication that Summit County is growing at a rate similar to the State of Ohio.

     Summit County's economy is not dependent on a particular sector. The employment base is varied, as are the major employers. Therefore, Summit County should be less susceptible to cyclical fluctuations that have occurred in other areas dominated by a single industry. The area's major employers are listed below.

                                 MAJOR EMPLOYERS

EMPLOYER
--------
Akron City Bd of Ed                                   Government
Akron General Health System                           Service
Allstate Insurance Co.                                Insurance
Children's Hospital Medical Center                    Service
City of Akron                                         Government
DaimlerChrysler Corp                                  Manufacturing
FirstEnergy Corp                                      Utility
Goodyear Tire & Rubber Co                             Manufacturing
McDermott Int'l/Babcock & Wilcox                      Manufacturing
Newell Rubbermaid/Little Tikes Co                     Manufacturing
Roadway Inc.                                          Transportation
Signet Group Plc/Sterling Inc                         Trade
Summa Health System                                   Service
Summit County Government                              Government
University of Akron                                   Government

----------
Source: Ohio Department of Development

[IRR LOGO]                                                               PAGE 12

HOLIDAY INN HUDSON                                             ECONOMIC ANALYSIS

     INCOME

          Personal income is a significant factor in determining the real estate demand in a given market. From 1998 to 2003, Summit County's income grew at an average annual compound rate of 1.60%, compared to the State of Ohio average annual compound growth rate of 1.88%. The two market areas displayed a similar pattern in per capita income growth over the last fifteen years. Summit County's average annual compound growth rate was 1.84% as compared to 1.73% for the State of Ohio. Projections for the next five and fifteen year periods reflect growth rates for Summit County that are slightly lower than the anticipated gains for the State of Ohio. For the two time frames, 2003 to 2008 and 2003 to 2018, Summit County is anticipated to experience 2.20% and 1.78% average annual growth rates, respectively, compared to the projected growth rates of the State of Ohio of 2.28% and 1.86%.

          An examination of income per household reveals that, historically, Summit County has experienced a growth rate similar to the State of Ohio. Future projections predict similar growth for Summit County compared to the State of Ohio. In absolute dollars, Summit County's personal income historically has been above that of the State of Ohio, both on per capita and per household bases.

                          INCOME PER CAPITA COMPARISON

                                 STATE OF OHIO                 SUMMIT COUNTY
------------------------------------------------------------------------------------
                                                      %                         %
                        YEAR     INCOME/CAPITA      CHANGE     INCOME/CAPITA  CHANGE
                       -------------------------------------------------------------
                        1988        $21,340                       $22,282
                        1993        $22,325          4.6%         $23,430       5.2%
                        1998        $25,161         12.7%         $27,065      15.5%
HISTORICAL              1999        $25,561          1.6%         $27,373       1.1%
                        2000        $26,366          3.1%         $27,656       1.0%
                        2001        $26,658          1.1%         $28,394       2.7%
                        2002        $26,805          0.5%         $28,509       0.4%

CURRENT                 2003        $27,616          3.0%         $29,306       2.8%

                        2004        $28,362          2.7%         $30,071       2.6%
                        2005        $29,107          2.6%         $30,832       2.5%
                        2006        $29,745          2.2%         $31,483       2.1%
PROJECTED               2007        $30,363          2.1%         $32,111       2.0%
                        2008        $30,918          1.8%         $32,672       1.7%
                        2013        $33,787          9.3%         $35,575       8.9%
                        2018        $36,400          7.7%         $38,210       7.4%

AVERAGE ANNUAL            HISTORICAL
COMPOUND CHANGE             Past 5 years            1.88%                      1.60%
                            Past 15 years           1.73%                      1.84%
                          PROJECTED
                            Next 5 years            2.28%                      2.20%
                            Next 15 years           1.86%                      1.78%

Source: NPA Data Services, Inc.; compiled by IRR

[IRR LOGO]                                                               PAGE 13

HOLIDAY INN HUDSON                                             ECONOMIC ANALYSIS

                         INCOME PER HOUSEHOLD COMPARISON

                                  STATE OF OHIO                       SUMMIT COUNTY
--------------------------------------------------------------------------------------------------
                                                           %                                  %
                         YEAR    INCOME/HOUSEHOLD        CHANGE      INCOME/HOUSEHOLD       CHANGE
                       ---------------------------------------------------------------------------
                         1988         $56,955                            $57,848
                         1993         $58,389              2.5%          $59,652             3.1%
                         1998         $64,676             10.8%          $67,843            13.7%
HISTORICAL               1999         $65,439              1.2%          $68,386             0.8%
                         2000         $67,249              2.8%          $68,920             0.8%
                         2001         $67,803              0.8%          $70,462             2.2%
                         2002         $68,025              0.3%          $70,605             0.2%

CURRENT                  2003         $69,929              2.8%          $72,377             2.5%

                         2004         $71,656              2.5%          $74,083             2.4%
                         2005         $73,373              2.4%          $75,772             2.3%
                         2006         $74,814              2.0%          $77,182             1.9%
                         2007         $76,195              1.8%          $78,531             1.7%
PROJECTED                2008         $77,410              1.6%          $79,707             1.5%
                         2013         $83,497              7.9%          $85,605             7.4%
                         2018         $88,211              5.6%          $90,118             5.3%

AVERAGE ANNUAL                     HISTORICAL
COMPOUND GROWTH                      Past 5 years         1.57%                              1.30%
                                     Past 15 years        1.38%                              1.50%
                                   PROJECTED
                                     Next 5 years         2.05%                              1.95%
                                     Next 15 years        1.56%                              1.47%

Source: NPA Data Services, Inc.; compiled by IRR

     CONCLUSION

          Overall, the economic outlook for Summit County is positive. Total population is projected to increase slightly. More importantly, the area is projected to experience increasing employment growth. Based on this analysis, it is anticipated that Summit County will continue to grow and prosper. The expected growth should provide an economic base that supports demand for real estate in the subject neighborhood and for the subject property. These conditions should stimulate increases in general property values within the foreseeable future.

[IRR LOGO]                                                               PAGE 14

HOLIDAY INN HUDSON                                             ECONOMIC ANALYSIS

[MAP]

[MAP]

[IRR LOGO]                                                               PAGE 15

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

MARKET AREA ANALYSIS

     BOUNDARIES

          The subject is in the suburban part of the city of Hudson. For purposes of this report, the neighborhood boundaries are best described as a 1, 3 and 5 mile ring surrounding the subject.

          A map highlighting these boundaries and identifying the location of the property follows this section. The neighborhood is primarily influenced by the Ohio Turnpike and IR 80.

     ACCESS

          Primary access to the neighborhood is from SR 8. Secondary access is from old Route 8 and other local roadways. Other major access routes within five miles include I-271, I-480 and 82, as well as I-303. The subject is between Akron and Cleveland, and proximate to the communities of Macedonia, Streetsboro, Cuyahoga Falls and Richfield, Ohio.

          Major redevelopment of the I-80 access ramps could result in a large impact on the subject beyond the 2011 planned construction. A copy of the proposed changes is shown following this section. Road access is average.

     EMPLOYMENT

          Primary employment centers in the neighborhood consist of various major employers previously cited.

     PUBLIC SERVICES

          Schools, fire and police protection are all considered average for the neighborhood.

     LAND USE

          Neighborhood land uses include a mix of commercial, business and residential. Other land use characteristics are summarized in the following outline format.

[IRR LOGO]                                                               PAGE 16

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

PREDOMINANT AGE OF IMPROVEMENTS                                                     30 years
PREDOMINANT QUALITY AND CONDITION                                                   Average
APPROXIMATE PERCENT DEVELOPED                                                       30%
LIFE CYCLE STAGE                                                                    Stability
INFRASTRUCTURE/PLANNING                                                             Average
PREDOMINANT LOCATION OF UNDEVELOPED LAND                                            North
PREVAILING DIRECTION OF GROWTH                                                      North

SUBJECT'S IMMEDIATE SURROUNDING LAND USE

NORTH        Boston Hills Country Club
SOUTH        I-80 & Boston Heights
EAST         Old vacant hotel
WEST         Boston Hills Country Club

DEMOGRAPHIC FACTORS

         In order to assess the dynamics of the immediate environment, we have prepared a ring study using Claritas demographic site reports. Projections for the near term future are also offered. The 1 mile ring conclusions are presented following this section.

         TRENDS

          During the last ten years, the subject's neighborhood has shown population and household growth in the 1, 3 and 5 mile rings.

         DEVELOPMENT ACTIVITY

          During the last five years, the subject's neighborhood has had little new development, limited to a Comfort Inn to the north.

          Projected development, or development in progress includes potential rerouting of access to the turnpike.

         DEMAND GENERATORS

         The following generates lodging demand in the area and neighborhood:

-  Kent State University                   -  Ditec

-  First Energy                            -  Cuyahoga Valley National Park

-  SBC                                     -  Chrysler

-  Matco Tools                             -  Hale Farm and Village

-  Alltel                                  -  Six Flags

-  Bank One                                -  Kings Medical

-  Akron University                        -  All State

[IRR LOGO]                                                               PAGE 17

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

     OUTLOOK AND CONCLUSIONS

          The neighborhood is in the stability stage of its life cycle. Recent development activity has been minimal. Expected trends are positive. Given the history of the neighborhood and the growth trends, it is our opinion that the values in the subject neighborhood are expected to remain stable to increase in the near future.

[MARKET AREA MAP]

[IRR LOGO]                                                               PAGE 18

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

[ONE, THREE, AND FIVE MILE RADIUS MAP]

[IRR LOGO]                                                               PAGE 19

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                       POP-FACTS: DEMOGRAPHIC QUICK FACTS

                                                        1 Ml                  3 Ml                   5 Ml
                 DESCRIPTION                           RADIUS      PCT.      RADIUS      PCT.       RADIUS      PCT.
POPULATION
  2008 Projection                                         4,467                24,824                 57,712
  2003 Estimate                                           4,118                23,382                 53,683
  2000 Census                                             3,896                22,484                 51,162
  1990 Census                                             2,715                17,182                 40,243
  Growth 1990 - 2000                                      43.50%                30.86%                 27.13%

HOUSEHOLDS
  2008 Projection                                         1,644                 8,260                 21,491
  2003 Estimate                                           1,519                 7,748                 19,603
  2000 Census                                             1,439                 7,431                 18,463
  1990 Census                                               976                 5,558                 13,742
  Growth 1990 - 2000                                      47.44%                33.70%                 34.35%

2003 EST. POPULATION BY SINGLE CLASSIFICATION RACE        4,118                23,382                 53,683
  White Alone                                             3,934    95.53%      21,868    93.52%       49,168    91.59%
  Black or African American Alone                            55     1.34%         589     2.52%        2,441     4.55%
  American Indian and Alaska Native Alone                     7     0.17%          26     0.11%           60     0.11%
  Asian Alone                                                79     1.92%         665     2.84%        1,348     2.51%
  Native Hawaiian and Other Pacific Islander Alone                  0.00%           1     0.00%            2     0.00%
  Some Other Race Alone                                      14     0.34%          47     0.20%          126     0.23%
  Two or More Races                                          29     0.70%         186     0.80%          539     1.00%

2003 EST. POPULATION HISPANIC OR LATINO                   4,118                23,382                 53,683
  Hispanic or Latino                                         29     0.70%         199     0.85%          486     0.91%
  Not Hispanic or Latino                                  4,089    99.30%      23,183    99.15%       53,196    99.09%

2003 TENURE OF OCCUPIED HOUSING UNITS*                    1,519                 7,748                 19,603
  Owner Occupied                                          1,202    79.13%       6,966    89.91%       15,567    79.41%
  Renter Occupied                                           318    20.93%         782    10.09%        4,035    20.58%

2003 AVERAGE HOUSEHOLD SIZE                                2.64                  2.98                   2.71

2003 EST. HOUSEHOLDS BY HOUSEHOLD INCOME                  1,519                 7,748                 19,603
  Income Less than $15,000                                   40     2.63%         221     2.85%          879     4.48%
  Income $15,000 - $24,999                                   56     3.69%         220     2.84%        1,002     5.11%
  Income $25,000 - $34,999                                   81     5.33%         261     3.37%        1,113     5.68%
  Income $35,000 - $49,999                                  159    10.47%         554     7.15%        2,298    11.72%
  Income $50,000 - $74,999                                  224    14.75%       1,014    13.09%        3,836    19.57%
  Income $75,000 - $99,999                                  170    11.19%       1,078    13.91%        3,227    16.46%
  Income $100,000 - $149,999                                320    21.07%       1,820    23.49%        3,749    19.12%
  Income $150,000 - $249,999                                266    17.51%       1,546    19.95%        2,253    11.49%
  Income $250,000 - $499,999                                134     8.82%         653     8.43%          814     4.15%
  Income $500,000 and over                                   69     4.54%         381     4.92%          431     2.20%

2003 EST. AVERAGE HOUSEHOLD INCOME                    $ 141,620             $ 148,793              $ 106,701
2003 EST. MEDIAN HOUSEHOLD INCOME                     $ 104,673             $ 114,456              $  80,216
2003 EST. PER CAPITA INCOME                           $  52,370             $  49,273              $  38,968

*In contrast to Claritas Demographic Estimates, "smoothed" data items are Census 2000 tables made consistent with current year estimated and 5 year projected base counts.

(C)2003 CLARITAS INC. All rights reserved.

[IRR LOGO]                                                               PAGE 20

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

LODGING MARKET ANALYSIS

     The strength of any market depends on supply and demand. The following analysis addresses national, regional and local investment trends. However, the primary concern is to discover the conditions affecting the subject's specific market area competitive set. Supply and demand in this submarket directly affects the subject's value. We have presented national, regional and state trends. This data frames the local market and competitive set performance and displays influential trends occurring in the lodging industry. Statistics compiled by Smith Travel Research for the US Lodging Industry are presented below.

          NATIONAL TRENDS

                              U.S. LODGING INDUSTRY

     KEY STATISTICS

       SUPPLY    DEMAND                                  %                  %       GOP     FIXED CHARGES
        % CHG     % CHG   OCCUPANCY   % CHG     ADR     CHG      REVPAR    CHG    (RTS) *       (RTS)
       ------    ------   ---------   -----   -------   ----    --------   ----   -------   -------------
1992     0.8       2.1      62.6       1.3    $ 59.17    1.5    $  37.06    2.8     29.5         25.6
1993     0.4       1.9      63.6       1.6    $ 60.79    2.7    $  38.64    4.2     30.5         22.8
1994     1.2       3.1      64.7       1.7    $ 63.19    3.9    $  40.91    5.9     36.2         24.0
1995     1.5       2.1      65.1       0.6    $ 66.22    4.8    $  43.10    5.4     37.0         20.1
1996     2.4      2.32      64.9      -0.3    $ 70.53    6.5    $  45.81    6.3     38.2         17.6
1997     3.6       2.8      64.4      -0.8    $ 74.71    5.9    $  48.13    5.1     40.3         15.8
1998     4.2       3.1      63.8      -0.9    $ 78.17    4.6    $  49.86    3.6     40.2         13.5
1999     4.1       3.0      63.2      -1.1    $ 81.29    4.0    $  51.33    2.9     39.2         13.9
2000     3.1       3.7      63.5       0.6    $ 85.24    4.9    $  54.15    5.5     40.9         13.5
2001     2.4      -3.4      59.8      -5.7    $ 84.45   -1.3    $  50.49   -6.9     37.0         17.7
2002     1.8        .8      59.2      -1.0    $ 83.15   -1.5    $  49.24   -2.5     N/A          N/A

* GROSS OPERATING PROFIT RATIO TO SALES

SOURCE: (C) 2002 Smith Travel Research

     Positive factors between 1996 and 1999 formed an environment in which significant new hotel supply was developed, and in many cases is completing its way through the pipeline. The forces impacting the expansion cycle of lodging assets which dominated the market between 1996 and 1999 included:

          -    Improved hotel performance

          -    Financing availability at low interest rates

          -    Demand from real estate investment trusts

          -    Growing economic trends

          -    Expansion of major franchise affiliations

     During this time feasibility of many new projects had been indicated for the first time in many years. This meant that product could be designed, built and stabilized at a cost less than its value. Participants and Analysts became concerned in 2000 that an oversupply of new product was being added. As a result, financing became more restrictive and the pipeline began to slow.

[IRR LOGO]                                                              PAGE 21

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

     The room demand for hotels is measured by room nights sold (RNS). Demand grew in excess of supply between 1992 and 1995. Supply (Room Nights Available) increased faster than demand between 1996 and 2001 (except for a slight increase in 2000), resulting in occupancy decreases. Rate growth continued through 2000, likely fueled by the healthy economy and new product, which generally can be sold for a higher room rate. Room rates declined in 2001 for the first time in the 10 year trend presented.

     The hotel real estate investment trusts showed poor performance subsequent to the late 1998 capital market disruption. This weakened the REIT purchase capabilities. Many in fact sold non-core assets to reposition themselves. Commercial mortgage backed securities experienced increased rate spreads and some lenders were unable or unwilling to honor rate commitments. These factors along with perceived overbuilding resulted in a more conservative posture among buyers, sellers, lenders and analysts. The recession and events of September 11 exacerbated these trends. Recovery of the lodging market has been delayed by:

          -    Prolonged economic downturn

          -    Uncertainty with regard to the war on terror

          -    Continued terrorism fears

          -    Financial market instability

          -    Public mistrust of business leaders

          -    Prolonged travel reductions

     These factors have resulted in a fundamental shift in the lodging market.

     The combination of the above factors has dampened the lodging industry's health. In Legg Mason's 1st Quarter 2003 Market Cycle Monitor, the hotel sector was judged to be at the beginning of Phase I (Recovery). Legg Mason states "hotel recovery slowed as business and leisure travel slowed; many hotels are still not at break even occupancy". In each region, where occupancies decreased supply increased faster than demand, room revenue continued to show healthy growth.

[IRR LOGO]                                                               PAGE 22

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

[PICTURE]

     SOURCE: Legg Mason Equity Research Real Estate Market Cycle Monitor

     The future of the lodging industry is understandably the topic of much study. PricewaterhouseCoopers has forecast the following lodging performance.

TABLE 1: PRICEWATERHOUSECOOPERS
U.S. LODGING FORECAST, JUNE 2003                                  ANNUAL FIGURES
----------------------------------------     ---------------------------------------------------------
                                               2000     2001      2002      2003      2004      2005
                                             -------   -------   -------   -------   -------   -------
OCCUPANCY (PERCENT)                             63.4      59.7      59.2      59.1      60.7      61.6
PERCENTAGE CHANGE FROM PRIOR YEAR                0.6      -5.7      -0.9      -0.1       2.7       1.4
PCT. POINT DIFFERENCE FROM PRIOR YEAR            0.4      -3.6      -0.5       0.0       1.6       0.9
AVERAGE DAILY RATE ($)                       $ 85.79   $ 85.00   $ 83.71   $ 83.46   $ 84.94   $ 87.30
PERCENTAGE CHANGE FROM PRIOR YEAR                5.5      -0.9      -1.5      -0.3       1.8       2.8
ANNUAL REVPAR ($, SEAS. ADJ.)                $19,840   $18,533   $18,079   $18,010   $18,822   $19,619
PERCENTAGE CHANGE FROM PRIOR YEAR                6.2      -6.6     -.2.4      -0.4       4.5       4.2
INFLATION AS MEASURED BY CPI                     3.4       2.8       1.6       2.6       1.7       2.4
REAL GDP, PERCENT CHANGE FROM PRIOR YEAR         3.8       0.3       2.4       2.4       3.8       3.6
AVERAGE DAILY ROOMS SOLD (000S)                2,644     2,551     2,570     2,603     2,705     2,781
PERCENTAGE CHANGE FROM PRIOR YEAR                3.4      -3.5       0.8       1.3       3.9       2.8

     Sources: PricewaterhouseCoopers LLP (2003 to 2005)

[IRR LOGO]                                                               PAGE 23

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

     Recovery by 2004 is generally expected by lodging analysts. Of course, this may vary by segment and location.

     The next step in drilling down to the subject market is to study regional and state trends.

          REGIONAL & STATE TRENDS

          Regional trends show a generally comparable decline in occupancy as the national statistics. The following data reported by Smith Travel by region depicts this.

                      OPERATING PERFORMANCE - DECEMBER 2002
                 YEAR TO DATE - DECEMBER 2002 VS. DECEMBER 2001

                                                                                                    ROOM     ROOM     ROOM
                         OCCUPANCY %                  ADR ($)                  REVPAR ($)           REV     AVAIL     SOLD
                    ----------------------   ------------------------   ------------------------   ------------------------
     SEGMENT        2002    2001    % CHG     2002     2001    % CHG     2002     2001    % CHG    % CHG    % CHG    % CHG
-----------------   ----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
UNITED STATES       59.2     59.8     -1.0    83.15    84.45     -1.5    49.24    50.49     -2.5     -0.7      1.8      0.8
REGION
  NEW ENGLAND       60.0     61.2     -2.0    98.69   101.55     -2.8    59.20    62.19     -4.8     -2.3      2.7      0.6
  MIDDLE ATLANTIC   63.4     63.7     -0.5   109.44   111.55     -1.9    69.44    71.02     -2.2     -0.4      1.9      1.5
  SOUTH ATLANTIC    59.1     59.4     -0.5    81.05    81.63     -0.7    47.86    48.50     -1.3      0.4      1.8      1.2
  E N CENTRAL       54.8     55.3     -0.9    75.04    75.94     -1.2    41.10    41.97     -2.1     -0.2      2.0      1.0
  E S CENTRAL       55.9     54.9      1.8    61.19    60.24      1.6    34.21    33.07      3.4      4.6      1.1      3.0
  W N CENTRAL       56.0     56.4     -0.7    65.22    64.78      0.7    36.56    36.54      0.1      1.6      1.5      0.9
  W S CENTRAL       57.4     58.7     -2.2    71.07    71.08     -0.1    40.72    41.74     -2.4     -0.1      2.4      0.0
  MOUNTAIN          61.2     61.8     -1.0    82.51    83.78     -1.5    50.47    51.80     -2.6     -1.7      0.9     -0.2
  PACIFIC           62.9     64.0     -1.7    96.15   100.09     -3.9    60.53    64.03     -5.5     -3.6      2.0      0.3

PRICE
  LUXURY            65.8     65.6      0.3   137.85   143.32     -3.8    90.73    94.06     -3.5     -1.5      2.1      2.4
  UPSCALE           61.7     61.7      0.0    91.05    93.18     -2.3    56.22    57.50     -2.2      0.3      2.6      2.6
  MIDPRICE          57.2     58.1     -1.5    68.40    69.58     -1.7    39.13    40.44     -3.2     -0.9      2.4      0.8
  ECONOMY           54.8     56.1     -2.3    54.11    54.26     -0.3    29.68    30.44     -2.5     -1.5      1.0     -1.2
  BUDGET            56.1     58.0     -3.3    42.27    41.22      2.5    23.69    23.90     -0.9     -1.5     -0.6     -4.0

     Source: Smith Travel Research, December 2002 Lodging Outlook

                      YEAR TO DATE - MAY 2003 VS. MAY 2002

                     OCCUPANCY %        ADR ($)         REVPAR ($)      PERCENT CHG FROM YTD 2002
                    -------------   ---------------   ---------------   -------------------------
                                                                         ROOM     ROOM     ROOM
    SEGMENT         2003    2002     2003     2002     2003     2002      REV    AVAIL     SOLD
-----------------   ----   ------   ------   ------   ------   ------   -------  ------   -------
UNITED STATES       56.7     57.8    83.92    84.63    47.59    48.88      -1.2      1.5     -0.3

  NEW ENGLAND       52.0     54.1    91.76    94.01    47.70    50.83      -3.7      2.6     -1.3
  MIDDLE ATLANTIC   56.9     59.0   102.88   106.81    58.56    63.03      -5.3      1.9     -1.7
  SOUTH ATLANTIC    59.6     60.6    85.53    85.44    51.01    51.81      -0.3      1.3     -0.4
  E N CENTRAL       49.9     50.5    72.76    72.75    36.30    36.71       0.5      1.7      0.5
  E S CENTRAL       55.1     53.7    60.94    59.70    33.58    32.09       5.6      0.9      3.4
  W N CENTRAL       49.3     50.9    63.66    63.52    31.41    32.31      -1.4      1.4     -1.7
  W S CENTRAL       56.5     58.6    71.60    73.08    40.44    42.82      -3.9      1.7     -2.0
  MOUNTAIN          60.1     61.0    89.81    90.69    54.01    55.29      -1.2      1.2     -0.2
  PACIFIC           60.1     60.9    96.30    96.76    57.84    58.92      -0.1      1.7      0.3

PRICE
  LUXURY            65.1     66.1   144.55   147.48    94.15    97.52      -1.0      2.5      1.0
  UPSCALE           59.0     60.1    90.83    92.24    53.55    55.43      -0.8      2.7      0.7
  MIDPRICE          54.3     55.5    67.47    68.14    36.66    37.84      -1.8      1.3     -0.8
  ECONOMY           51.2     52.5    51.97    52.03    26.62    27.33      -2.4      0.2     -2.2
  BUDGET            53.5     54.6    40.48    40.24    21.66    21.98      -1.5     -0.1     -2.1

[IRR LOGO]                                                              PAGE 24

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

     State performance is shown below.

                              OHIO HOTEL & LODGING
                    DECEMBER 2002 COMPARED WITH DECEMBER 2001
                        OPERATING PERFORMANCE - DECEMBER

                             OCCUPANCY %          AVERAGE ROOM RATE             REVPAR          REVENUE   SUPPLY   DEMAND
                        ---------------------   ---------------------   ---------------------   -------------------------
       SEGMENT          2002    2001    % CHG   2002    2001    % CHG   2002    2001    % CHG    % CHG    % CHG    % CHG
---------------------   -----   -----   -----   -----   -----   -----   -----   -----   -----   -------   ------   ------
United States            59.2    59.8      -1   83.15   84.45    -1.5   49.24   50.49    -2.5      -0.7      1.8      0.8
Ohio                     53.2    53.3    -0.2   67.07   67.56    -0.7   35.71   35.99    -0.8       1.2      1.9      1.9
Cincinnati, Oh-Ky-In     51.7    50.1     3.2   68.43   69.77    -1.9   35.39   34.96     1.2       0.2       -1      2.2
Cleveland, Oh              55    57.4    -4.2    75.3   77.51    -2.9   41.41   44.47    -6.9      -3.9      3.2     -1.1
Columbus, Oh             56.9    58.6    -2.9   71.07    70.8     0.4   40.44   41.46    -2.5       2.9      5.5      2.5
Akron, Oh                54.4    52.9     2.8   64.91   66.69    -2.7   35.28   35.31    -0.1       0.3      0.4      3.1
Sandusky, Oh             40.9    38.2     7.1   76.32   75.64     0.9   31.25   28.92     8.1       9.6      1.4      8.6
Toledo, Oh               54.1    53.7     0.7   60.66   60.37     0.5    32.8   32.43     1.1       2.5      1.3        2
Youngstown-Warren, Oh    46.1    47.9    -3.8   58.45   59.11    -1.1   26.96   28.32    -4.8      -6.5     -1.8     -5.5
Ohio North Area          51.7    49.6     4.2   60.39      60     0.7   31.23   29.77     4.9         7      1.9      6.3
I-75 Corridor North        47    48.4    -2.9   55.44   55.21     0.4   26.04   26.73    -2.6      -3.4     -0.9     -3.8
Dayton Oh                  55    56.8    -3.2   61.84   60.55     2.1      34   34.37    -1.1       0.4      1.5     -1.7
Springfield Oh           49.2    49.2       0   60.04   60.73    -1.1   29.54   29.89    -1.2         3      4.2      4.2

     SOURCE: Smith Travel Research

                              SMITH TRAVEL RESEARCH
                      OHIO HOTEL & LODGING COMP CITIES CVB
                       APRIL 2003 COMPARED WITH APRIL 2002

                  OPERATING PERFORMANCE - APRIL - YEAR TO DATE

                            OCCUPANCY          AVERAGE ROOM RATE            REVPAR           REVENU    SUPPLY   DEMAND
                       -------------------   ---------------------   ---------------------   -------------------------
      SEGMENT          2003   2002   % CHG   2003    2002    % CHG   2003    2002    % CHG    % CHG     % CHG   % CHG
--------------------   ----   ----   -----   -----   -----   -----   -----   -----   -----   ------    ------   ------
United States          55.7   56.9    -2.1   84.31   85.07    -0.9   46.97   48.38    -2.9     -1.4       1.6     -0.5
Ohio                   46.9   47.6    -1.5   65.15   64.79     0.6   30.54   30.85    -1.0      0.8       1.8      0.2

Cincinnati, Oh-Ky-In   48.1   47.4     1.5   66.79   66.18     0.9   32.12   31.34     2.5      1.2      -1.3      0.2
Cleveland, Oh          48.1   48.4    -0.6   71.00   73.52    -3.4   34.13   35.61    -4.2     -3.7       0.5     -0.3
Columbus, Oh           52.1   54.1    -3.7   71.32   69.98     1.9   37.14   37.85    -1.9      2.2       4.1      0.2
Akron, Oh              46.9   46.6     0.6   63.54   63.05     0.8   29.77   29.35     1.4      3.7       2.2      2.9
Sandusky, Oh           23.8   24.1    -1.2   52.79   53.24    -0.8   12.57   12.80    -1.8     -1.8       0.0     -1.0
Toledo, Oh             46.2   51.2    -9.8   60.46   60.49     0.0   27.91   31.00   -10.0     -8.1       2.0     -8.1
Youngstown-
Warren, Oh             41.0   38.8     5.7   57.86   55.93     3.5   23.75   21.68     9.5      9.5       0.0      5.9
Ohio North Area        43.2   43.5    -0.7   57.11   56.07     1.9   24.69   24.37     1.3      4.3       2.9      2.4
I-75 Corridor North    41.0   42.1    -2.6   55.44   54.82     1.1   22.76   23.05    -1.3     -1.3       0.0     -2.4
Dayton Oh              50.9   50.6     0.6   62.93   61.57     2.2   32.02   31.16     2.8      6.2       3.3      3.9
Springfield Oh         45.9   46.4    -1.1   58.21   58.87    -1.1   26.72   27.34    -2.3     -1.9       0.4     -0.8

     SOURCE: Smith Travel Research

     LOCAL TRENDS

          It is hoped by market participants that slowing room starts and demand recovery will enhance the occupancy rates for hotels beginning in mid to late 2003. New supply within the subject's market area is assessed by studying the Smith Travel Response Report for the market tract within which the subject is located. New supply in the

[IRR LOGO]                                                               PAGE 25

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

          subject tract has included hotels built between 1998 and 2003. These are summarized as follows.

                             NEW SUPPLY 1998 - 2003

             PROJECT                     ROOMS   OPEN
--------------------------------------   -----   ----
COUNTRY INN AND SUITES, MACEDONIA           54   2000
HILTON GARDEN, TWINSBURG                   142   1999
COUNTRY INN AND SUITES, CUYAHOGA FALLS      79   1998
HAMPTON INN, KENT                           80   1998
MICROTEL INN AND SUITES, STREETSBORO       100   1998
BEST WESTERN, STREETSBORO                   66   1999
HOLIDAY INN EXPRESS, STREETSBORO            72   1999
TOWNEPLACE SUITES, STREETSBORO              72   2001
HAMPTON INN SUITES, STREETSBORO             90   1999
FAIRFIELD INN, STREETSBORO                  83   1998
WINGATE INN, STREETSBORO                    84   2000
HAMPTON INN, RICHFIELD                      64   2003
ECONOLODGE, AKRON SOUTH                     39   2000
HAMPTON INN, AKRON SOUTH                    66   2002
FAIRFIELD INN, AKRON SOUTH                  85   2002
BEST WESTERN INN SUITES, AKRON              52   1998
                                         -----
TOTAL                                    1,228
                                         -----

          The previous chart shows a total of 16 hotels, or 1,228 rooms. The Census among the Akron tract was 5,138 in 1997. This grew to 6,366 rooms by 2003, indicating a 23.9% growth in supply in 5 years. Significant supply additions have resulted in declining occupancies. Declines have been exacerbated by the current economic conditions and the events of September 11.

          A 100 room Courtyard by Marriott off Route 8 has been rumored for some time.

     DEMAND ASSESSMENT

          Demand for hotel rooms can be categorized as:

          1) "demonstrated demand", or that demand which can be quantified by examining occupancy levels at existing hotels;

          2) "induced" demand, defined as that demand which does not currently seek accommodations in the market area but could be persuaded to do so through proper sales efforts, new demand generators or the availability of additional rooms supply or

          3) "unsatisfied demand" is existing demand that cannot be satisfied within the immediate area due to full occupancy. Each source of demand is discussed as follows.

[IRR LOGO]                                                               PAGE 26

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

     DEMONSTRATED DEMAND

     Demand for hotels in any given area is measured by occupancy percentages, average daily rates and revenue per available room. Although these statistics vary between properties due to age, condition, location, franchise affiliation, marketing efforts and seasonality of the market area, a review of area occupancy levels and ADR's is useful in preparing an estimate of future market performance.

     In the case of the subject market, it is located in Summit County and is largely impacted by I-80 Ohio Turnpike traffic and feeder markets including Pittsburgh, Detroit, Columbus and Buffalo.

     We have identified several area hotels as primary competitors, and quantified their historical performance. Existing hotel demand growth was studied along with other demand factors such as population growth, household growth, employment growth, etc. for determination of an applicable demonstrated demand growth rate.

     INDUCED DEMAND

     Induced demand is defined as demand that does not now seek accommodations in the area but could be persuaded to purchase room nights through sales and marketing efforts, availability of appropriate facilities or the entry of some new demand generator. Induced demand has been generated in the subject area historically by the addition of the new franchise hotels, offering branded accommodations to travelers that previously had not stayed in the market. New demand generators can include industrial or business activity, new development or employer shifts. Potential sources of new demand could include new office development and the offering of the new Embassy Suites, a Hilton affiliated product. Some induced demand has been indicated in 2002 with a 6.6% increase in room nights sold. Demand is continuing to grow year to date April by 2.7% compared to same time period 2002.

     UNSATISFIED DEMAND

     Unsatisfied demand is defined as potential room nights previously lost in the market because of lack of available facilities. For example, if an event fills every hotel in the immediate market, any excess demand for that event will be distributed into secondary markets. In addition, regular transient traffic would be displaced. Currently demand among primary competitors is generally satisfied with year-end 2002 occupancy at 57%. No turn-away demand is considered to exist. No turn-away demand is projected.

SEGMENTATION OF DEMAND

     Demand for hotel accommodations among the competitive hotels is comprised of the following market segments:

     Corporate demand is generated by the office, businesses, and commercial activity in the nearby area. This form of demand exhibits Monday to Thursday demand patterns and generally peaks on Tuesday and Wednesday nights. Major employers and area businesses generate both destination and transient commercial demand.

[IRR LOGO]                                                               PAGE 27

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

     Following is a list of top corporate accounts as of 2003.

          -    Ameritech

          -    Chrysler

          -    Jo-Ann Stores

          -    Alltel

          -    Gabriel Brothers

          -    Kings Medical

          -    MKEPS

          -    Matco

     Commercial demand generates 50% to 60% of room nights sold in the market area.

     Group demand is generated by corporate, commercial, or SMERF and association groups that either meet at the individual competitive hotels, or meet at company offices. While the length of stay varies depending on the type of group, it is typically two or three nights and can sometimes include a weekend night. Group demand can be generated by area citywides for both corporate and leisure markets. Group demand accounts for approximately 20% to 30% of RNS among the competitive set.

     Leisure demand occurs primarily on weekends and is comprised of individual travelers, families and social groups. In the summer transient demand also occurs during the week but is still strongest on the weekends. The stay is typically one night, however, certain social travelers stay two nights or more. In the subject area leisure demand would include:

          -    Blossom Music Center

          -    Football Hall of Fame

          -    Six Flags

          -    NEC Golf Tournament

          -    Soap Box Derby

     The leisure segment accounts for approximately 20% to 30% of RNS among the competitive set

     Demand growth in the subject marketplace is impacted by several factors including the following.

[IRR LOGO]                                                               PAGE 28

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                            SOURCES OF DEMAND GROWTH
                        GENERAL LODGING INDUSTRY TRENDS

TRAVEL INDUSTRY ASSOCIATION *                2000    2001    2002    2003f   2004f
                                             -----   -----   -----   -----   -----
Unemployment Rate (%)                          4.0     4.8     5.8     5.9     5.7
Real GDP (%)                                   3.8     0.3     2.4     2.5     3.6
Consumer Price Index (CPI%)                    3.4     2.8     1.6     2.3     1.6
Total Travel Expenditures in US (%)            7.1    -5.8    -2.3     2.9     5.8
   US Residents                                6.7    -4.9    -2.0     2.9     5.4
   International Visitors                      9.8   -11.2    -3.8     2.9     8.2
Total Domestic Person Trips (%)                1.0     2.0     0.3     1.9     3.2
Total International Visitors to the US (%)     4.9   -11.9    -6.7     0.7     6.6

SMITH TRAVEL        1996   1997   1998   1999   2000   2001   2002
                    ----   ----   ----   ----   ----   ----   ----
Supply Growth USA    2.4    3.6    4.2    4.1    3.1    2.4    1.8
Demand Growth USA    2.2    2.8    3.1    3.2    3.7   -3.4    0.8

          LOCAL SOURCES                                       GROWTH RATE
-----------------------------------    -----------------------------------------------------------
Population Growth                      4.3%/yr 1990 to 2000 (1 mile ring)
Population Projections                 1.6%/yr thru 2008 (1 mile ring)
Household Growth                       4.7%/yr 1990 to 2000 (1 mile ring)
Projected Household Growth             1.6%/yr thru 2008 (1 mile ring)
Traffic Volume                         Ohio Turnpike I-80 and SR- 8; 1995 TVC = 35,730 / 2001 TVC =
                                       37,050 for a total increase of 3.7% or 0.6% annually.
Demand Growth Among Competitive Set    29.5% total increase or 6% annually from 1997 to 2002
New Development                        Courtyard Hotel rumored
                                       I-80 ramp changes 2011 +/-

     The previous causes of demand change have been capitalized on by significant additional new supply in the Cleveland and Akron area. Significant demand growth for hotels is not expected given economic conditions. However, highway related growth could occur due to expected auto travel.

     New supply has slowed, and occupancies should stabilize in the near future. The subject feeder markets include Pittsburgh and Chicago, Columbus and Michigan. The full service facility is a positive attribute for the subject. This is enhanced by the significant meeting space, which attracts group demand. Meetings and banquets as well as social gatherings are routine.

[IRR LOGO]                                                               PAGE 29

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

     PRIMARY COMPETITORS

          The primary hospitality competitors have been selected from the subject market as follows.

                               PRIMARY COMPETITORS

ID#              PROPERTY               AGE    # RMS
---   -------------------------------   ----   -----
1     Country Inn & Suites              2000      54
2     Baymont Inns & Suites             1997      86
3     Garden Inn Twinsburg              1999     142
4     Sheraton hotel Suites             1990     209
5     Fairfield Inn                     1998      83
6     Holiday Inn Express & Suites      1999      72
7     Hampton Inn Suites                1999      90
8     Wingate Inn                       2000      84
9     Comfort Inn                       1989      79
10    Comfort Inn                       1989     132
11    Best Western Inn & Suites         1998      52
12    Radisson Hotel                    1989     128
13    Hampton Inn                       1996      64
14    Courtyard Akron                   1996      78
15    Holiday Inn Akron                 1974     166
16    Four Points Akron West            1998      91
17    Hilton Akron                      1970     203
18    HOLIDAY INN CLEVELAND HUDSON      1967     288
19    Comfort Inn Boston Hts.           1997      58
20    Holiday Inn Cleveland Richfield   1966     217
21    Best Western Streetsboro          1999      66
22    Hampton Inn Richfield             2003      64
                                               -----
      TOTALS                                   2,506
                                               =====

          Primary competitors total 2,506 rooms. Primary competitors were interviewed, photographed and ranked on our lodging fundamentals rating scale. Based on the score of each property, we have determined the competitive position in the market of the lodging alternatives including the subject property. Following is a summary of primary competitors.

[IRR LOGO]                                                               PAGE 30

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY
                                  COMPARABLE #1

TYPE:                Limited Service

PROPERTY:            COUNTRY INN & SUITES

LOCATION:            7820 Capital Blvd.,
                     Macedonia, Ohio 44056
Phone:               330-908-1700
Age:                 2000
Renovation Plans:    NA
# Guest Rooms:       54
#Suites:             Yes
# Function Rooms:    2
Amenities:           Indoor pool, complementary
                     breakfast, Direct TV

RATES:               RACK:
        Single:      $ 109
        Double:
        X Person:

Segmentation:        Commercial                   N/A
                     Group Stay                   N/A
                     Leisure                      N/A
                     Extended Stay                N/A

[MAP]

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                         MAX. SCORE    PROPERTY SCORE
                                                         ----------    --------------
Property Affiliation:(1)                                     20              20
Age, Condition & Perceived Cleanliness:                      10               9
Exposure:(2)                                                 10               8
Access:(3)                                                   10               7
Convenience to Support Services:                             10               7
Location:(4)                                                 10               8
Convenience to Demand Generators:                            10               8
Security:(5)                                                 10               8
Amenities:(6)                                                10               7
                                               TOTAL        100              82

1) BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2) SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3) EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4) PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE,INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6) INCLUDES POOL, RESTAURANT,LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 31

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY
                                  COMPARABLE #2

TYPE:                Limited Service

PROPERTY:            BAYMONT INN & SUITES

                     268 E. Highland Road,
LOCATION:            Macedonia, Ohio 44056
Phone:               330-468-5400
Age:                 May 1997
Renovation Plans:
# Guest Rooms:       86
#Suites:             Yes
# Function Rooms:    No
Amenities:           Complementary breakfast,
                     Jacuzzi, coffee maker, hair
                     dryer, indoor pool

RATES:               RACK:
        Single:      $ 104.99
        Double:      $ 99.99
        X Person:

Segmentation:        Commercial                   N/A
                     Group Stay                   N/A
                     Leisure                      N/A
                     Extended Stay                N/A

[MAP]

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                         MAX. SCORE    PROPERTY SCORE
                                                         ----------    --------------
Property Affiliation:(1)                                     20              15
Age, Condition & Perceived Cleanliness:                      10               8
Exposure:(2)                                                 10               8
Access:(3)                                                   10               8
Convenience to Support Services:                             10               8
Location:(4)                                                 10               8
Convenience to Demand Generators:                            10               8
Security:(5)                                                 10               8
Amenities:(6)                                                10               8
                                               TOTAL        100              79

1) BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2) SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3) EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4) PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6) INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 32

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY
                                  COMPARABLE #3

TYPE:                Limited Service

PROPERTY:            HILTON GARDEN INN

LOCATION:            8971 Wilcox Drive, Twinsburg,
                     Ohio 44087
Phone:               (330) 405-4488
Age:                 1999
Renovation Plans:    No
# Guest Rooms:       142
#Suites:
# Function Rooms:    5-6, ballroom
Amenities:           Breakfast, indoor pool, lobby
                     bar (comp.), whirlpool,
                     business center

RATES:               RACK:
        Single:      $ 119
        Double:
        X Person:

Segmentation:        Commercial                      50%
                     Group Stay                      20%
                     Leisure                         30%
                     Extended Stay

[MAP]

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                         MAX. SCORE    PROPERTY SCORE
                                                         ----------    --------------
Property Affiliation:(1)                                     20              20
Age, Condition & Perceived Cleanliness:                      10               9
Exposure:(2)                                                 10               9
Access:(3)                                                   10               8
Convenience to Support Services:                             10               8
Location:(4)                                                 10               8
Convenience to Demand Generators:                            10               8
Security:(5)                                                 10               9
Amenities:(6)                                                10               9
                                               TOTAL        100              88

1) BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2) SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3) EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4) PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6) INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 33

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY
                                 COMPARABLE #4

TYPE:                Full Service

PROPERTY:            SHERATON HOTEL & SUITES

LOCATION:            1989 Front Street, Cuyahoga
                     Falls, Ohio
Phone:               330-929-3000
Age:                 Jan 1990
Renovation Plans:    $2 mil for interiors last year
# Guest Rooms:       209
#Suites:             All
# Function Rooms:    5,000 SF, 12 breakout rooms
Amenities:           Restaurant, lounge, indoor
                     pool, exercise room, gift shop

RATES:               RACK:
        Single:      $ 199
        Double:
        X Person:    $  20

Segmentation:        Commercial                       40%
                     Group Stay                       40%
                     Leisure                          20%
                     Extended Stay

[MAP]

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                         MAX. SCORE    PROPERTY SCORE
                                                         ----------    --------------
Property Affiliation:(1)                                     20              16
Age, Condition & Perceived Cleanliness:                      10               9
Exposure:(2)                                                 10               9
Access:(3)                                                   10               8
Convenience to Support Services:                             10               8
Location:(4)                                                 10               7
Convenience to Demand Generators:                            10               9
Security:(5)                                                 10               8
Amenities:(6)                                                10               9
                                               TOTAL        100              83

1) BASED ON J.D. POWER 2001 GUEST SATISFACTION SUREY

2) SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3) EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4) PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6) INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 34

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY
                                 COMPARABLE #5

TYPE:                Ltd. Service

PROPERTY:            FAIRFIELD INN, STREETSBORO

LOCATION:            9783 SR-14 @ I-80 Exit 13,
                     Streetsboro, Ohio
Phone:               (330) 422-1166
Age:                 1998
Renovation Plans:    None
# Guest Rooms:       83
#Suites:             20 (included above)
# Function Rooms:    2, total 2,900 SF
Amenities:           Indoor pool, continental
                     breakfast, meeting space,
                     satellite TV, exercise
                     room

RATES:               RACK:
        Single:      $ 119.00
        Double:      $  99.00
        X Person:    3 person rate

Segmentation:        Commercial                   N/A
                     Group Stay                   N/A
                     Leisure                      N/A
                     Extended Stay                N/A

[MAP]

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                         MAX. SCORE    PROPERTY SCORE
                                                         ----------    --------------
Property Affiliation:                                        20              15
Age, Condition & Perceived Cleanliness:                      10              10
Exposure:(1)                                                 10              10
Access:(2)                                                   10               8
Convenience to Support Services:                             10               9
Location:(3)                                                 10               9
Convenience to Demand Generators:                            10               8
Security:(4)                                                 10               9
Amenities:(5)                                                10               9
                                               TOTAL        100              87

1) SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

2) EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

3) PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

4) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

5) INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 35

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY
                                  COMPARABLE #6

TYPE:                Ltd. Service

PROPERTY:            HOLIDAY INN EXPRESS &
                     SUITES
LOCATION:            9459 SR-14 @ I-80 SR 14
                     Exit 13, Streetsboro, Ohio
Phone:               (330) 422-1888
Age:                 1999
Renovation Plans:    None
# Guest Rooms:       72
#Suites:             18
# Function Rooms:
Amenities:           Hi speed internet, indoor
                     pool, continental
                     breakfast, exercise
                     facility, cable TV

RATES:               RACK:
        Single:      $ 119.00
        Double:
        X Person:    Flat

Segmentation:        Commercial                   N/A
                     Group Stay                   N/A
                     Leisure                      N/A
                     Extended Stay                N/A

[MAP]

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                         MAX. SCORE    PROPERTY SCORE
                                                         ----------    --------------
Property Affiliation:                                        20              17
Age, Condition & Perceived Cleanliness:                      10              10
Exposure: (1)                                                10               8
Access: (2)                                                  10               8
Convenience to Support Services:                             10               9
Location: (3)                                                10               9
Convenience to Demand Generators:                            10               8
Security: (4)                                                10               8
Amenities: (5)                                               10               9
                                               TOTAL        100              86

1) SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

2) EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

3) PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

4) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

5) INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 36

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY
                                  COMPARABLE #7

TYPE:                Ltd. Service

PROPERTY:            HAMPTON INN & SUITES
LOCATION:            800 Mondial Parkway @ I-
                     80 & SR 14 exit 13,
                     Streetsboro, Ohio
Phone:               (330) 422-0500
Age:                 1999
Renovation Plans:    None
# Guest Rooms:       90
#Suites:             27
# Function Rooms:    Meeting space for small
                     functions
Amenities:           Indoor pool, continental
                     breakfast, cable TV,
                     exercise room

RATES:               RACK:
          Single:    $110.00
          Double:
        X Person:    Flat up to 4 persons

Segmentation:        Commercial                   N/A
                     Group Stay                   N/A
                     Leisure                      N/A
                     Extended Stay                N/A

[MAP]

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                         MAX. SCORE    PROPERTY SCORE
                                                         ----------    --------------
Property Affiliation:                                        20              19
Age, Condition & Perceived Cleanliness:                      10              10
Exposure: (1)                                                10               9
Access: (2)                                                  10               8
Convenience to Support Services:                             10               9
Location: (3)                                                10               9
Convenience to Demand Generators:                            10               8
Security: (4)                                                10               9
Amenities: (5)                                               10               9
                                               TOTAL        100              90

1) SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

2) EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

3) PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

4) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

5) INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 37

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY
                                 COMPARABLE #8
TYPE:                Ltd. Service

PROPERTY:            WINGATE INN
LOCATION:            9705 SR-14 @ I-80 SR 14
                     exit 13, Streetsboro, Ohio
Phone:               (330) 422-9900
Age:                 2000 (opened August)
Renovation Plans:    None
# Guest Rooms:       85
#Suites:             1
# Function Rooms:    3, 1,100 SF
Amenities:           Indoor pool, cable TV,
                     HBO, continental
                     breakfast, exercise
                     center, business
                     center

RATES:               RACK:
        Single:      $ 109.00
        Double:      $ 119.00
        X Person:    $ 10 for 3rd person

Segmentation:        Commercial                   N/A
                     Group Stay                   N/A
                     Leisure                      N/A
                     Extended Stay                N/A

[MAP]

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                         MAX. SCORE    PROPERTY SCORE
                                                         ----------    --------------
Property Affiliation:                                        20              15
Age, Condition & Perceived Cleanliness:                      10              10
Exposure:(1)                                                 10              10
Access:(2)                                                   10               8
Convenience to Support Services:                             10               9
Location:(3)                                                 10               9
Convenience to Demand Generators:                            10               8
Security:(4)                                                 10               9
Amenities:(5)                                                10               9
                                               TOTAL        100              87

1) SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

2) EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

3) PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

4) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

5) INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 38

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY
                                  COMPARABLE #9

TYPE:                Ltd. Service

PROPERTY:            COMFORT INN

LOCATION:            9789 SR-14 @ I-80 SR 14
                     Exit 13, Streetsboro, Ohio
Phone:               (330) 626-5511
Age:                 1989
Renovation Plans:    None
# Guest Rooms:       79
#Suites:             None
# Function Rooms:    1 meeting room
Amenities:           Continental breakfast

RATES:               RACK:
        Single:      $  85.99
        Double:      $ 105.95
        X Person:    Flat up to 4 people

Segmentation:        Commercial                   N/A
                     Group Stay                   N/A
                     Leisure                      N/A
                     Extended Stay                N/A

[MAP]

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                         MAX. SCORE    PROPERTY SCORE
                                                         ----------    --------------
Property Affiliation:                                        20              15
Age, Condition & Perceived Cleanliness:                      10               7
Exposure:(1)                                                 10               9
Access:(2)                                                   10               7
Convenience to Support Services:                             10               9
Location:(3)                                                 10               9
Convenience to Demand Generators:                            10               8
Security:(4)                                                 10               8
Amenities:(5)                                                10               6
                                               TOTAL        100              78

1) SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

2) EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

3) PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

4) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

5) INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 39

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY
                                 COMPARABLE #10

TYPE:                Limited Service

PROPERTY:            COMFORT INN

LOCATION:            130 Montrose Ave West,
                     Akron, Ohio
Phone:               (330) 666-5050
Age:                 1989
Renovation Plans:    2000 - 2001
# Guest Rooms:       132
#Suites:             52 Jacuzzi
# Function Rooms:    1 max capacity 30 people
Amenities:           Indoor pool, continental
                     breakfast, cable

RATES:               RACK:
        Single:      $ 69.99
        Double:      $ 79.99
        X Person:    $ 10

Segmentation:        Commercial                   40%
                     Group Stay
                     Leisure                      60%
                     Extended Stay

[MAP]

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                         MAX. SCORE    PROPERTY SCORE
                                                         ----------    --------------
Property Affiliation:(1)                                     20              15
Age, Condition & Perceived Cleanliness:                      10               8
Exposure:(2)                                                 10               8
Access:(3)                                                   10               8
Convenience to Support Services:                             10               8
Location:(4)                                                 10               8
Convenience to Demand Generators:                            10               9
Security:(5)                                                 10               7
Amenities:(6)                                                10               6
                                               TOTAL        100              76

1) BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2) SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3) EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4) PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6) INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 40

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY

                                 COMPARABLE #11

   TYPE:                 Limited Service

   PROPERTY:             BEST WESTERN INN & SUITES


   LOCATION:             160 Montrose Avenue, Akron,
                         Ohio 43221
   Phone:                (330) 670-0888
   Age:                  1998
   Renovation Plans:     0
   # Guest Rooms:        52
   #Suites:              Yes
   # Function Rooms:     1
   Amenities:            Indoor pool, Jacuzzi suites,
                         exercise room, local calls

   RATES:                RACK:
               Single:   $99.99
               Double:   $69.99
             X Person:

  Segmentation:         Commercial            40%
                        Group Stay            30%
                        Leisure               30%
                        Extended Stay         N/A

  [MAP]

  [PICTURE]

Comments:

                         LODGING FUNDAMENTALS SCORECARD

                                                        MAX. SCORE       PROPERTY SCORE
                                                        ----------       --------------
Property Affiliation: (1)                                  20                  14
Age, Condition & Perceived Cleanliness:                    10                   9
Exposure: (2)                                              10                   8
Access: (3)                                                10                   8
Convenience to Support Services:                           10                   8
Location: (4)                                              10                   8
Convenience to Demand Generators:                          10                   9
Security: (5)                                              10                   8
Amenities: (6)                                             10                   7
                      TOTAL                               100                  79

1)   BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)   SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)   EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC .

4)   PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)   INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 41

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY

                                 COMPARABLE #12

TYPE:                 Full Service

PROPERTY:             RADISSON HOTEL

LOCATION:             200 Montrose Avenue W.,
                      Akron, Ohio
Phone:                (330) 666-9300
Age:                  1989
Renovation Plans:     1998
# Guest Rooms:        128
#Suites:              4
# Function Rooms:     4
Amenities:            Restaurant, lounge, indoor
                      pool, exercise room, DSL
                      internet

RATES:                RACK:
            Single:   $149
            Double:   $160
           X Person:

Segmentation:         Commercial            35%
                      Group Stay            35%
                      Leisure               30%
                      Extended Stay         %

[MAP]

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                        MAX. SCORE       PROPERTY SCORE
                                                        ----------       --------------
Property Affiliation: (1)                                  20                  13
Age, Condition & Perceived Cleanliness:                    10                   9
Exposure: (2)                                              10                   7
Access: (3)                                                10                   8
Convenience to Support Services:                           10                   8
Location: (4)                                              10                   8
Convenience to Demand Generators:                          10                   9
Security: (5)                                              10                   9
Amenities: (6)                                             10                   7
                      TOTAL                               100                  78

1)   BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)   SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)   EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)   PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)   INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 42

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY

                                 COMPARABLE #13

TYPE:                 Limited Service

PROPERTY:             HAMPTON INN

LOCATION:             80 Springside Drive, Akron,
                      Ohio
Phone:                (330) 666-7361
Age:                  1996
Renovation Plans:     None
# Guest Rooms:        64
#Suites:              0
# Function Rooms:     0
Amenities:            Indoor pool, exercise room

RATES:                RACK:
            Single:   $89.00
            Double:   $89.00
           X Person:  $6

Segmentation:         Commercial            80%
                      Group Stay            10%
                      Leisure               10%
                      Extended Stay         %

[MAP]

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                        MAX. SCORE       PROPERTY SCORE
                                                        ----------       --------------
Property Affiliation: (1)                                  20                  19
Age, Condition & Perceived Cleanliness:                    10                   9
Exposure: (2)                                              10                   9
Access: (3)                                                10                   8
Convenience to Support Services:                           10                   9
Location: (4)                                              10                   9
Convenience to Demand Generators:                          10                   8
Security: (5)                                              10                   8
Amenities: (6)                                             10                   7
                      TOTAL                               100                  86

1)   BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)   SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)   EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)   PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)   INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 43

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY

                                 COMPARABLE #14

TYPE:                 Full Service

PROPERTY:             COURTYARD BY MARRIOTT

LOCATION:             100 Springside Drive, Akron,
                      Ohio
Phone:                (330) 668-9090
Age:                  1996
Renovation Plans:     None
# Guest Rooms:        78
#Suites:              3
# Function Rooms:     1 max capacity 40 people
Amenities:            Indoor pool, restaurant,
                      exercise room

RATES:                RACK:
            Single:   $99
            Double:   $99
           X Person:  $5

Segmentation:         Commercial            70%
                      Group Stay            10%
                      Leisure               20%
                      Extended Stay         %

[MAP]

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                        MAX. SCORE       PROPERTY SCORE
                                                        ----------       --------------
Property Affiliation: (1)                                  20                  19
Age, Condition & Perceived Cleanliness:                    10                   9
Exposure: (2)                                              10                   9
Access: (3)                                                10                   8
Convenience to Support Services:                           10                   9
Location: (4)                                              10                   9
Convenience to Demand Generators:                          10                   8
Security: (5)                                              10                   8
Amenities: (6)                                             10                   9
                      TOTAL                               100                  88

1)   BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)   SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)   EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)   PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)   INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 44

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY

                                 COMPARABLE #15

  TYPE:                 Limited Service

  PROPERTY:             HOLIDAY INN

  LOCATION:             4073 Medina Road, Akron,
                        Ohio
  Phone:                (330) 666-4131
  Age:                  1974
  Renovation Plans:     1999
  # Guest Rooms:        166
  #Suites:              3
  # Function Rooms:     8 rooms, 7,100 SF
  Amenities:            Outdoor pool, restaurant,
                        lounge,
                        dataports

  RATES:                RACK:
              Single:   $109.00
              Double:   $109.00
             X Person:

  Segmentation:         Commercial            70%
                        Group Stay            20%
                        Leisure               10%
                        Extended Stay

  [MAP]

  [PICTURE]

Comments:             Hyde Park Grill leased to
                      operator who expended $1.5
                      million on renovation


                         LODGING FUNDAMENTALS SCORECARD

                                                        MAX. SCORE       PROPERTY SCORE
                                                        ----------       --------------
Property Affiliation: (1)                                  20                  17
Age, Condition & Perceived Cleanliness:                    10                   7
Exposure: (2)                                              10                  10
Access: (3)                                                10                   9
Convenience to Support Services:                           10                   9
Location: (4)                                              10                   9
Convenience to Demand Generators:                          10                   8
Security: (5)                                              10                   8
Amenities: (6)                                             10                   8
                      TOTAL                               100                  85

1)   BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)   SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)   EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)   PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)   INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 45

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY

                                 COMPARABLE #16

  TYPE:                 Full Service

  PROPERTY:             FOUR POINTS SHERATON

  LOCATION:             3150 West Market Street,
                        Akron, Ohio
  Phone:                (330) 869-9000
  Age:                  1998
  Renovation Plans:     Completed in 1998
  # Guest Rooms:        120
  #Suites:              14
  # Function Rooms:     7 max capacity 350 people,
                        7,500 SF
  Amenities:            Indoor pool, restaurant,
                        exercise room

  RATES:                RACK:
              Single:   $119.00
              Double:   $119.00
             X Person:

  Segmentation:         Commercial            40%
                        Group Stay            30%
                        Leisure               30%
                        Extended Stay         N/A

  [MAP]

  [PICTURE]

Comments:             Owner demolished 2 wings in
                      one bldg and reconstructed 90
                      hotel units in 1998

                         LODGING FUNDAMENTALS SCORECARD

                                                        MAX. SCORE       PROPERTY SCORE
                                                        ----------       --------------
Property Affiliation: (1)                                  20                  15
Age, Condition & Perceived Cleanliness:                    10                  10
Exposure: (2)                                              10                   6
Access: (3)                                                10                   6
Convenience to Support Services:                           10                   7
Location: (4)                                              10                   8
Convenience to Demand Generators:                          10                   9
Security: (5)                                              10                   8
Amenities: (6)                                             10                   8
                      TOTAL                               100                  77

1)   BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)   SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)   EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)   PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)   INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 46

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY

                                 COMPARABLE #17

  TYPE:                 Full Service

  PROPERTY:             HILTON INN

  LOCATION:             3180 W. Market Street, Akron,
                        Ohio
  Phone:                (330) 867-5000
  Age:                  1970
  Renovation Plans:     2000
  # Guest Rooms:        203
  #Suites:              30
  # Function Rooms:     10 rooms with 14,000 SF
  Amenities:            Indoor pool, restaurant,
                        exercise facility

  RATES:                RACK:
              Single:   $169
              Double:   $169
             X Person:

  Segmentation:         Commercial            50%
                        Group Stay            40%
                        Leisure               10%
                        Extended Stay

  [MAP]

  [PICTURE]

Comments:             Across from Akron Mall

                         LODGING FUNDAMENTALS SCORECARD

                                                        MAX. SCORE       PROPERTY SCORE
                                                        ----------       --------------
Property Affiliation: (1)                                  20                  15
Age, Condition & Perceived Cleanliness:                    10                   8
Exposure: (2)                                              10                   6
Access: (3)                                                10                   6
Convenience to Support Services:                           10                   7
Location: (4)                                              10                   8
Convenience to Demand Generators:                          10                   9
Security: (5)                                              10                   9
Amenities: (6)                                             10                   9
                      TOTAL                               100                  77

1)   BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)   SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)   EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)   PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)   INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 47

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY

                                 COMPARABLE #18

TYPE:                 Full Service

PROPERTY:             HOLIDAY INN, HUDSON

LOCATION:             240 Hines Hill Road, Hudson,
                      Ohio 44236
Phone:                (330) 653-9191
Age:                  1967
Renovation Plans:     Not recently
# Guest Rooms:        288
#Suites:              2
# Function Rooms:     14
Amenities:            Restaurant, lounge, indoor/
                      outdoor pool, fitness center

RATES:                RACK:
            Single:   $129.00
            Double:   $129.00
           X Person:

Segmentation:         Commercial            50%
                      Group Stay            30%
                      Leisure               20%
                      Extended Stay         %

[MAP]

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                        MAX. SCORE       PROPERTY SCORE
                                                        ----------       --------------
Property Affiliation: (1)                                  20                  17
Age, Condition & Perceived Cleanliness:                    10                   7
Exposure: (2)                                              10                   8
Access: (3)                                                10                   8
Convenience to Support Services:                           10                   8
Location: (4)                                              10                   8
Convenience to Demand Generators:                          10                   7
Security: (5)                                              10                   8
Amenities: (6)                                             10                   8
                      TOTAL                               100                  79

1)   BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)   SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)   EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)   PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)   INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 48

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY

                                 COMPARABLE #19

TYPE:                 Limited Service

PROPERTY:             COMFORT INN

LOCATION:             6731 Industrial Parkway,
                      Boston Heights, Ohio 44236
Phone:                (330) 650-2040
Age:                  1997
Renovation Plans:
# Guest Rooms:        58
#Suites:
# Function Rooms:     0
Amenities:            Indoor pool, deluxe continental
                      breakfast, spa, fitness center

RATES:                RACK:
            Single:   $79.99
            Double:   $89.99
           X Person:

Segmentation:         Commercial
                      Group Stay
                      Leisure
                      Extended Stay

[MAP]

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                        MAX. SCORE       PROPERTY SCORE
                                                        ----------       --------------
Property Affiliation: (1)                                  20                  15
Age, Condition & Perceived Cleanliness:                    10                   8
Exposure: (2)                                              10                   8
Access: (3)                                                10                   8
Convenience to Support Services:                           10                   7
Location: (4)                                              10                   7
Convenience to Demand Generators:                          10                   7
Security: (5)                                              10                   8
Amenities: (6)                                             10                   7
                      TOTAL                               100                  75

1)   BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)   SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)   EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)   PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)   INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 49

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY

                                 COMPARABLE #20

TYPE:                 Full Service

PROPERTY:             HOLIDAY INN

LOCATION:             4742 Brecksville Road,
                      Richfield, Ohio 44286
Phone:                (330) 659-6151
Age:                  1965/79
Renovation Plans:     Renovated 1997
# Guest Rooms:        217
#Suites:              1
# Function Rooms:
Amenities:            Holidome, indoor/outdoor pool,
                      restaurant

RATES:                RACK:
            Single:   $119.00
            Double:   $119.00
           X Person:

Segmentation:         Commercial            30%
                      Group Stay            36%
                      Leisure               30%
                      Extended Stay

[MAP]

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                        MAX. SCORE       PROPERTY SCORE
                                                        ----------       --------------
Property Affiliation: (1)                                  20                  17
Age, Condition & Perceived Cleanliness:                    10                   7
Exposure: (2)                                              10                   6
Access: (3)                                                10                   9
Convenience to Support Services:                           10                   6
Location: (4)                                              10                   7
Convenience to Demand Generators:                          10                   7
Security: (5)                                              10                   8
Amenities: (6)                                             10                  10
                      TOTAL                               100                  77

1)   BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)   SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)   EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)   PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)   INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 50

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY

                                 COMPARABLE #21

TYPE:                 Ltd. Service

PROPERTY:             BEST WESTERN INN &
                      SUITES
                      9172 Market Square Drive
LOCATION:             @ I-80 SR14 Exit 13,
                      Streetsboro, Ohio
Phone:                (330) 422-6446
Age:                  1999
Renovation Plans:     None
# Guest Rooms:        66
#Suites:
# Function Rooms:     1 meeting rm,
                      accommodates up to 25
Amenities:            Indoor pool, sauna, exercise room, game room, cable
                      TV, HBO, continental breakfast

RATES:                RACK:

            Single:   $135.00
            Double:   $135.00
           X Person:

Segmentation:         Commercial            N/A
                      Group Stay            N/A
                      Leisure               N/A
                      Extended Stay         N/A

[MAP]

[PICTURE]

                         LODGING FUNDAMENTALS SCORECARD

                                                        MAX. SCORE       PROPERTY SCORE
                                                        ----------       --------------
Property Affiliation:                                      20                  14
Age, Condition & Perceived Cleanliness:                    10                  10
Exposure: (1)                                              10                   8
Access: (2)                                                10                   8
Convenience to Support Services:                           10                   9
Location: (3)                                              10                   9
Convenience to Demand Generators:                          10                   8
Security: (4)                                              10                   9
Amenities: (5)                                             10                   9
                      TOTAL                               100                  84

1)   SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

2)   EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

3)   PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

4) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

5)   INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 51

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY

                                 COMPARABLE #22

TYPE:                 Ltd. Service

PROPERTY:             HAMPTON INN

LOCATION:             4860 Brecksville Rd.
                      Richfield, Oh 44286
Phone:                (330) 659-6662
Age:                  2003
Renovation Plans:     None
# Guest Rooms:        64
#Suites:              Yes
# Function Rooms:     Yes
Amenities:            Indoor pool, fitness facility, guest laundry, business
                      center
RATES:                RACK:
            Single:   $99.00
            Double:   $99.00
           X Person:

Segmentation:         Commercial            N/A
                      Group Stay            N/A
                      Leisure               N/A
                      Extended Stay         N/A

[MAP]

                         LODGING FUNDAMENTALS SCORECARD

                                                        MAX. SCORE       PROPERTY SCORE
                                                        ----------       --------------
Property Affiliation:                                      20                  19
Age, Condition & Perceived Cleanliness:                    10                  10
Exposure: (1)                                              10                   6
Access: (2)                                                10                   8
Convenience to Support Services:                           10                   6
Location: (3)                                              10                   7
Convenience to Demand Generators:                          10                   7
Security: (4)                                              10                   8
Amenities: (5)                                             10                   8
                      TOTAL                               100                  79

1)   SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

2)   EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

3)   PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

4) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

5)   INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 52

HOLIDAY INN HUDSON                                         MARKET AREA ANALYSIS

     Following is a ranking of primary competitors based on our scoring methodology. This helps to reveal fill patterns and customer preferences among the competitors. The properties scoring at the top are generally the most desirable, and therefore would be expected to earn in excess of their natural market share. Conversely, those near the bottom would likely earn below their market share. This scale cannot account for dissimilar management, administrative, or sales skill, but generally will denote the subject's relative position among its competitive set.

                     RANKING SUMMARY OF PRIMARY COMPETITORS

RANK                          PROPERTY                    COMPARABLE #   SCORE
1                 Hampton Inn, Streetsboro                     7           90
2                 Hilton Garden Inn, Twinsburg                 3           88
3                 Courtyard, Akron                            14           88
4                 Wingate Inn, Streetsboro                     8           87
5                 Fairfield Inn, Streetsboro                   5           87
6                 Hampton Inn, Akron                          13           86
7                 Holiday Inn Express, Streetsboro             6           86
8                 Holiday Inn, Akron                          15           85
9                 Best Western Inn, Streetsboro               21           84
10                Sheraton Hotel, Cuyahoga Falls               4           83
11                Country Inn and Suites, Macedonia            1           82
12                Hampton Inn, Richfield                      22           79
13                HOLIDAY INN, HUDSON                         18           79
14                Baymont Inn and Suites, Macedonia            2           79
15                Best Western Inn, Akron                     11           79
16                Radisson Hotel, Akron                       12           78
17                Comfort Inn, Streetsboro                     9           78
18                Holiday Inn Richfield                       20           77
19                Hilton Inn, Akron                           17           77
20                Four Points Sheraton, Akron                 16           77
21                Comfort Inn, Akron West                     10           76
22                Comfort Inn, Boston Heights                 19           75

     The subject falls at 13 in the above list of 22 competitors. This property falls within the mid to low range of the set, indicating it should earn less than its natural market share. The subject's score reflects completion of anticipated repairs or renovations, if any.

     Market performance based on room nights sold among primary competitors is summarized in the following chart. Data on selected primary competitors was gathered by interviews of managers at these facilities along with data tracked by Smith Travel. Total aggregate supply and demand is summarized on the following chart.

[IRR LOGO]                                                               PAGE 53

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                       PERFORMANCE OF PRIMARY COMPETETORS

YEAR                RNA       CHG.%          RNS      CHG.%      OCCUP.%     CHG.%        ADR     CHG.%     REVPAR       CHG.%
----                ---       -----          ---      -----      -------     -----        ---     -----     ------       -----
1997               648,731                 394,839               60.9%                  $ 73.40            $   44.67
1998               711,132     9.6%        452,337    14.6%      63.6%        4.5%      $ 76.37    4.0%    $   48.58      8.7%
1999               800,662    12.6%        487,226     7.7%      60.9%       -4.3%      $ 79.94    4.7%    $   48.65      0.1%
2000               867,691     8.4%        503,046     3.2%      58.0%       -4.7%      $ 81.82    2.4%    $   47.44     -2.5%
2001               901,915     3.9%        479,631    -4.7%      53.2%       -8.3%      $ 79.27   -3.1%    $   42.16    -11.1%
2002               897,478    -0.5%        511,169     6.6%      57.0%        7.1%      $ 74.72   -5.7%    $   42.56      1.0%

YTD4/02            296,520                 144,673               48.8%                  $ 70.56            $   34.43
YTD4/03            296,944     0.1%        148,556     2.7%      50.0%        2.5%      $ 71.19    0.9%    $   35.62      3.5%

     Significant demand growth has occurred since 1997, although it has not kept pace with supply growth over that time period. The significant amount of supply added in 1997 to 1999 is largely attributable to the Streetsboro market with a significant number of limited service hotels constructed to serve the Six Flags Sea World attraction. Demand actually exceeded supply growth in 1998. It, however, declined in 2001. This is due to the economic conditions currently experienced nationally along with the September 11 tragedy combined with decline in demand for Six Flags and Sea World due to the removal of Shamu and the Killer Whales exhibit. Reportedly a whale exhibit will be returning in the next few years. An improved marketing budget has been deployed to induce additional "drive to" demand for this attraction. We have compared the subject's performance with the performance of the primary competitors. The subject performance is shown as follows.

                          SUBJECT HISTORIC PERFORMANCE

YEAR               SUBJ. OCC.      CHG.%     SUBJ. ADR     CHG.%    SUBJ. RPAR    CHG.%
----               ----------      -----     ---------     -----    ----------    -----
1999                 56.70%                  $   81.37              $    46.14
2000                 52.50%        -7.4%     $   82.46      1.3%    $    43.29     -6.2%
2001                 48.70%        -7.2%     $   76.03     -7.8%    $    37.03    -14.5%
2002                 48.40%        -0.6%     $   69.54     -8.5%    $    33.66     -9.1%

YTD4/02              38.00%                  $   67.99              $    25.84
YTD4/03              37.40%        -1.6%     $   61.96     -8.9%    $    23.17    -10.3%

     The subject has experienced declining occupancies over the past few years. This is largely due to increased competition, as supply grew faster than demand. Also, the economy and 2001 conditions affected all hotels. The subject ADR has decreased significantly in the last few years from $81.37 in 1999 to $69.54 in 2002 for a total of $11.83. The subject's ADR and occupancy has continued to decrease year to date April 2003.

[IRR LOGO]                                                               PAGE 54

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

   DEMAND GROWTH PROJECTIONS

     Historically, demand increased 29.5% or 6% annually among primary competitors in the marketplace between 1997 and 2002. Demand decreased in 2001 by 4.7% then rebounded in 2002 by 6.6%. This was likely caused by economic conditions as well as the events of September 11. Year to date April, demand is up slightly by 2.7%. This time period is insufficient to accurately determine a trend. However, we expect modest demand increase through the end of the year and in the near future. Expected summer travel should sustain demand growth. No new supply is expected in the next few years. There is a 85-100 room Courtyard rumored to be constructed off State Route 8 and Steels Corner Road. Due to inferior market conditions development during the projection period is unlikely. We have projected demand growth from all sources at 3% in 2003 and 4% in 2004 and 2005.

   NEW SUPPLY

     As discussed above, an 85 to 100 room Courtyard has been approved by Stow off State Route 8 and Steels Corner Road. This approval occurred one year ago, and the developer has delayed construction. We assume this project is not developed during our projection period.

   MARKET PENETRATION

     Market penetration is the relationship between the earned market share and the natural market share of properties competing in the marketplace. Natural market share is calculated based on room nights available of the individual property compared to room nights available for the market total. Earned market share is based on room nights sold for individual properties compared to total room nights sold in the marketplace. A penetration rate of above 100% indicates the individual property is earning more than its natural market share due to some perceived superior factor such as affiliation, age, room condition or quality, management expertise, special market segmentation, etc. Market penetration of less than 100% suggests that a property is earning less than its natural market share. Factors impacting poorly performing properties include improper affiliation, poor locational attributes, inferior management policies, older, dated or poor room condition, etc.

     Our competitive ranking scale shows the subject ranked at 13 out of a total of 22 competitors. Penetration, assuming competitive pricing, should fall near to below the natural market share of 100%.

     Market penetration and ADR are related. For instance in general, the lower the ADR the higher the occupancy level. The pricing of rooms can skew the penetration rate if an imbalance exists. For instance, an otherwise high scoring property (based on competitive ranking) can earn a low penetration rate if pricing is too high. A balance is typically sought by a specific property between penetration and yield.

     Historic subject penetration is summarized as follows.

[IRR LOGO]                                                               PAGE 55

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

                          SUBJECT HISTORIC PENETRATION

YEAR               SUBJ. OCC.       CHG.%    MKT. OCC.     CHG.%    PEN.%
----               ----------      ------    ---------     -----    -----
1999                 56.70%                   60.9%        -4.3%    93.2%
2000                 52.50%        -7.4%      58.0%        -4.7%    90.6%
2001                 48.70%        -7.2%      53.2%        -8.3%    91.6%
2002                 48.40%        -0.6%      57.0%         7.1%    85.0%

YTD4/02              38.00%                   48.8%                 77.9%
YTD4/03              37.40%        -1.6%      50.0%         2.5%    74.8%

     The subject property shows declining penetration in 1999 and 2000. There was a slight rebound in the subject's penetration in 2001, up 1% form 2000. The subject's penetration as well as occupancy levels have declined in 2002 as well as year to date 2003. During the same time period the market showed a significant increase in occupancy. Despite this penetration decline, the presence of the MEPS contract should enhance the subject's ability to penetrate in the last three quarters of 2003. Further, we assume completion of any needed renovations to maintain the Holiday Inn affiliation. Our analysis projects 83% market penetration.

     Based on supply and demand changes along with the above penetration projections, the following occupancy is projected.

                          SUBJECT OCCUPANCY PROJECTIONS

YEAR                 RNA     CHG.%         RNS        CHG.%     OCCUP.%    CHG.%   PENN.    SUBJ. OCC   CHG
----                 ---     -----         ---        -----     -------    -----   -----    ---------   ---
1999               800,662   12.6%       487,226       7.7%     60.9%      -4.3%   93.2%     56.7%
2000               867,691    8.4%       503,046       3.2%     58.0%      -4.7%   90.6%     52.5%     -7.4%
2001               901,915    3.9%       479,631      -4.7%     53.2%      -8.3%   91.6%     48.7%     -7.2%
2002               897,478   -0.5%       511,169       6.6%     57.0%       7.1%   85.0%     48.4%     -0.6%
2003               920,838    2.6%       526,504       3.0%     57.2%       0.4%   83.0%     47.5%     -2.0%
2004               920,838    0.0%       547,564       4.0%     59.5%       4.0%   83.0%     49.4%      4.0%
2005               920,838    0.0%       569,467       4.0%     61.8%       4.0%   83.0%     51.3%      4.0%

Footnote:

2003 includes the 64 room Hampton Inn in Richfield

     The above analysis indicates that based on 83% subject penetration, occupancy in the range of 47% to 51% should be capable of being generated over the next few years. We have projected 3% demand growth in 2003 and 4% demand growth in 2004 and 2005. We have concluded to stabilized occupancy for the subject property at 48% in 2003.

   AVERAGE DAILY RATE

     The average daily rate yield is similar to the penetration rate in that it compares the subject's average daily rate to market averages.

[IRR LOGO]                                                               PAGE 56

HOLIDAY INN HUDSON                                          MARKET AREA ANALYSIS

     The average daily rate is obviously related to occupancy levels. Assuming market penetration of 83% a complementary rate posture is expected at the subject property. Historical average daily rate yield is summarized as follows.

                           SUBJECT HISTORIC ADR YIELD

YEAR               SUBJ. ADR     CHG.%    MKT. ADR    CHG.%   YIELD
----               ---------     -----    --------    -----   ------
1999               $   81.37              $  79.94     4.7%   101.8%
2000               $   82.46      1.3%    $  81.82     2.4%   100.8%
2001               $   76.03     -7.8%    $  79.27    -3.1%    95.9%
2002               $   69.54     -8.5%    $  74.72    -5.7%    93.1%

YTD4/02            $   67.99              $  70.56             96.4%
YTD4/03            $   61.96     -8.9%    $  71.19     0.9%    87.0%

     The subject experienced decreasing rates in 2001 and 2002. From 1999 to 2002 the subject's ADR decreased $11.83. Year to date April shows the subject's ADR experienced a 8.9% decrease from the same time period in 2002.

     Rate yield decreased yearly from 1999 to 2002 from 101.8% to 93.1%. Rate yield year to date 2003 at 87% is shown compared to year to date 2002 at 96.4%. A stabilized ADR yield of 90% is projected in this analysis.

     Market rate has declined an average of 0.3% over the last five years. A decline in 2001 and 2002 occurred for a total of $7.10. Year to date 2003 market rate has increased nearly 1% from year to date 2002. In our opinion we project market rate will increase 1% in 2003 and 2% in 2004 and 2005.

                          SUBJECT ADR YIELD PROJECTION

YEAR               SUBJ. ADR     CHG.%    MKT. ADR    CHG.%   YIELD    SUBJ. ADR   CHG.%
----               ---------     -----    --------    -----   -----    ---------   -----
1999               $   81.37              $  79.94     4.7%   101.8%   $   81.37
2000               $   82.46              $  81.82     2.4%   100.8%   $   82.46    1.3%
2001               $   76.03     -7.8%    $  79.27    -3.1%    95.9%   $   76.03   -7.8%
2002               $   69.54     -8.5%    $  74.72    -5.7%    93.1%   $   69.56   -8.5%
2003                                      $  75.47     1.0%    90.0%   $   67.92   -2.4%
2004                                      $  76.98     2.0%    90.0%   $   69.28    2.0%
2005                                      $  78.52     2.0%    90.0%   $   70.67    2.0%

     Based on the above projection, an ADR of $68 is appropriate for 2003.

   CONCLUSION

     Given the above analysis we have projected stabilized occupancy and rate at 48% and $68 for the subject property for ProForma 2003. This will be used in the Income Approach.

[IRR LOGO]                                                               PAGE 57

HOLIDAY INN HUDSON                                             PROPERTY ANALYSIS

PROPERTY ANALYSIS

DESCRIPTION AND ANALYSIS OF THE LAND

     The subject site is summarized in the following tables. The description is based on our inspection as well as information provided by Summit County. A copy of the site plan is presented following this section.

     PHYSICAL FEATURES

          LAND AREA                   Approximately 12.41 acres, or 540,580
                                      square feet.
          CONFIGURATION               (See site/plat plan following this
                                      section).
          TOPOGRAPHY                  Level at road grade
          DRAINAGE                    Adequate.
          FLOOD PLAIN
          COMMUNITY PANEL #           390749 0001A, effective February 18, 1981.
          FLOOD ZONE                  Zone X
          FLOOD INSURANCE             Not typically required within this zone.

          ENVIRONMENTAL HAZARDS

          Environmental evaluation is beyond our scope of expertise. A qualified engineer should be consulted on this matter. No obvious hazardous materials or conditions were observed during our inspection.

          GROUND STABILITY

          We were not furnished a soil analysis to review but predicate that the soil's load bearing capacity is sufficient to support the existing structure. We did not observe any evidence to the contrary during our inspection of the property.

     STREETS, ACCESS, FRONTAGE

STREET                                HINES HILL ROAD                 SR 8
FRONTAGE                                 275+/-feet           1,100+/-feet
PAVING                                   Asphalt              Asphalt
CURBS/GUTTERS                            Yes                  Yes
SIDEWALKS                                No                   No
LANES                                    2                    4
DIRECTION OF TRAFFIC                     East/west            North/south
CONDITION                                Average              Good
SIGNALS/TRAFFIC CONTROL                  At SR 8              At Hines Hill Road
ACCESS                                   1 curb cut           Limited access highway
VISIBILITY                               Good                 Good

     Access to and from I-80 may be changed in the future, based on the ODOT plan provided previously. The subject is reportedly in Phase II of the improvement which is not scheduled to begin until 2011. This of course could be delayed due to funding.

[IRR LOGO]                                                               PAGE 58

HOLIDAY INN HUDSON                                             PROPERTY ANALYSIS

     However the roadway access may be changed dramatically resulting in a service road along the west line. This could result in a major reconfiguration of lobby and check in areas. While this is not an immediate consideration, the buyer would likely be concerned with the impact on resale. We recommend a detailed engineering report from ODOT be acquired and studied by ownership.

   LEGAL

          ZONING

          DESIGNATION       B-1, Retail Business District per the city of
                            Boston Heights. City council has proposed amending the current zoning code. The subject would fall under the RB (retail business) classification. This classification permits larger operations of retail or hotels.

          PERMITTED USES    Retail, hotel, office, general business, etc.
                            Conditional uses include service stations, car washes, auto sales, taverns.

          CONFORMANCE       Based on our discussion with the zoning official,
                            the current use of the site constitutes a legally permissible use that conforms to the current zoning ordinance.

          EASEMENTS, ENCUMBRANCES, AND MORATORIA

          We were not provided a current title report to review and are not aware of any easements, encumbrances, or restrictions that would adversely affect the use of the site. A title search is recommended to determine whether any adverse conditions exist. We are not aware of any moratoria on development that would affect the property.

          ENCROACHMENTS

          We were not provided a survey. However, an inspection of the site revealed no apparent encroachment(s).

   UTILITIES

UTILITY                         PROVIDER
WATER                           All public
SEWER                           All public
ELECTRICITY                     All public
NATURAL GAS                     All public
LOCAL TELEPHONE                 All public

   SUMMARY OF LAND DESCRIPTION

     Overall, the physical characteristics of the subject site are suitable for the existing development. Most factors, including its topography, location, and accessibility, are positive attributes. The subject site is more than adequate for uses such as those permitted by zoning, including lodging use, and the available utilities adequately service the site.

[IRR LOGO]                                                               PAGE 59

HOLIDAY INN HUDSON                                             PROPERTY ANALYSIS

     Site plan

[IRR LOGO]                                                               PAGE 60

HOLIDAY INN HUDSON                                             PROPERTY ANALYSIS

DESCRIPTION AND ANALYSIS OF THE IMPROVEMENTS

     The following description is based on our inspection of the property, a discussion with the manager, and a review of county property record cards.

     EXTERIOR DESCRIPTION

NAME OF PROPERTY                  Holiday Inn Hudson

GENERAL PROPERTY TYPE             Lodging

SPECIFIC PROPERTY USE             Hotel

SIZE

   GROSS BUILDING AREA(GBA)       189,115 square feet

   NUMBER OF ROOMS                288

   FLOOR AREA RATIO               .35

   SOURCE OF SQUARE FOOTAGE
      INFORMATION                 Courthouse

NUMBER OF BUILDINGS               3

STORIES                           2

CONFIGURATION                     Irregular in shape

FLOOR PLATE                       The first floor measures 136,213 square feet
                                  and features a lobby, 200 seat restaurant and
                                  lounge area, kitchen, general office, laundry
                                  room, indoor pool, outdoor pool, business
                                  center, meeting rooms, public restrooms,
                                  storage, and mechanical rooms.

YEAR BUILT                        1967 and 1976

ESTIMATED EFFECTIVE AGE           30 years

ESTIMATED PHYSICAL LIFE           50 years (per Marshall Valuation Service)

TYPE/QUALITY OF CONSTRUCTION      Class C, masonry building, average quality
                                  (per Marshall Valuation Service)

FOUNDATION                        Poured, reinforced concrete footings, slab on
                                  grade.

STRUCTURAL FRAME                  Masonry

EXTERIOR WALLS/WINDOWS            Drivit over masonry insulated windows

ROOF Rubber membrane, flat roof; the inspection of the subject and discussion with the GM indicated some leakage exists. Replace costs of about $800,000 are reported.

SPECIAL FEATURES                  Indoor pool. The southern end of the site with
                                  the "500" and "600" series buildings is
                                  connected to an 18,000 SF training center that
                                  is owned by the subject. This center is leased
                                  to Ameritech.

[IRR LOGO]                                                               PAGE 61

HOLIDAY INN HUDSON                                             PROPERTY ANALYSIS

     ROOM MIX

ROOM TYPE                                                           TOTAL NUMBER
--------------------------------------------------------------------------------
STANDARD DOUBLE                                                          149
KING                                                                      73
HANDICAP ROOMS                                                            10
SUITES                                                                     2
KING LEISURE                                                              54
TOTALS                                                                   288
Standard rooms measure approximately 12 square feet wide.

     INTERIOR DESCRIPTIONS

INTERIOR PARTITIONING             A combination of drywall, masonry, and ceramic
                                  tile. Firewalls are per code.

CEILING COVER                     Ceilings consist of a combination of drywall
                                  and suspended acoustical ceiling panels and
                                  sprayed concrete panel.

WALL COVER                        Vinyl wall coverings and painted drywall with
                                  variations.

FLOOR COVER                       Primarily commercial grade carpet in the
                                  general office, corridors, hotel rooms,
                                  meeting rooms, and restaurant. Tile floor in
                                  the bathrooms and lobby.

LIGHTING                          A combination of suspended and recessed
                                  fluorescent and incandescent lighting.

BATHROOM FIXTURES                 Bathrooms include a bathtub with showerhead,
                                  toilet, and vanity cabinet with a lay-in sink;
                                  fixtures are vitreous china. Solid surface
                                  vanity top, 8" ceramic flooring, fiberglass
                                  unit tub surround.

BANQUET/MEETING                   The grand ballroom contains a total area of
ROOMS                             6,516 SF, divisible into 6 rooms. Four
                                  additional rooms (one divisible) are located
                                  in the conference area. Three smaller meeting
                                  rooms are in various locations.

OTHER SPECIAL                     The subject has an indoor and outdoor swimming
FEATURES                          pool, a whirlpool, and a fitness center. The
                                  hotel also has a business center and
                                  self-service guest laundry, tennis, basketball
                                  and volleyball courts are adjacent to the
                                  outdoor pool. The guest rooms feature
                                  specially designed work areas and coffee
                                  makers, irons/boards, and hair dryers. There
                                  is also a lounge area on the concierge level
                                  for 160 people.

CONDITION                         Average to good

[IRR LOGO]                                                               PAGE 62

HOLIDAY INN HUDSON                                             PROPERTY ANALYSIS

     EQUIPMENT AND MECHANICAL SYSTEMS

HVAC                              HVAC in the guest rooms consist of
                                  through-the-wall electric units. Public space has roof mounted units. Several reportedly require replacement.

ELECTRICAL                        3 phase 4 wire 250 amp service

PLUMBING Two domestic boilers, storage tank, copper supplies

FIRE PROTECTION                   Water sprinkler fire protection system, public
                                  areas only; smoke detectors located
                                  throughout.

ELEVATORS/STAIRWELLS              No elevators. Adequate stair corridors

SECURITY SYSTEM                   Card key systems for the individual rooms

FURNITURE, FIXTURES               Each room includes chairs, lamps, framed
& EQUIPMENT                       prints, two double or king size beds, bureau,
(FF&E)                            and nightstand. Additionally, each room
                                  includes a 25" color television with remote
                                  and housekeeping linens and blankets.
                                  Additional FF&E items include lobby area
                                  furniture and framed prints, and furniture and
                                  televisions in the restaurant/lounge area.

CONDITION                         The appraisal inspection was limited to a
                                  visual examination of the building components.
                                  It is not possible to ascertain the integrity
                                  of concealed structural components of the
                                  serviceability of mechanical systems;
                                  inspections of this type are beyond the scope
                                  of the investigation required for this
                                  assignment. Mechanical systems are reportedly
                                  in average condition. Some roof mounted HVAC
                                  requires replacement.

     SITE IMPROVEMENTS

PARKING

   NUMBER OF SPACES               Adequate

   SURFACE TYPE/CONDITION         Asphalt, good condition, some capping required

   ADEQUACY                       The subject has adequate parking

LANDSCAPING

Average

DRAINAGE AND RETENTION

Adequate; storm sewer drainage systems allow site water to be collected and drained through surface drains located in the parking lot areas.

[IRR LOGO]                                                               PAGE 63

HOLIDAY INN HUDSON                                             PROPERTY ANALYSIS

    IMPROVEMENTS ANALYSIS

CONDITION                         The condition of the improvements is average
                                  to good. The property has been reasonably well
                                  maintained. After acquisition in 1998, the
                                  owner completed renovations which included new
                                  casegoods in all rooms, room carpet and all
                                  soft goods in 188 rooms, new vanities, bath
                                  floors, tub surrounds, public renovations and
                                  exterior renovations. The cost of this
                                  renovation is unknown.

                                  The most recent quality inspection occurred on April 22, 2003 and received its highest score in five years. The overall evaluation score was 94.45% and received a passing score. A copy of the summary report is in the Addendum.

DEFERRED MAINTENANCE              Condition of renovations and some replacements
                                  are likely necessary for franchise
                                  maintenance. The following list of items is
                                  used to determine an approximate As Is Value.
                                  Final costs of replacements or renovations is
                                  subject to a transfer PIP and contractor
                                  estimate.

                                  ITEM
                                  Vinyl & carpet conference room area's
                                  10 HVAC units
                                  Paint pool deck
                                  Elliptical trainer
                                  2 micro units in bar
                                  Tesa lock system decoders
                                  30 rooms need carpet and drapery
                                  115 rooms bedspreads
                                  20 desk lamps
                                  Roof repair or replaced (estimated replacement costs at $800,000)
                                  The cost estimate of these items, subject to a contractor bid is $900,000.

HISTORY OF MAINTENANCE            The historic maintenance expenses reported to
                                  us are consistent with the expenses of
                                  comparable properties.

QUALITY OF CONSTRUCTION           The quality of construction is average.

FUNCTIONAL UTILITY                Our inspection did not reveal any significant
                                  items of functional obsolescence.

ADA COMPLIANCE                    Unknown

[IRR LOGO]                                                               PAGE 64

HOLIDAY INN HUDSON                                             PROPERTY ANALYSIS

     ENVIRONMENTAL                We are neither considered experts nor
                                  competent to assess environmental issues. Upon physical inspection of the site and improvements, no indication "to the untrained eye" of environmental hazard was found. Unless stated otherwise, we assume no hazardous conditions exist on or near the subject. We recommend the client consider retaining an expert in this area.

PRODUCT IMPROVEMENT PLAN

     The report is subject to a transfer PIP necessary to maintain Holiday Inn affiliation.

                                   [PICTURE]

[IRR LOGO]                                                               PAGE 65

HOLIDAY INN HUDSON                                             PROPERTY ANALYSIS

                                   [PICTURE]

[IRR LOGO]                                                               PAGE 66

HOLIDAY INN HUDSON                                             PROPERTY ANALYSIS

REAL ESTATE TAX ANALYSIS

     Real estate tax assessments are a function of the Auditors Office on a county basis. The property is located in Summit County, Ohio. Real estate taxes in this state and this jurisdiction represent ad valorem taxes, meaning a tax applied in proportion to value. The real estate taxes for an individual property may be determined by dividing the assessed value for a property by $1,000, then multiplying the estimate by the composite rate. The composite rate is based on a tax rate determined by the local taxing district.

     The assessed values are based upon the current conversion assessment rate of 35% of assessor's market value.

     For reference purposes, the subject has been assigned a property tax identification numbers as follows: 13-00890, 13-00891, 13-00892.

     The combined current land, building, market and assessed values are summarized as follows:

TAX YEAR            LAND          IMPROVEMENTS          FULL CASH VALUE         ASSESSED VALUE
----------------------------------------------------------------------------------------------
 2002            $1,737,400        $9,493,300             $11,230,700             $6,418,720

     Assessed value is 35% of true or market value determined by the County Auditor, indicating full cash value of the real estate only of $11,230,700.

     Real estate taxes are paid in semi-annual, equal installments due June and December. The tax rate in the subject's tax district, is $95.07. The effective tax rate after the reduction for commercial property is $65.369591 per $1,000.

     Taxes are paid a year in arrears. The 2002 taxes, payable 2003, are calculated at $231,256. A first half payment of $74,125.82 has been paid. There are no special assessments.

     The owner has appealed taxes based on a reduced market value as of January 1, 2002, utilizing a preliminary indication of $8,800,000. In Ohio a sale is the best evidence of value. This report assumed a sale occurs at approximately the appraised value. We further assume a successful tax appeal based on this sale. Taxes on a stabilized basis are calculated below.

VALUE                                            $8,800,000
LESS FF&E                                        $  800,000
                                                 ----------
TAXABLE                                          $8,000,000
ASSESSED VALUE @ 35%                             $2,800,000
GROSS TAX AT $48.50/$1,000                       $  183,035
LESS ROLLBACK @ 10%                                 (18,303)
                                                 ----------
NET TAX                                          $  164,732

[IRR LOGO]                                                               PAGE 67

HOLIDAY INN HUDSON                                             PROPERTY ANALYSIS

     PERSONAL PROPERTY TAXES

          Personal property taxes are also charged for lodging properties that maintain furniture, fixtures and equipment in their operation. Personal property required in the operation of the subject would include furniture, fixtures and equipment in rooms as well as office and food and beverage equipment. Actual personal property taxes in 2003 are $18,920 which first half of $9,460 has been paid. The total taxable value was $199,010. Listed value is $209,010, indicating True Value (depreciated) at $806,611, rounded at $800,000.

          Combined real estate and personal property tax are estimated at $183,652.

[IRR LOGO]                                                               PAGE 68

HOLIDAY INN HUDSON                                             PROPERTY ANALYSIS

HIGHEST AND BEST USE ANALYSES

     PROCESS

          Before a property's value can be concluded, the highest and best use of the property must be determined for both the subject site as though vacant, and for the property as currently improved (if applicable). The highest and best use must be:

               - Legally permissible under the zoning laws and other restrictions that apply to the site.

               -    Physically possible for the site.

               -    Economically feasible.

               - Capable of producing the highest net return on investment (i.e. highest value) from among the possible, permissible, and economically feasible uses.

     AS THOUGH VACANT

          LEGALLY PERMISSIBLE

          Zoning codes, land use plans, easements, and private deed restrictions often restrict permitted uses. The site is zoned for business uses. Permitted uses include retail and hotel. Given prevailing land use patterns in the area, and recognizing the principle of conformity, only commercial use has been given further consideration in determining highest and best use of the site, as though vacant.

          PHYSICALLY POSSIBLE

          The physical characteristics of the site should reasonably accommodate any use that is not restricted by its size of 12.41 acres, or 540,580 square feet. If vacant, limited access SR 8 restricts accessibility. Big Box or high volume retail would be unlikely for this reason. Physical access may change with ODOT's access to I-80 changes scheduled to begin (subject phase) in 2011.

          FINANCIALLY FEASIBLE

          Based on the information discussed in the Lodging Market Analysis section of this report, there is currently a fairly low demand for hotel rooms. If vacant, new hotel development is unlikely. Additionally, the site size would accommodate a more mixed use type development. Most new hotels are built on much smaller sites. This would permit development of a hotel, or multiple hotels, restaurants, etc. Financial feasibility does not currently appear to exist.

          MAXIMALLY PRODUCTIVE

          Ultimate hotel or commercial use is the only use that meets the previous three tests. Accordingly, it is concluded to be maximally profitable, and the highest and best use of

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

HOLIDAY INN HUDSON                                             PROPERTY ANALYSIS

          the site, as though vacant. While immediate development is not considered feasible, a buyer may land bank the site for future lodging or commercial use.

     AS IMPROVED

          The subject site has been developed with a 2-story, full service, masonry-building hotel containing 288 rooms; the common area includes a restaurant known as Blossoms, Chasers Lounge, an indoor pool, outdoor pool, vending areas, and a total of 13,428 square feet of meeting space, and registration area. The improvements were constructed in 1967 and 1976; the gross building area is approximately 189,115 square feet.

          The existing use is the highest and best use of the site if it were vacant. Moreover, it produces a significant positive cash flow and this can reasonably be expected to continue. Accordingly, the existing use is concluded to be feasible.

          There are no alternative uses that could reasonably be expected to provide a higher present value than the current lodging use. The value produced by the existing improvements exceeds the value of the site, as if vacant. For these reasons, the existing use is concluded to be maximally productive, and the highest and best use of the property as improved.

[IRR LOGO]                                                               PAGE 70

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

VALUATION ANALYSIS

VALUATION METHODOLOGY

     The traditional methods of processing market data into a value indication include:

          -    Cost Approach;

          -    Sales Comparison Approach; and

          -    Income Capitalization Approach.

     The cost approach assumes that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility. This approach is particularly applicable when the improvements being appraised are relatively new and represent the highest and best use of the land, or when the property has unique or specialized improvements for which there is little or no sales data from comparable properties. Given the age of the subject improvements, significant accrued depreciation has occurred. A Cost Approach is not considered to yield a reliable estimate of value. It has therefore not been processed.

     The sales comparison approach assumes that an informed purchaser would pay no more for a property than the cost of acquiring another existing property with the same utility. This approach is especially appropriate when an active market provides sufficient reliable data that can be verified from authoritative sources. The sales comparison approach is less reliable in an inactive market, or when estimating the value of properties for which no real comparable sales data is available. It is also questionable when sales data cannot be verified with principals to the transaction.

     The income capitalization approach reflects the market's perception of a relationship between a property's potential income and its market value, a relationship expressed as a capitalization rate. This approach converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value indication through capitalization. This approach is widely applied when appraising income-producing properties.

     We have used two approaches to value (the Sales Comparison and Income Capitalization Approaches) in the preparation of this report. The reconciliation at the end of this appraisal report discusses the relative strengths and weaknesses of each approach.

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

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

SALES COMPARISON APPROACH

     In the sales comparison approach to value, the following steps have been taken in estimating market value.

          -    Research recent sales of comparable improved properties;

          - Select the most comparable sales and present the pertinent data on these sales;

          - Adjust the sales for differences in the various elements of comparison; and,

          - Summarize the analysis and conclude a value indication based upon the adjusted sale prices of the comparables.

     In performing the sales comparison approach, we surveyed sales activity for similar hotel properties in the area. Relying upon sales that occurred recently as the best indication of current investor attitudes and market behavior, we have selected seven improved sales as most comparable and as best indicators of value for the subject.

     The seven selected sales are summarized in a following table; the sale prices identified in the table have been adjusted for cash-equivalency, when appropriate. We have also included individual comparable data along with photographic exhibit and a location map. Pertinent data is summarized in the comparable sheet. Our adjustment process is based on revenue per available room (RevPar). RevPar accounts for occupancy and rate at each hotel and is a primary determinant of value for buyers and sellers in the marketplace. The RevPar of a hotel accounts for physical and economic factors.

     In analyzing the sales data, we have selected the price per guest unit as the unit of comparison. We have also considered a room revenue multiplier as a secondary analysis. Most buyers, sellers and brokers utilize price per room and room revenue multipliers when making an initial estimate of subject value. This is the unit of comparison most commonly quoted by brokers, sellers, and purchasers when discussing sales transactions and is considered the most relevant for the subject.

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

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

                                     SALE #1

NAME:                  HOLIDAY INN

LOCATION:              615 East Front Street,
                       Traverse City, Michigan

GRANTOR:               Bay Area Ltd.
                       Castrop Wolfe

GRANTEE:               Development

DATE OF SALE:          June 20, 2001

TERMS:                 Cash to new mortgage

VERIFICATION           E. Belfrage to Buyer

PROPERTY DATA

AGE:                   1970s

NO. OF RMS:            179

[MAP]

SALES PRICE:                $14,700,000 + $400,000 = $15,100,000

ROOMS INCOME:               $4,900,000

NET OPERATING INCOME:       $1,7775,000

RATIOS OF COMPARISON

PRICE/ROOMS:                $84,358

ROOM REVENUE MULTIPLIER:    3.1

OVERALL RATE:               11.75%

COMMENTS:                   PIP list for Holiday Inn was an additional $400,000.
                            Guest rooms have electronic locks for optimum security. In room amenities include data ports.
                            Income data is actual as of 2000. 1999 actual income was ADR: $93.47 occupancy of 75.74%, NOI of $1,571,844. Buyer expects 75% @ $100.

[PICTURE]

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

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

                                     SALE #2

NAME:                  TRUEMAN CLUB HOTEL

LOCATION:              900 E. Dublin Granville Rd.
                       Columbus, OH

GRANTOR:               Red Roof Inn Inc.

GRANTEE:               Govind Hospitality

DATE OF SALE:          8/8/2001

TERMS:                 Cash to seller

VERIFICATION           E. Belfrage to Buyer

PROPERTY DATA

  AGE:                 1973

  NO. OF RMS:          182

[MAP]

SALES PRICE:                $4,000,000 + Renovation + Profit $2,500,000 =
                            $6,500,000

ROOMS INCOME:               $2,869,776

NET OPERATING INCOME:       $800,000 est.

RATIOS OF COMPARISON

  PRICE/ROOMS:              $35,714

  ROOM REVENUE MULTIPLIER:  2.3

  OVERALL RATE:             12.3%

COMMENTS:                   Buyer projects $72 at 60% occupancy for rooms
                            department subsequent to conversion to Clarion.
                            Buyer originally expected Doubletree conversion.
                            Operates food and beverage.

[PICTURE]

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

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

                                     SALE #3

NAME:                  QUALITY INN CENTRAL

LOCATION:              4747 Montgomery Rd.
                       Norwood, Oh

GRANTOR:               Frisch's Restaurants

GRANTEE:               Stevens Hotel Group, LLC

DATE OF SALE:          5/2001

TERMS:                 Cash equivalent

VERIFICATION           E. Belfrage appraiser to buyer

PROPERTY DATA

  AGE:                 1969

  NO. OF RMS:          148

[MAP]

SALES PRICE:                $3,900,000

ROOMS INCOME:               $2,294,784 (projected 2001)

NET OPERATING INCOME:       $522,481 (projected 2001)

RATIOS OF COMPARISON

  PRICE/ROOMS:              $26,351

  ROOM REVENUE MULTIPLIER:  1.7

  OVERALL RATE:             13.4%

COMMENTS:                   Major renovations completed in 1996 with about $3.5
                            million in total renovation costs. Seller was Frisch's Restaurants who retained a separate adjacent freestanding restaurant. Property has operated as Quality Inn since construction. Quality
                            Inn required no PIP immediately. However, exterior paint or treatment may be necessary in the near future.

[PICTURE]

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

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

                                     SALE #4

NAME:                  RAMADA INN

LOCATION:              4363 St Rt. 43, Kent, Oh

GRANTOR:               Janus Hotels

GRANTEE:               Paddy RAO

DATE OF SALE:          12/31/2001

TERMS:                 Seller financed to facilitate
                       closing by 12/31/2001

VERIFICATION

PROPERTY DATA

  AGE:                 1976

  NO. OF RMS:          150

[MAP]

SALES PRICE:                $2,500,000 + $150,000 PIP = $2,650,000

ROOMS INCOME:               $1,423,062

NET OPERATING INCOME:       $396,468 est.

RATIOS OF COMPARISON

  PRICE/ROOMS:              $17,434

  ROOM REVENUE MULTIPLIER:  1.9

  OVERALL RATE:             11.2%

COMMENTS:                   Buyer in process of refinancing. $2.1 million seller
                            loan. Buyer to retain Ramada affiliation. Property was built as Holiday Inn and converted in 2001. 2001 rooms revenue was $1.5 million with $700,000 in F&B revenue. 4,742 meeting space. Janus purchased in August 2001 for $1.7 million and completed $400,000 in renovations for Ramada conversion. Seller is to pay for a portion of PIP.

[PICTURE]

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

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

                                     SALE #5

NAME:                  CLARION HOTEL

LOCATION:              7007 N High St., Worthington,
                       Oh

GRANTOR:               Boulevard Motel Corp.

GRANTEE:               He Hari, Inc.

DATE OF SALE:          2/15/2001

TERMS:                 Cash to seller

PROPERTY DATA

  AGE:                 1975

  NO. OF RMS:          231

[MAP]

SALES PRICE:                $5,650,000 including FF&E budget

ROOMS INCOME:               $2,800,000

NET OPERATING INCOME:       $775,000 est.

RATIOS OF COMPARISON

  PRICE/ROOMS:              $24,458

  ROOM REVENUE MULTIPLIER:  2.0

  OVERALL RATE:             13.7%

COMMENTS:                   Purchaser may convert to alternate franchise
                            affiliation. Radisson is being considered. However, at time of sale, purchase was based on "As Is" operations.

[PICTURE]

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

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

                                     SALE #6

NAME:                  FORMER SHERATON TO BE
                       CONVERTED TO HOWARD JOHNSON PLAZA

LOCATION:              2145 Hamilton Rd., Columbus,
                       Ohio

GRANTOR:               Bank of America

GRANTEE:               OM Management

DATE OF SALE:          5/24/2002

TERMS:                 Cash to seller

VERIFIED:

PROPERTY DATA

  AGE:                 1970

  NO. OF RMS:          205

[MAP]

SALES PRICE:                $3,375,000 + $250,000 = $3,625,000

ROOMS INCOME:               $1,850,000 est.

NET OPERATING INCOME:       $450,000 est.

RATIOS OF COMPARISON

  PRICE/ROOMS:              $17,683

  ROOM REVENUE MULTIPLIER:  1.96

  OVERALL RATE:             12.4%

COMMENTS:                   Buyer to convert to Howard Johnson Plaza, a Cendant
                            brand. Financing is SBA and conventional. Buyer will complete roofing repairs and spend about $250,000 for conversion. Franchise Bennegan's is located in F&B Division, operated by owner. Seller repossessed from Frieden Hotel Group, who has renovated and converted from former Ramada to Sheraton Four
                            Points.

[PICTURE]

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

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

                           SUMMARY OF COMPARABLE SALES

                                                  TOTAL    YEAR         SALE         PRICE/
NO.    NAME/ADDRESS                SALE DATE      ROOMS    BUILT        PRICE         UNIT      RRM
----------------------------------------------------------------------------------------------------
       Holiday Inn
1      615 E. Front Street         6/20/2001       179     1970s     $15,300,000    $ 85,475       3
       Traverse City, MI
----------------------------------------------------------------------------------------------------
       Truman Club Hotel
2      900 E. Dublin Granville     8/8/2001        182     1973      $ 6,500,000    $ 35,714     2.3
       Columbus, OH
----------------------------------------------------------------------------------------------------
       Quality Inn Central
3      4747 Montgomery Rd.          5/2001         148     1969      $ 3,900,000    $ 26,351     1.7
       Norwood, OH
----------------------------------------------------------------------------------------------------
       Ramada Inn
4      4363 St. Rt. 43             12/31/2001      150     1976      $ 2,650,000    $ 17,434     1.9
       Kent, OH
----------------------------------------------------------------------------------------------------
       Clarion Hotel
5      7007 N. High St.            2/15/2001       231     1975      $ 5,650,000    $ 24,458     2.0
       Worthington, OH
----------------------------------------------------------------------------------------------------
       Former Sheraton
6      2145 Hamilton Rd.           5/24/2002       205     1970      $ 3,625,000    $ 17,683    1.96
       Columbus, OH
----------------------------------------------------------------------------------------------------

     The price per unit and room revenue multiplier (RRM) are relied upon by market participants. We have considered that due to the income producing nature of the subject, all aspects of a property's investment appeal are incorporated in revenue per available room. This obviously assumes comparable net income ratios as would be found in properties with similar physical attributes. The following adjustment grid compares the comparables to the subject based on dissimilarities in RevPar.

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

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

                             SALES COMPARISON CHART

                                                            1                     2                     3
                                --------------------------------------------------------------------------------
                                   SUBJECT             HOLIDAY INN           TRUEMAN CLUB          QUALITY INN
                                   PROPERTY         TRAVERSE CITY, MI        COLUMBUS, OH          NORWOOD, OH
----------------------------------------------------------------------------------------------------------------
Sale Price                                            $    2,500,000        $    6,500,000        $    3,900,000
# of Rooms                            288                        179                   182                   148
Date of Sale                                                 6/20/01              8/8/2001                5/2001
Year Opened                        1967/1976                   1970s                  1973                  1969
----------------------------------------------------------------------------------------------------------------

Property Rights Conveyed          Fee Simple            Fee Simple            Fee Simple            Fee Simple
Adjustment
Adjusted Unit Price                                   $       85,475        $       35,714        $       26,351
----------------------------------------------------------------------------------------------------------------

Conditions of Sale                                     Arm's Length          Arms Length           Arms Length
Adjusted Unit Price                                   $       85,475        $       35,714        $       26,351
----------------------------------------------------------------------------------------------------------------

RevPar *                        $        32.64        $        76.53        $        43.20        $        42.48
Adjustment                                                       -57%                  -24%                  -23%
Adjusted Unit Price                                   $       36,754        $       27,143        $       20,290
----------------------------------------------------------------------------------------------------------------

                                      4                      5                       6
                                ------------------------------------------------------------
                                                                                  FORMER
                                                        CLARION HOTEL            SHERATON
                                  RAMADA INN            WORTHINGTON,             COLUMBUS,
                                   KENT, OH                  OH                     OH
--------------------------------------------------------------------------------------------
Sale Price                      $    2,650,000         $    5,650,000         $    3,625,000
# of Rooms                                 150                    231                    205
Date of Sale                        12/31/2001              2/15/2001              5/24/2002
Year Opened                               1976                   1975                   1970
--------------------------------------------------------------------------------------------

Property Rights Conveyed          Fee Simple             Fee Simple             Fee Simple
Adjustment
Adjusted Unit Price             $       17,434         $       24,458         $       17,683
--------------------------------------------------------------------------------------------

Conditions of Sale               Arms Length            Arms Length            Arms Length
Adjusted Unit Price             $       17,434         $       24,458         $       17,683
--------------------------------------------------------------------------------------------

RevPar *                        $        25.99         $        33.21         $        24.72
Adjustment                                  26%                    -2%                    32%
Adjusted Unit Price             $       21,967         $       23,969         $       23,342
--------------------------------------------------------------------------------------------

*  Based on first full year, or stabilized year revenue

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

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

     After consideration of the RevPar adjustment to the price per room indication, a range of from $20,290 to $36,754 is offered. Sales 3 and 5 required the lowest adjustment and indicates a range from $20,290 to $23,969 per unit. A conclusion at $22,000 per room is utilized. Calculations are as follows:

UNIT PRICE                X          # UNITS             =         VALUE
----------                           -------                       -----
$22,000                                288                       $6,336,000

                                     ROUNDED                     $6,300,000

     A room revenue multiplier offers a close range indication of from 1.7 to
     3.0 times. The most comparable sales indicated a low range of 1.7 to 2.0. Using a multiplier of 1.8 times stabilized room gross as used in the Direct Capitalization Approach, calculations of value are as follows.

ROOM SALES                X            RRM           =             VALUE
----------                             ---                         -----
$3,431,144                             1.8                       $6,176,059

                                     ROUNDED                     $6,200,000

     The Sales Comparison Approach conclusion is $6,200,000 to $6,300,000.

     The subject was purchased by the prior owner for $13,369,350 by Janus Hotels. This transfer occurred in 1998, prior to the capital market disruption. Significant supply additions and the recession have resulted in declining hotel values. Given the age of this transaction and changes in market conditions, it has little bearing on the current market value.

     The indication of value by the Sales Comparison Approach does not consider the cost of the Product Improvement Plan needed to maintain the Holiday Inn affiliation or deduction of maintenance items cited in the Improvements Description, or resulting from due diligence inspections.

[IRR LOGO]                                                               PAGE 81

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

INCOME CAPITALIZATION APPROACH

     INTRODUCTION

          The income capitalization approach uses one or more techniques in which the subject's anticipated net operating income is capitalized into a value indication. The validity of this value indication depends on the quality of the data available to estimate income, vacancy, and expenses and to select a capitalization rate. Other important factors concern the characteristics of the income stream, its economic life span, and the method used to convert the net income into value.

          Following is an overview of the steps used in the income capitalization approach.

          - Estimate potential gross income. This involves multiplying the number of rooms by the average daily rate (ADR) multiplied by a projected average annual occupancy. The ADR and occupancy are typically based upon historical experience in the subject and data extracted from the marketplace. Additional revenues from other operating departments are then considered.

          -    Estimate expenses.

          -    Calculate the reconstructed net operating income.

          - Select a capitalization rate from the market to use in direct capitalization.

          - Perform a discounted cash flow analysis to estimate value through yield analysis.

          - Reconcile a value indication for the income capitalization approach.

     INCOME ESTIMATE

          Economic rent is market rent or the average room rate a potential patron is warranted in paying and the motel operator is warranted in receiving for services. Forecasting of the subject's economic income involves an analysis of room sales. This is best accomplished by stabilized historical operation in conjunction with comparison with other similar motel properties available within the subject's effective market area. This was conducted in the Market Analysis section of this report.

          Average daily rate and occupancy levels on a stabilized basis as determined in the Market Analysis section cited stabilized ADR and occupancy in 2003 at $68 and 48%.

          Total room revenue is calculated as follows.

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

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

ROOMS        X          DAYS OF THE YEAR         =         ROOM NIGHTS AVAILABLE
-----                   ----------------                   ---------------------
288                           365                                   105,120

RNA          X         PROJECTED OCCUPANCY       =            ROOM NIGHTS SOLD
---                    -------------------                    ----------------
105,120                       48%                                  50,458

RNS          X         AVERAGE DAILY RATE        =              ROOM SALES
---                    ------------------                       ----------
50,458                        $68                               $3,431,144

     ESTIMATION OF NET OPERATING INCOME

          The subject property was originally built as a Holiday Inn Hotel. It has historically been operated and is currently operated as a Holiday Inn. Integra Realty Resources has been provided with historical operating statements which have been compiled in a comparative statement on the following page.

          We have studied industry standard Experience Exchange Reports published by both Smith Travel Research (the Host Report) and PKF Consulting (the Trend Report). These industry trend reports identify full service hotels by price, category, size and region.

          Smith Travel Research has prepared a custom Host Report for 34 midmarket, full service hotels in Ohio, Indiana, Michigan and Kentucky. This study was conducted for Integra Realty Resources, specifically for this assignment. This data is also presented for determination of stabilized operating expenses for the subject property.

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

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

                               HOLIDAY INN HUDSON
                         HISTORICAL OPERATING STATEMENTS


    DESCRIPTION               2000      %REV    PAR     POR      2001      %REV     PAR     POR      2002      %REV    PAR    POR
    -----------               ----      ----    ---     ---      ----      ----     ---     ---      ----      ----    ---    ---
INCOME:
ROOMS                  288 $4,555,110  61.23% $15,816 $ 82.46 $3,888,707   60.74% $13,502 $ 76.03 $3,540,782  59.03% $12,294 $ 69.54
FOOD & BEVERAGE            $2,523,121  33.92% $ 8,761 $ 45.68 $2,160,022   33.74% $ 7,500 $ 42.23 $2,074,228  34.58% $ 7,202 $ 40.74
TELEPHONE                  $   59,509   0.80% $   207 $  1.08 $   47,211    0.74% $   164 $  0.92 $   45,388   0.76% $   158 $  0.89
OTHER                      $  301,128   4.05% $ 1,046 $  5.45 $  305,833    4.78% $ 1,062 $  5.98 $  338,000   5.63% $ 1,174 $  6.64

TOTAL REVENUE              $7,438,868 100.00% $25,829 $134.66 $6,401,773  100.00% $22,228 $125.16 $5,998,398 100.00% $20,828 $117.81

EXPENSE:
OPERATED DEPT.
ROOMS                      $1,031,437  22.64% $ 3,581 $ 18.67 $  952,017   24.48% $ 3,306 $ 18.61 $  882,095  24.91% $ 3,063 $ 17.32
FOOD & BEVERAGE            $2,010,812  79.70% $ 6,982 $ 36.40 $1,853,852   85.83% $ 6,437 $ 36.24 $1,730,742  83.44% $ 6,010 $ 33.99
TELEPHONE                  $   53,321  89.60% $   185 $  0.97 $   54,585  115.62% $   190 $  1.07 $   43,199  95.18% $   150 $  0.85
OTHER OPERATED DEPT.       $        0   0.00% $     0 $    -- $        0    0.00% $     0 $    -- $        0   0.00% $     0 $    --
TOTAL OPER. DEPT. EXPENSE  $3,095,570  41.61% $10,749 $ 56.04 $2,860,454   44.68% $ 9,932 $ 55.92 $2,656,036  44.28% $ 9,222 $ 52.17

UNDISTRIBUTED EXPENSE
ENERGY                     $  489,205   6.58% $ 1,699 $  8.86 $  492,046    7.69% $ 1,708 $  9.62 $  489,163   8.15% $ 1,698 $  9.61
MARKETING                  $  325,794   4.38% $ 1,131 $  5.90 $  400,724    6.26% $ 1,391 $  7.83 $  464,342   7.74% $ 1,612 $  9.12
REPAIR & MAINTENANCE       $  318,240   4.28% $ 1,105 $  5.76 $  315,748    4.93% $ 1,096 $  6.17 $  298,664   4.98% $ 1,037 $  5.87
ADMIN. & GENERAL           $  589,490   7.92% $ 2,047 $ 10.67 $  571,726    8.93% $ 1,985 $ 11.18 $  535,942   8.93% $ 1,861 $ 10.53
TOTAL UNDISTRIBUTED EXP.   $1,722,729  23.16% $ 5,982 $ 31.19 $1,780,244   27.81% $ 6,181 $ 34.80 $1,788,111  29.81% $ 6,209 $ 35.12

MANAGEMENT                 $        0   0.00% $     0 $    -- $        0    0.00% $     0 $    -- $        0   0.00% $     0 $    --
FRANCHISE FEES             $  478,372   6.43% $ 1,661 $  8.66 $  374,985    5.86% $ 1,302 $  7.33 $  346,845   5.78% $ 1,204 $  6.81

FIXED EXPENSE
INSURANCE                  $   30,000   0.40% $   104 $  0.54 $   48,810    0.76% $   169 $  0.95 $   46,469   0.77% $   161 $  0.91
REAL ESTATE TAX            $  400,294   5.38% $ 1,390 $  7.25 $  264,164    4.13% $   917 $  5.16 $  225,784   3.76% $   784 $  4.43
LEASE / RENT               $        0   0.00% $     0 $    -- $      250    0.00% $     1 $  0.00 $    1,796   0.03% $     6 $  0.04
RESERVES                   $        0   0.00% $     0 $    -- $        0    0.00% $     0 $    -- $        0   0.00% $     0 $    --
TOTAL FIXED EXPENSE        $  430,294   5.78% $ 1,494 $  7.79 $  313,224    4.89% $ 1,088 $  6.12 $  274,049   4.57% $   952 $  5.38

TOTAL EXPENSE              $5,726,965  76.99% $19,885 $103.67 $5,328,907   83.24% $18,503 $104.18 $5,065,041  84.44% $17,587 $ 99.48

NET OPERATING INCOME       $1,711,903  23.01% $ 5,944 $ 30.99 $1,072,866   16.76% $ 3,725 $ 20.97 $  933,357  15.56% $ 3,241 $ 18.33
ROOMS SOLD                     55,240                             51,150                              50,915
OCCUPANCY                        52.5%                              48.7%                               48.4%
AVERAGE DAILY RATE         $    82.46                         $    76.03                          $    69.54
AVE F&B PER OCCUPIED ROOM  $    45.68                         $    42.23                          $    40.74

[IRR LOGO]                                                               PAGE 84

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

                          TRENDS IN THE HOTEL INDUSTRY
                         SUMMARY OF FULL SERVICE HOTELS

FULL SERVICE HOTELS
RATIOS TO REVENUES AND DOLLARS PER AVAILABLE ROOM                    [ILLEGIBLE]

                                                    ALL FULL-SERVICE  AVERAGE FOR TOP
                                                          HOTELS          25%(3)       NORTH CENTRAL  OVER 200 ROOMS  UNDER $70.00
                                                    -------------------------------------------------------------------------------
                                                       (%)     ($)     (%)      ($)     (%)     ($)    (%)     ($)     (%)    ($)
REVENUES:
Rooms                                                  65.9   23,837    63.9   35,814   63.5  20,161   64.5   24,543   69.9  13,302
Food - including Other Income                          23.6    8,526    23.8   13,362   26.6   8,434   24.7    9,401   22.3   4,237
Beverage                                                4.6    1,670     5.1    2,863    4.8   1,525    4.8    1,825    4.0     759
Telecommunications                                      1.8      654     2.2    1,212    1.7     535    1.8      698    1.3     247
Other Operated Departments                              3.0    1,069     3.7    2,088    2.5     780    3.1    1,160    1.4     264
Rentals and Other Income                                1.2      417     1.4      755    1.1     335    1.2      456    1.1     213
                                                      -----------------------------------------------------------------------------

 Total Revenues                                       100.0   36,174   100.0   56,094  100.0  31,770  100.0   38,082  100.0  19,022

DEPARTMENTAL COSTS AND EXPENSES:
Rooms                                                  17.3    6,269    15.9    8,934   16.4   5,214   17.0    6,455   20.3   3,854
Food                                                   19.0    6,875    19.0   10,673   20.5   6,502   19.7    7,519   18.1   3,441
Beverage                                                2.4      861     2.4    1,370    2.2     705    2.4      924    2.5     467
Telecommunications                                      1.0      370     1.0      557    1.1     332    1.0      391    1.1     216
Other Operated Departments                              1.7      603     2.1    1,194    1.2     394    1.7      644    0.7     131
                                                      -----------------------------------------------------------------------------

 Total Costs and Expenses                              41.4   14,978    40.5   22,729   41.4  13,146   41.8   15,933   42.6   8,110
                                                      -----------------------------------------------------------------------------

Total Operated Departmental Income                     58.6   21,195    59.5   33,365   58.6  18,623   58.2   22,149   57.4  10,912

UNDISTRIBUTED OPERATING EXPENSES:(2)
Administrative and General                              9.1    3,274     7.9    4,404    9.0   2,847    8.9    3,386   10.7   2,042
Franchise Fees - including Marketing Fees               2.9    1,041     2.1    1,191    3.0     960    2.7    1,028    4.7     886
Marketing                                               5.6    2,034     5.1    2,858    5.7   1,813    5.6    2,134    6.4   1,216
Property Operation and Maintenance                      5.0    1,796     4.2    2,341    5.4   1,703    4.9    1,853    6.1   1,157
Utility Costs                                           4.1    1,493     3.2    1,817    4.3   1,363    4.1    1,554    5.5   1,053
Other Unallocated Operated Departments                    -        2       -        1      -       -      -        2      -       1
                                                      -----------------------------------------------------------------------------

 Total Undistributed Expenses                          26.7    9,640    22.5   12,611   27.3   8,686   26.2    9,957   33.4   6,356
                                                      -----------------------------------------------------------------------------

Income before Fixed Charges                            31.9   11,555    37.0   20,753   31.3   9,938   32.0   12,192   24.0   4,556

MANAGEMENT FEES, PROPERTY TAXES, AND INSURANCE:(2)
Management Fees                                         2.6      930     2.4    1,354    2.6     838    2.6      970    2.9     558
Property Taxes and Other Municipal Charges              3.7    1,352     3.6    2,033    4.7   1,483    3.7    1,423    3.7     694
Insurance                                               1.0      374     0.9      483    0.9     292    1.0      383    1.4     274
                                                      -----------------------------------------------------------------------------

 Total Management Fees, Property Taxes,
  and Insurance                                         7.3    2,656     6.9    3,869    8.2   2,613    7.3    2,775    8.0   1,527
                                                      -----------------------------------------------------------------------------
Income before Other Fixed Charges(1)                   24.6    8,899    30.1   16,884   23.1   7,325   24.7    9,416   15.9   3,030
                                                      -----------------------------------------------------------------------------

Source: Trends 2003

* Average based on total groups, although not all establishments reported data.

** Income before deducting Depreciation, Rent, Interest, Amortization, and Income Taxes.

[IIR LOGO]                                                               PAGE 85

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

                                   HOST REPORT
                               FULL SERVICE HOTELS

                                                 EAST NORTH CENTRAL              ECONOMY               150 TO 300 ROOMS
                                              -----------------------------------------------------------------------------
                                                %      $ POR    $PAR      %      $ POR     $PAR     %      $ POR     $PAR
                                              ======  =======  =======  ======  =======  =======  ======  =======   =======
REVENUE
 Rooms                                         63.1%  $116.47  $25,481   69.0%  $ 74.99  $16,101   64.3%  $106.07   $30,170
 Food                                          19.8%  $ 36.51  $ 7,987   16.8%  $ 18.27  $ 3,923   18.4%  $ 30.42   $10,211
 Beverage                                       4.9%  $  9.10  $ 1,991    4.1%  $  4.49  $   964    4.3%  $  7.16   $ 2,195
 Other Food & Beverage                          5.0%  $  9.17  $ 2,007    4.8%  $  5.16  $ 1,108    3.7%  $  6.12   $ 2,964
 Telecommunications                             2.0%  $  3.74  $   818    1.6%  $  1.72  $   369    1.8%  $  2.89   $   988
 Other Operated Departments                     3.1%  $  5.68  $ 1,244    2.0%  $  2.22  $   477    5.9%  $  9.73   $ 2,263
 Rentals & Other Income                         2.0%  $  3.60  $   788    1.5%  $  1.64  $   353    1.6%  $  2.58   $   934
 Cancellation Fee                                .1%  $   .24  $    53     .1%  $   .08  $    18     .1%  $   .21   $   132
 TOTAL REVENUES                               100.0%  $184.51  $40,369  100.0%  $108.57  $23,313  100.0%  $165.18   $49,857
                                              -----   -------  -------  -----   -------  -------  -----   -------   -------
DEPARTMENTAL EXPENSES
 Rooms                                         25.3%  $ 29.51  $ 6,457   29.5%  $ 22.15  $ 4,755   25.7%  $ 27.26   $ 7,466
 Food & Beverage                               73.0%  $ 39.99  $ 8,750   80.0%  $ 22.33  $ 4,795   77.4%  $ 33.84   $11,359
 Telecommunications                            50.7%  $  1.90  $   415   79.6%  $  1.37  $   293   54.7%  $  1.58   $   514
 Other Operated Departments                     2.4%  $  4.52  $   988    1.4%  $  1.49  $   321    2.8%  $  4.63   $ 1,795
 TOTAL EXPENSES                                41.1%  $ 75.92  $16,610   43.6%  $ 47.34  $10,164   40.7%  $ 67.31   $21,134
                                              -----   -------  -------  -----   -------  -------  -----   -------   -------
TOTAL DEPARTMENTAL PROFIT                      58.9%  $108.59  $23,759   56.4%  $ 61.23  $13,149   59.3%  $ 97.87   $28,723
                                              -----   -------  -------  -----   -------  -------  -----   -------   -------
UNDISTRIBUTED OPERATING EXPENSES
 Administrative & General                       8.9%  $ 16.39  $ 3,586    9.0%  $  9.79  $ 2,101    9.1%  $ 15.02   $ 4,234
 Marketing                                      6.8%  $ 12.48  $ 2,731    7.3%  $  7.94  $ 1,706    7.0%  $ 11.61   $ 3,419
 Utility Costs                                  3.6%  $  6.62  $ 1,448    5.9%  $  6.44  $ 1,382    4.2%  $  6.89   $ 1,830
 Property Operating & Maintenance               5.1%  $  9.48  $ 2,075    6.1%  $  6.62  $ 1,422    4.9%  $  8.15   $ 2,284
                                              -----   -------  -------  -----   -------  -------  -----   -------   -------
 TOTAL UNDISTRIBUTED OPERATING EXPENSES        24.4%  $ 44.97  $ 9,840   28.4%  $ 30.79  $ 6,611   25.2%  $ 41.67   $11,767

 GROSS OPERATING PROFIT                        34.5%  $ 63.62  $13,919   28.0%  $ 30.44  $ 6,538   34.1%  $ 56.20   $16,956

  Franchise Fees (Royalty)                       .7%  $  1.24  $   271    1.1%  $  1.25  $   267    1.3%  $  2.07   $   229
  Management Fees                               3.4%  $  6.22  $ 1,360    3.0%  $  3.23  $   693    2.8%  $  4.59   $ 1,657
                                              -----   -------  -------  -----   -------  -------  -----   -------   -------

INCOME BEFORE FIXED CHARGES                    30.4%  $ 56.16  $12,288   23.9%  $ 25.96  $ 5,578   30.0%  $ 49.54   $15,070
                                              -----   -------  -------  -----   -------  -------  -----   -------   -------
SELECTED FIXED CHARGES
 Property Taxes                                 5.1%  $  9.37  $ 2,050    1.9%  $  2.06  $   442    2.8%  $  4.59   $ 1,590
 Insurance                                       .6%  $  1.10  $   240    1.0%  $  1.06  $   228     .8%  $  1.30   $   350
 Reserve for Capital Replacement                1.6%  $  2.92  $   639    2.1%  $  2.24  $   482    1.6%  $  2.65   $   916
                                              -----   -------  -------  -----   -------  -------  -----   -------   -------
AMOUNT AVAILABLE FOR DEBT SERVICE & OTHER
FIXED CHARGES *                                23.1%  $ 42.77  $ 9,359   18.9%  $ 20.60  $ 4,426   24.8%  $ 41.00   $12,214
                                              =====   =======  =======  =====   =======  =======  =====   =======   =======
OCCUPANCY                                                61.2%                       64%                     62.5%
                                              -----   -------  -------  -----   -------  -------  -----   -------   -------
ROOMS                                                     277                       217                       215
                                              -----   -------  -------  -----   -------  -------  -----   -------   -------
AVERAGE RATE                                          $166.47                   $ 74.99                   $106.08
                                              =====   =======  =======  =====   =======  =======  =====   =======   =======

     Source: Smith Travel Research 2002

[IRR LOGO]                                                               PAGE 86

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

                               CUSTOM HOST REPORT

                     2001 FULL-SERVICE: SELECTED PROPERTIES

           34 PROPERTIES                          RATIO TO       AMOUNT PER     AMOUNT/OCCUPIED
         6,935 TOTAL ROOMS                         SALES       AVAILABLE ROOM     ROOM NIGHT
======================================            ========     ==============   ===============
REVENUE
 Rooms                                              66.4%         $17,126           $ 80.93
 Food                                               20.1%         $ 5,174           $ 24.45
 Beverage                                            5.0%         $ 1,278           $  6.04
 Other Food & Beverage                               4.7%         $ 1,202           $  5.68
 Telecommunications                                  1.5%         $   399           $  1.89
 Other Operated Departments                          1.6%         $   413           $  1.95
 Rentals & Other Income                               .6%         $   164           $   .78
 Cancellation Fee                                     .1%         $    35           $   .17
 TOTAL REVENUES                                    100.0%         $25,791           $121.89
                                                  ------          -------           -------
DEPARTMENTAL EXPENSES
 Rooms                                              25.2%         $ 4,317           $ 20.40
 Food & Beverage                                    74.8%         $ 5,724           $ 27.05
 Telecommunications                                 60.2%         $   240           $  1.14
 Other Operated Departments                          1.8%         $   459           $  2.16
 TOTAL EXPENSES                                     41.6%         $10,740           $ 50.75
                                                  ------          -------           -------
DEPARTMENTAL PROFITS
 Rooms                                              74.8%         $12,809           $ 60.53
 Food & Beverage                                    25.2%         $ 1,930           $  9.12
 Telecommunications                                 39.8%         $   159           $   .75
 Other Operated Departments                         98.2%         $   118           $   .57
 TOTAL DEPARTMENTAL PROFIT                          58.4%         $15,051           $ 71.14
                                                  ------          -------           -------
UNDISTRIBUTED OPERATING EXPENSES
 Administrative & General                            9.4%         $ 2,433           $ 11.50
 Marketing                                           7.8%         $ 2,007           $  9.48
 Utility Costs                                       5.1%         $ 1,320           $  6.24
 Property Operating & Maintenance                    6.4%         $ 1,652           $  7.81
                                                  ------          -------           -------
TOTAL UNDISTRIBUTED OPERATING EXPENSES              28.7%         $ 7,412           $ 35.03
                                                  ------          -------           -------
GROSS OPERATING PROFIT                              29.7%         $ 7,639           $ 36.11
                                                  ------          -------           -------
 Franchise Fees (Royalty)                            2.6%         $   666           $  3.15
 Management Fees                                     2.9%         $   752           $  3.56
                                                  ------          -------           -------
INCOME BEFORE FIXED CHARGES                         24.1%         $ 6,221           $ 29.40
                                                  ------          -------           -------
SELECTED FIXED CHARGES
 Property Taxes                                      3.0%         $   764           $  3.61
 Insurance                                           1.1%         $   272           $  1.29
 Reserve for Capital Replacement                      .3%         $    78           $   .37
                                                  ------          -------           -------
AMOUNT AVAILABLE FOR DEBT SERVICE &
OTHER FIXED CHARGES *                               19.7%         $ 5,107           $ 24.13
                                                  ======          =======           =======
OCCUPANCY                                           58.1%
                                                  ------          -------           -------
AVERAGE RATE                                      $80.93
                                                  ======          =======           =======

Source: Smith Travel Research 2003

* Other fixed charges include depreciation and amortization, interest, rent and equipment leases

[IRR LOGO]                                                               PAGE 87

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

     REVENUES

     ROOMS REVENUE

          Room revenue was projected at the beginning of this section at $3,431,144. This is supported by a detailed penetration and yield study within the Market Analysis section.

     RESTAURANT INCOME

          The food and beverage division has been operated by the hotel. Historically, food and beverage revenue per occupied room has ranged from $40.74 to $45.68. Integra Realty Resources has appraised many full service restaurants in hotel operations with food and beverage revenue totaling from $24.11 to $62.14 per occupied room. The Custom Host Report shows $36.17. PKF Report is not applicable. Trend Reports for 2002 publish the following:

                        FOOD & BEVERAGE PER OCCUPIED ROOM

REPORT                ECONOMY                 ENC REGION                 150-300 RMS
------                -------                 ----------                 -----------
Host                  $ 27.92                   $54.78                      $43.70

          The projected stabilized food and beverage revenue including banquet room rental is projected at $40.00 per occupied room.

     TELEPHONE INCOME

          Telephone revenue historically has ranged from $158 to $207 per available room. This is equivalent to annual revenue of $45,388 to $59,509. This is also equivalent to $0.89 to $1.08 per occupied room. Telephone revenue is declining due to cellular usage. We have estimated total telephone revenue at $40,000.

     OTHER INCOME

          Other revenue includes guest laundry, vending revenue, lease, no-show, amusement park, game room, etc. Other revenue also includes net rent from Ameritech for the training center at $266,492.11 annually. This lease expires June 2004. It was originally executed in 1975 with amendments over time. This appraisal assumes this lease is renegotiated and extended throughout the duration of ownership. Discussions with the GM indicate that Ameritech has considered relocating to their own facility, however nothing more is known at this time. Total other revenue ranged from $1,046 to $1,174 per available room, or $301,128 to $338,000. This is equivalent to $5.45 to $6.64 per occupied room. We have projected stabilized other revenue at $335,000.

[IRR LOGO]                                                               PAGE 88

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

     DEPARTMENTAL EXPENSES

     ROOMS EXPENSE

          Rooms expense includes wages for front desk and housekeeping personnel, payroll taxes, guest supplies, cleaning supplies and laundry, linens, advertising, and miscellaneous expenses. Rooms also should include all franchise reservation fees such as Holidex Systems, etc.

                                  ROOMS EXPENSE

                                SUBJECT HISTORY                                            CUSTOM          SUBJECT
                                  2000/01/02               HOST               PKF           HOST        STABILIZED YR
                                ---------------            ----               ---          ------       -------------
RATIO TO DEPT. REVENUE         22.6%/24.5%/24.9  %      25.3%-29.5%           NA             25.2%            25%
$ PER OCCUPIED RM            $18.67/$18.61/$17.32      $22.15-$29.51          NA           $20.40
$ PER AVAIL ROOM/YR          $3,581/$3,306/$3,063      $4,755-$7,466     $3,854-$8,934     $4,317

          On a stabilized basis, a rooms expense of 25% is utilized, which includes Holiday Inn reservation costs.

     FOOD AND BEVERAGE

          Food and beverage expense includes all costs of labor, food costs, liquor costs, table and glass services, etc. Banquet expenses are also considered.

                            FOOD AND BEVERAGE EXPENSE

                               SUBJECT HISTORY                                        CUSTOM        SUBJECT
                                 2000/01/02                 HOST         PKF           HOST      STABILIZED YR
                               ---------------              ----         ---          ------     -------------
RATIO TO DEPT. REVENUE        79.7%/85.8%/83.4   %        73%-80%        NA             74.8%         83%
$ PER OCCUPIED RM            $36.40/$36.24/$33.99      $22.33-$39.99     NA           $27.05
$ PER AVAIL ROOM/YR          $6,982/$6,437/$6,010      $4,795-$11,359    NA           $5,724

          Given historical expenses and trend data, we have utilized 83% for food and beverage expense.

     TELEPHONE EXPENSE

          Telephone expense includes local and long distance calls and line charges.

                                TELEPHONE EXPENSE

                               SUBJECT HISTORY                                        CUSTOM        SUBJECT
                                  2000/01/02               HOST          PKF           HOST      STABILIZED YR
                               ---------------             ----          ---          ------     -------------
RATIO TO DEPT. REVENUE       89.6%/115.6%/95.2%          50.7-79.6%      NA            60.2%          95%
$ PER OCCUPIED RM           $ 0.97/$1.07/$0.85         $1.37-$1.90       NA           $1.14
$ PER AVAIL ROOM/YR         $   185/$190/$150          $ 293-$514        NA           $240

          In this analysis we have utilized 95% telephone expense in line with operations history.

     OTHER EXPENSE

          Costs associated with other revenue have historically reflected net revenue.

[IRR LOGO]                                                               PAGE 89

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

     UNDISTRIBUTED EXPENSES

     ENERGY COSTS

          Energy costs include all heat, light and power costs.

                                 ENERGY EXPENSE

                                 SUBJECT HISTORY                                                CUSTOM      SUBJECT
                                    2000/01/02                 HOST                  PKF         HOST    STABILIZED YR
                                 ---------------               ----                  ---        ------   -------------
RATIO TO DEPT. REVENUE            6.6%/7.7%/8.2%             3.6%-5.9%            3.2%-5.5%        5.1%        8%
$ PER OCCUPIED RM              $ 8.86/$9.62/$9.61          $ 6.44-$6.89              N/A        $ 6.24
$ PER AVAIL ROOM/YR            $1,699/$1,708/$1,698        $1,382-$1,830        $1,053-$1,817   $1,320

          Due to the subject's public area a higher expense is reasonable. We have concluded to 8% for energy expense.

     MARKETING

                                MARKETING EXPENSE

                                 SUBJECT HISTORY                                                CUSTOM      SUBJECT
                                   2000/01/02                  HOST                  PKF         HOST    STABILIZED YR
                                 ---------------               ----                  ---        ------   -------------
RATIO TO DEPT. REVENUE            4.4%/6.3%/7.7%             6.8%-7.3%             5.1-6.4%        7.8%        8%
$ PER OCCUPIED RM              $ 5.90/$7.83/$9.12          $ 7.94-$12.48             N/A        $ 9.48
$ PER AVAIL ROOM/YR            $1,131/$1,391/$1,612        $1,706-$3,419        $1,216-$2,858   $20.07

          The Holiday Inn marketing fee is 1.5% of room revenue which was previously allocated under franchise fees. We have concluded to 8% in this analysis.

     FRANCHISE FEES

          The subject is a Holiday Inn Hotel. Maintenance of the affiliation is crucial to continued operation at the projected performance. Holiday Inn's royalty costs are 5% of room's revenue, which equates to 2.95% of total revenue. Various chain franchise affiliation costs are summarized on the following pages.

[IRR LOGO]                                                               PAGE 90

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

     FRANCHISE FEES CHART

[IRR LOGO]                                                               PAGE 91

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

     REPAIR AND MAINTENANCE

          Repair and maintenance expenses include exterior building maintenance and repair, parking lot maintenance, lawn care, landscaping, minor room repair and maintenance costs.

                         REPAIR AND MAINTENANCE EXPENSE

                                  SUBJECT HISTORY                                               CUSTOM      SUBJECT
                                    2000/01/02                 HOST                  PKF         HOST    STABILIZED YR
                                 ---------------               ----                  ---        ------   -------------
RATIO TO DEPT. REVENUE             4.3%/4.9%/5%              4.9%-6.1%            4.2%-6.1%        6.4%        5%
$ PER OCCUPIED RM              $ 5.76/$6.17/$5.87          $ 6.62-$9.48              N/A        $ 7.81
$ PER AVAIL ROOM/YR            $1,105/$1,096/$1,037        $1,422-$2,284        $1,157-$2,341   $16.52

          We have concluded to 5% in this analysis, recognizing that a separate reserve for replacement is considered.

     ADMINISTRATIVE AND GENERAL

                       ADMINISTRATIVE AND GENERAL EXPENSE

                                  SUBJECT HISTORY                                               CUSTOM      SUBJECT
                                    2000/01/02                  HOST                 PKF         HOST    STABILIZED YR
                                 ---------------                ----                 ---        ------   -------------
RATIO TO DEPT. REVENUE            7.9%/8.9%/8.9%             8.9%-9.1%            7.9%-10.7%       9.4%        9%
$ PER OCCUPIED RM              $10.67/$11.18/$110.53       $ 9.79-$16.39             N/A        $11.50
$ PER AVAIL ROOM/YR            $2,047/$1,985/$1,861        $2,101-$4,234        $2,042-$4,404   $24.33

          Administrative and general expense of 9% is projected in this analysis.

     MANAGEMENT

          Management fees historically have not been recorded. Management companies often charge an incentive management fee in addition to a base. Total fees of between 2% and 5% are customary. The Korpacz Investor Survey cites the following chart.

[IRR LOGO]                                                               PAGE 92

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

                            RESERVES FOR REPLACEMENT
                               AND MANAGEMENT FEES
                              (% OF TOTAL REVENUE)
                                FIST QUARTER 2003

                               RESERVES FOR                MANAGEMENT
LODGING SEGMENT                REPLACEMENT                    FEES
---------------                ------------                -----------
FULL - SERVICE
RANGE                          3.00%-8.00%                 1.00%-4.00%
AVERAGE                           4.39%                       2.81%
----------------------------------------------------------------------

ECONOMY/LIMITED SERVICE
RANGE                          3.00%-6.00%                 2.00%-5.00%
AVERAGE                           4.44%                       3.56%
----------------------------------------------------------------------

LUXURY
RANGE                          3.00%-7.00%                 1.00%-5.00%
AVERAGE                           4.36%                       2.77%
----------------------------------------------------------------------

EXTENDED STAY
RANGE                          3.00%-5.00%                 2.00%-5.00%
AVERAGE                           4.30%                       3.40%
----------------------------------------------------------------------

Source: PWC 1st Qtr 2003

          The existing management contract is cancelable upon default. We have considered market management fees in this analysis as the purpose of this report is to determine Fee Simple Market Value. We have utilized 3% of total revenue as the management fee for the subject property.

     INSURANCE

                                INSURANCE EXPENSE

                                SUBJECT HISTORY                                                 CUSTOM      SUBJECT
                                   2000/01/02                 HOST                 PKF           HOST    STABILIZED YR
                                ---------------               ----                 ---          ------   -------------
RATIO TO DEPT. REVENUE          0.4%/0.8%/0.8%               0.6%-1%            0.9%-1.4%          1.1%      0.80%
$ PER OCCUPIED RM              $0.54/$0.95/$0.91           $1.06-$1.30             N/A          $ 1.29
$ PER AVAIL ROOM/YR            $ 104/$169/$161             $ 228-$350           $274-$483       $ 2.72

          We have concluded to 0.8% for insurance expense in this analysis.

     REAL ESTATE TAXES

          Real and personal property taxes were discussed in the Site Description section. We have estimated taxes at $183,652.

[IRR LOGO]                                                               PAGE 93

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

     RESERVES

          A 4% reserve for replacement is included in our analysis to account for short-term replacement of items such as paving, carpeting, furniture, fixtures and equipment. FF&E appears to be in good condition. HVAC systems are in working order. A 4% reserve account is based on current market conditions. Discussions with buyers regarding their parameters indicate reserves at predominantly 4%. A 2000 study published by the International Society of Hotel Consultants suggests that cap ex for full service hotels averaged 6.1% between 1988 and 1998. However, until market participants recognize an increased deduction from NOI and adjust corresponding purchase parameters, a lower reserve is utilized. The Korpacz Survey cited under the management fee discussion indicated average full service reserves at 4.38%.

          The following is a summary of the pro forma operating expenses anticipated for the coming year on a stabilized basis or stabilized ProForma for 2003 year. This assumes renovations are complete as required by the Franchisor.

[IRR LOGO]                                                               PAGE 94

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

                               HOLIDAY INN HUDSON

                        PROFORMA INCOME EXPENSE STATEMENT

DESCRIPTION                               TOTAL     % SALES      $/RM.        POR
-----------                               -----     -------      -----        ---
INCOME:
ROOMS                          288     $3,431,144    58.91%     $11,914   $     68.00
FOOD & BEVERAGE                        $2,018,320    34.65%     $ 7,008   $     40.00
TELEPHONE                              $   40,000     0.69%     $   139   $      0.79
OTHER                                  $  335,000     5.75%     $ 1,163   $      6.64
TOTAL REVENUE                          $5,824,464   100.00%     $20,224   $    115.43

EXPENSE:
OPERATED DEPT.
ROOMS                                  $  857,786    25.00%     $ 2,978   $     17.00
FOOD & BEVERAGE                        $1,675,206    83.00%     $ 5,817   $     33.20
TELEPHONE                              $   38,000    95.00%     $   132   $      0.75
OTHER OPERATED DEPT.                   $        0     0.00%     $     0   $         -
TOTAL OPER. DEPT. EXPENSE              $2,570,992    44.14%     $ 8,927   $     50.95

UNDISTRIBUTED EXPENSE
ENERGY                                 $  465,957     8.00%     $ 1,618   $      9.23
MARKETING                              $  465,957     8.00%     $ 1,618   $      9.23
FRANCHISE FEES                         $  171,557     2.95%     $   596   $      3.40
REPAIR & MAINTENANCE                   $  291,223     5.00%     $ 1,011   $      5.77
ADMIN. & GENERAL                       $  524,202     9.00%     $ 1,820   $     10.39
TOTAL UNDISTRIBUTED EXP.               $1,918,896    32.95%     $ 6,663   $     38.03

MANAGEMENT                             $  174,734     3.00%     $   607   $      3.46

FIXED EXPENSE
INSURANCE                              $   46,596     0.80%     $   162   $      0.92
TAXES                                  $  183,652     3.15%     $   638   $      3.64
OTHER                                  $        0     0.00%     $     0   $         -
RESERVES                               $  232,979     4.00%     $   809   $      4.62
TOTAL FIXED EXPENSE                    $  463,226     7.95%     $ 1,608   $      9.18

TOTAL EXPENSE                          $5,127,848    88.04%     $17,805   $    101.63

NET OPERATING INCOME                   $  696,616    11.96%     $ 2,419   $     13.81

ROOMS SOLD                                 50,458
OCCUPANCY                                   48.00%
AVERAGE DAILY RATE                     $    68.00
AVE F&B PER OCCUPIED ROOM              $    40.00

[IRR LOGO]                                                               PAGE 95

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

CAPITALIZATION

     There are two forms of capitalization, which can be utilized to process income into value. These are direct and yield capitalization techniques. In direct capitalization a stabilized net operating income can be processed into value by utilization of an overall rate. This process requires the projection of stabilized net operating income. Direct capitalization is the most fundamental approach and accounts for market conditions as they are anticipated in the near future. Direct capitalization is typically the most reliable indication for stabilized hotels.

     In yield capitalization factors can be accounted for such as demand growth, changes in average daily rate, operating expense changes, start up of new or renovated projects, etc. The subject is existing and has reached/will be stabilized. A discounted cash flow has been processed in this analysis to reflect anticipated changes expensed in the industry over the next few years.

     DIRECT CAPITALIZATION

          Direct capitalization involves the processing of a stabilized year net operating income into value. This relationship is best derived from recent sales of comparable properties. Overall rates of capitalization are determined by dividing net operating income into the sale price. This relationship is applied to the subject net operating income calculated above. As a crosscheck to market derived overall rates we have utilized a band of investment technique. This analysis utilizes typical mortgage variables available today as well as equity returns in the marketplace.

          Historical indications of overall rates from market sales for comparable quality properties indicate a range of from 11.2% to 13.7% as follows:

Sale             Property             Overall Rate
--------------------------------------------------
1       Holiday Inn, Traverse City       11.75%
2         Trueman Club, Columbus          12.3%
3          Quality Inn, Norwood           13.4%
4            Ramada Inn, Kent             11.2%
5          Clarion, Worthington           13.7%
6       Former Sheraton, Columbus         12.4%

     BAND OF INVESTMENT TECHNIQUE

          Mortgage financing in this analysis assumes the investor/buyer seeks the best available loan in order to maximize leverage. We have had discussions with brokers, operators and owners indicating that motel loan criteria has become quite restrictive. Many lenders are very cautious regarding hotel property due to fears of oversupply, recession and declines in travel. This has resulted in lower loan to value and higher debt coverage ratio requirements.

          Realtyrates.com indicates lodging interest rates at 5.83% to 16.58% with an average of 8.01%. Spreads over 10 year treasuries are 1.49% to 12.24%, with an average of

[IRR LOGO]                                                               PAGE 96

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

     3.67% shown as follows.

               REALTYRATES.COM INVESTOR SURVEY - 2ND QUARTER 2003
                              PERMANENT FINANCING

                                       HEALTH                    RV/CAMP
                                       SENIOR                    MFG HSG                               SELF    SPECIAL
                        APT.    GOLF   HOUSING   IND.   LODGING  MH PARK  OFFICE  RESTAURANT  RETAIL  STORAGE  PURPOSE
SPREAD OVER BASE*
 Minimim                1.25%   2.17%   1.40%    1.44%   1.49%    1.30%    1.40%     2.25%     1.40%    1.49%    2.25%
 Maximum                3.95%   6.00%   4.50%    4.55%  12.24%    4.30%    4.80%     7.60%     4.55%    4.80%   10.04%
 Average                2.11%   3.41%   2.67%    2.37%   3.67%    2.24%    2.60%     4.06%     2.49%    3.58%    4.25%
INTEREST RATE
 Minimim                5.59%   6.51%   5.74%    5.78%   5.83%    5.64%    5.74%     6.59%     5.74%   l0.08%    6.59%
 Maximum                8.29%  10.34%   8.84%    8.89%  16.58%    8.64%    9.14%    11.94%     8.89%    8.89%   14.38%
 Average                6.45%   7.75%   7.01%    6.71%   8.01%    6.58%    6.94%     8.40%     6.83%    6.83%    8.59%
DEBT COVERAGE RATIO
 Minimim                1.15    1.25    1.10     1.20    1.30     1.20     1.20      1.30      1.20     1.20     1.25
 Maximum                1.85    1.80    2.00     1.80    2.10     1.80     1.80      2.10      1.80     2.30     2.40
 Average                1.51    1.50    1.54     1.40    1.64     1.42     1.50      1.61      1.39     1.52     1.70
LOAN-TO-VALUE RATIO
 Minimim                  50%     50%     50%      50%     50%      60%      50%       50%       50%      80%      50%
 Maximum                  85%     80%     95%      80%     80%      80%      80%       75%       80%      50%      80%
 Average                  74%     66%     72%      72%     67%      73%      68%       66%       72%      69%      67%
AMORTIZATION(YRS.)
 Minimim                  20      15      20       20      15       20       20        15        20       20       15
 Maximum                  35      30      35       30      30       30       30        25        30       30       30
 Average                  27      21      25       26      23       26       28        19        27       28       21
TERM(YRS.)
 Minimim                   3       5       3        3       5        5        3         3         3        3        3
 Maximum                  40      30      25       30      30       30       30        15        10       10       20
 Average               21.50    9.25   13.75    11.67    8.00     9.25     8.00      7.50      6.25     6.25     8.00
* 10-YEAR TREASURY

Copyright 2003 RealtyRates.com

     Based on discussions with hotel lending professionals, mortgage rate spreads for hotel properties comparable to the subject generally fall in the range of 300 to 450 basis points over the corresponding 7 to 10 year treasuries.

     A treasury bill rate of 3.2% is applicable as of June 15, 2003. A 450 basis point spread would indicate an interest rate of 7.7%. A mortgage constant based on 20 year amortization period is .0981.

EQUITY RETURN

     A Band of Investment analysis will be completed to determine an appropriate overall rate incorporating the above mortgage variables. The Band of Investment analysis includes consideration of both debt and equity capital.

     Representatives of Integra Realty Resources attend various industry conferences and events. Our discussions with active hotel brokers, buyers and analysts have yielded typical equity return ranges.

[IRR LOGO]                                                               PAGE 97

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

          Current equity requirements for existing stabilized hospitality property range from approximately 11% to 12% on the low end to a high of approximately 18% to 20%. Obviously the lower equity requirements would be for stabilized properties at excellent operating levels in good condition and excellent locations. The upper range requirements would be for more poorly operating properties, older properties, poorly located properties or those requiring some level of renovation. In our opinion, an equity dividend rate for the subject property considering stabilized operation and completion of any needed renovations of 15% appears realistic. The Band of Investment technique is calculated as follows.

                          BAND OF INVESTMENT TECHNIQUE

POSITION             PERCENTAGE         X RATE      = PRODUCT
-------------------------------------------------------------
Mortgage                .6               .0981         .0589
-------------------------------------------------------------
Equity                  .4               .15           .06
-------------------------------------------------------------
                        Total                          .1189
-------------------------------------------------------------
                                                    Say 11.9%
-------------------------------------------------------------

NATIONAL STUDIES

     Several organizations in addition to Integra Realty Resources maintain data on investor requirements for rate of return on various property types. Some include hotel as a classification. Following are investment criteria for hotel properties.

TABLE 5

2002 CAP RATE RANKS

2002                                 2002      2002 HIGH       2002
RANK       PROPERTY TYPE            LOW (%)       (%)        AVG. (%)
----    ---------------------       ------     ---------     --------
 1      Suburban Multi Family         7.0%       10.0%         8.6%
 2      Urban Multi Family            7.0%       10.5%         8.6%
 3      Regional Mall                 7.0%        9.8%         8.7%
 4      Community Mall                8.0%       10.0%         9.3%
 5      CBD Office                    8.0%       10.8%         9.4%
 6      Bulk                          8.3%       11.5%         9.4%
 7      Neighborhood Strip            8.5%       10.5%         9.5%
 8      Suburban Office               8.8%       10.5%         9.5%
 9      Office/Warehouse              8.5%       10.5%         9.5%
10      Manufacturing                 8.5%       12.0%         9.7%
11      R&D                           8.8%       11.0%         9.8%
12      CBD Lodging                   9.5%       12.5%        11.0%
13      Suburban Lodging             10.0%       13.0%        11.3%
14      Airport Lodging               9.5%       13.0%        11.3%

TABLE 7

2002 DISCOUNT RATE RANKS

2002                                 2002      2002 HIGH       2002
RANK       PROPERTY TYPE            LOW (%)      (%)          AVG. (%)
----    ---------------------       ------     ---------     --------
 1      Regional Mall                 9.5%       12.0%        10.8%
 2      Suburban Multi Family         9.5%       12.0%        10.8%
 3      Urban Multi Family            9.5%       14.0%        10.9%
 4      Community Mall               10.0%       12.5%        11.2%
 5      CBD Office                   10.5%       12.5%        11.3%
 6      Neighborhood Strip           10.0%       13.0%        11.3%
 7      Suburban Office              10.0%       13.0%        11.4%
 8      Bulk                         10.0%       14.0%        11.4%
 9      Office/Warehouse             10.0%       13.0%        11.4%
10      Manufacturing                10.0%       14.0%        11.7%
11      R&D                          10.0%       13.0%        11.7%
12      CBD Lodging                  11.0%       15.0%        13.1%
13      Suburban Lodging             11.5%       15.5%        13.3%
14      Airport Lodging              12.0%       15.0%        13.4%

[IRR LOGO]                                                               PAGE 98

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

                     RERC REAL ESTATE REPORT - SPRING 2003

                                                       HOTEL
                                             LOW                  HIGH
----------------------------------------------------------------------
PRE-TAX YIELD (IRR) (%)
Range**                                      13.0%                14.5%
AVERAGE                                                 13.7%
----------------------------------------------------------------------
GOING IN CAP RATE (%)
Range**                                      10.8%                11.5%
AVERAGE                                                 11.0%
----------------------------------------------------------------------
TERMINAL CAP RATE (%)
Range**                                      11.5%                12.0%
AVERAGE                                                 11.6%
----------------------------------------------------------------------
RENTAL GROWTH
Range**                                      -5.0%                 3.0%
AVERAGE                                                  0.3%
----------------------------------------------------------------------
EXPENSE GROWTH
Range**                                       3.0%                 3.2%
AVERAGE                                                  3.1%
----------------------------------------------------------------------

SOURCE: REAL ESTATE RESEARCH CORPORATION

PWc National Full-Service Lodging Market - First Quarter 2003

                                         CURRENT           THIRD QUARTER
KEY INDICATORS                           QUARTER               2003                 YEAR AGO
Discount Rate (IRR)(a)
RANGE                                 11.50%-15.00%        11.50%-15.00%         11.50%-17.00%
AVERAGE                                   13.51%              13.51%                 13.85%
CHANGE (BASIS POINTS)                       --                   0                    -34

Overall Cap Rate IOAR)(a)
RANGE                                  8.00%-13.00%        7.00%-13.00%           8.50%-13.00%
AVERAGE                                   10.64%              10.61%                 10.77%
CHANGE (BASIS POINTS)                       --                  +3                    -13

Residual Cap Rage
RANGE                                  9.00%-13.00%        9.00%-13.00%           9.00%-14.00%
AVERAGE                                   10.67%              10.67%                 10.91%
CHANGE (BASIS POINTS)                       --                   0                    -24

Average Daily Rate Chg. Rate(a)
RANGE                                 -5.00%-10.00%        -5.00%-10.00%         -5.00%-10.00%
AVERAGE                                   2.30%                2.30%                 1.85%
CHANGE (BASIS POINTS)                                            0                    +45

Operating Expense Chg. Rate(a)
RANGE                                  1.00%-4.00%          1.00%-4.00%           1.00%-4.00%
AVERAGE                                   2.90%                2.90%                 2.88%
CHANGE (BASIS POINTS)                       --                   0                     +2

Average Marketing Time (in months)
RANGE                                  2.00%-12.00%        2.00%-12.00%           2.00%-12.00%
AVERAGE                                   7.00%                7.00%                 7.90%
CHANGE (BASIS POINTS)                       --                   0                   -11.39

(a)  Rate on unleveraged, all-cash transactions (b)  Initial rate of change

SOURCE: THE KORPACZ REAL ESTATE INVESTOR SURVEY, 1ST QUARTER 2003

[IRR LOGO]                                                               PAGE 99

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

               REALTYRATES.COM INVESTOR SURVEY - 2ND QUARTER 2003

                         LODGING FACILITIES FULL SERVICE

ITEM                             INPUT                                                          OAR
MINIMUM
Spread Over 10-Year Treasury        1.49%  DCR TECHNIQUE             1.30   0.070640      0.80   7.35
Debt Coverage Ratio                 1.30   BAND OF INVESTMENT TECHNIQUE
Interest Rate                       5.83%  Mortgage                    80%  0.070640  0.056512
Amortization                          30   Equity                      20%  0.097500  0.019500
Mortgage Constant               0.070640   OAR                                                   7.60
Loan-to-Value Ratio                   80%  SURVEYED RATES                                        7.75
Equity Dividend Rate                9.75%
MAXIMUM
Spread Over 10-Year Treasury        7.09%  DCR TECHNIQUE             1.85   0.139649      0.60  15.37
Debt Coverage Ratio                 1.85   BAND OF INVESTMENT TECHNIQUE
Interest Rate                      11.43%  Mortgage                    60%  0.139649  0.083091
Amortization                          15   Equity                      41%  0.188000  0.076140
Mortgage Constant               0.139649   OAR                                                  15.92
Loan-to-Value Ratio                   60%  SURVEYED RATES                                       16.24
Equity Dividend Rate               18.80%
AVERAGE
Spread Over 10-Year Treasury        4.29%  DCR TECHNIQUE             1.38   0.089348      0.70   8.60
Debt Cover age Ratio                1.38   BAND OF INVESTMENT TECHNIQUE
Interest Rate                       7.13%  Mortgage                    70%  0.089348  0.062320
Amortization                          23   Equity                      30%  0.138225  0.041813
Mortgage Constant               0.089348   OAR                                                  10.41
Loan-to-Value Ratio                   70%  SURVEYED RATES                                       10.82
Equity Dividend Rate               13.82%

Copyright 2003 RealtyRates.com

SOURCE: REALTYRATES.COM INVESTOR SURVEY 2ND QTR 2003

SURVEY RANGES (OVERALL CAPITALIZATION RATES)

STUDY                             RATE RANGE     AVERAGE
--------------------------------------------------------
Integra Realty Resources(1)       10% - 13%        11.3%
RERC(2)                         10.8% - 11.5%      11.0%
PWc(3)                             8% - 13%       10.64%
Realty Rates(3)                 7.75% - 18.17%    12.66%

(1)   Suburban
(2)   All hotel types
(3)   For full service hotel product only

[IRR LOGO]                                                              PAGE 100

HOLIDAY INN HUDSON                                           VALUATION ANALYSIS

OVERALL RATE CONCLUSION

     The applicable techniques used to estimate overall rates indicate a range of 11% to 13% as reasonable. In the final analysis, the quality, quantity, and durability of the subject's income must be considered when calculating an appropriate overall rate. The subject property should compete effectively, given its condition, location and affiliation. Our direct capitalization assumes that PIP renovations are complete and the subject is stabilized.

     The net income estimate includes full expenses with management and reserves. Therefore, the NOI projection appears reasonable.

     Current overbuilding fears have caused buyers and lenders to take a cautious attitude toward hotel assets. The subject's more remote location, age, and risk associated with contract business, and potential competition beyond the projection period from the Courtyard at Steeles Corner, is considered resulting in a higher range indication.

     In our opinion, a mid capitalization rate of 12.25% appears appropriate.

     Calculations are as follows:


NET OPERATING INCOME                /           OVERALL RATE          =    VALUE INDICATION
--------------------                            ------------               ----------------
     $696,616                                   .1225%                       $  5,686,661
                                                                Rounded      $  5,700,000

[IRR LOGO]                                                              PAGE 101

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

     INTRODUCTION - DISCOUNTED CASH FLOW ANALYSIS

          We have used Argus software to develop a projection of periodic cash flows from the property over an anticipated investment holding period based on contract rents in place and anticipated future changes in market rent and operating expenses. This analysis considered current market conditions and our interpretation of the attitudes of informed investors concerning future trends. The table below sets forth the basic assumptions and projections utilized in this analysis and is followed by a summary of our cash flow model.

                DISCOUNTED CASH FLOW ASSUMPTIONS AND PROJECTIONS

YEAR ONE                                   August 2003 - July 2004
PROJECTION PERIOD                          10 years
PROGRAM                                    Argus Software V-10

INCOME

YEAR                                       2003            2004          2005                2006
------------------------------------------------------------------------------------------------------
  OCCUPANCY                                 48%             49%           51%         51% (stabilized)
------------------------------------------------------------------------------------------------------
  AVERAGE DAILY RATE                       $68             $69           $71                -
------------------------------------------------------------------------------------------------------

  OCCUPANCY CHANGE                      Stated through 2005, stabilized through
                                        holding period
  ADR GROWTH RATE                       Stated through 2005  2% thereafter
OTHER INCOME

  OTHER INCOME                          Increases at 2% annually

EXPENSES

  OPERATING EXPENSES                    Based on stable % of revenue
REVERSION
  REVERSION YEAR                        Year 11
  REVERSION CAPITALIZATION RATE         12%
  REVERSION SELLING EXPENSES            2%
  DISCOUNT RATE (SEE RANGES BELOW)      13.5% - 15.5%
VALUE CONCLUSION (ROUNDED)              $5,700,000 - $6,400,000

     DISCOUNT RATES

          Internal rate of return rounded to 13.5% to 15.5% based on the following.

    STUDY                               RATE RANGE                 AVERAGE
--------------------------------------------------------------------------
IRR Viewpoint                           11.8% - 16%                  13.4%
RERC                                    13% - 14.5%                  13.7%
Korpacz                                 11.5% - 15%                 13.51%
--------------------------------------------------------------------------

[IRR LOGO]                                                              PAGE 102

HOLIDAY INN HUDSON                    VALUATION ANALYSIS

Software: ARGUS Ver. 10.0.0                                        Date: 7/28/03
File: Holiday Inn Hudson 2003                                        Time: 11:27
Property Type: Hotel/Motel                                             Ref#: AAQ
Portfolio: Janus Properties                                              Page: 1

                        SCHEDULE OF PROSPECTIVE CASH FLOW
           In Inflated Dollars for the Fiscal Year Beginning 8/1/2003

                                            Year 1       Year 2       Year 3      Year 4       Year 5      Year 6
          For the Years Ending             Jul-2004     Jul-2005     Jul-2006    Jul-2007     Jul-2008    Jul-2009
                                           --------     --------     --------    --------     --------    --------
GROSS REVENUE
  Room Revenue                            $3,431,117   $3,554,107   $3,806,395  $3,882,523   $3,960,174  $4,039,377
  Food & Beverage                          2,018,320    2,058,686    2,099,860   2,141,857    2,184,694   2,228,388
  Telephone                                   40,000       40,800       41,616      42,448       43,297      44,163
  Other                                      335,000      341,700      348,534     355,505      362,615     369,867
                                          ----------   ----------  -----------  ----------   ----------  ----------
TOTAL GROSS REVENUE                        5,824,437    5,995,293    6,296,405   6,422,333    6,550,780   6,681,795
                                          ----------   ----------  -----------  ----------   ----------  ----------
DEPARTMENTAL EXPENSES
  Room Expense                               857,779      888,527      951,599     970,631      990,044   1,009,844
  Food & Beverage                          1,675,206    1,708,709    1,742,884   1,777,741    1,813,296   1,849,562
  Telephone                                   38,000       38,760       39,535      40,326       41,132      41,955
                                          ----------   ----------  -----------  ----------   ----------  ----------
TOTAL DEPARTMENTAL EXPENSES                2,570,985    2,635,996    2,734,018   2,788,698    2,844,472   2,901,361
                                          ----------   ----------  -----------  ----------   ----------  ----------
DEPARTMENTAL PROFIT                        3,253,452    3,359,297    3,562,387   3,633,635    3,706,308   3,780,434
                                          ----------   ----------  -----------  ----------   ----------  ----------
UNDISTRIBUTED EXPENSES
  Administrative & General                   524,199      539,576      566,676     578,010      589,570     601,362
  Marketing                                  465,955      479,623      503,712     513,787      524,062     534,544
  Property Oper. & Maint.                    291,222      299,765      314,820     321,117      327,539     334,090
  Energy & Utilities                         465,955      479,623      503,712     513,787      524,062     534,544
  Management Fee                             174,733      179,859      188,892     192,670      196,523     200,454
  Franchise Fee                              171,556      177,705      190,320     194,126      198,009     201,969
                                          ----------   ----------  -----------  ----------   ----------  ----------
TOTAL UNDISTRIBUTED EXPENSES               2,093,620    2,156,151    2,268,132   2,313,497    2,359,765   2,406,963
                                          ----------   ----------  -----------  ----------   ----------  ----------
GROSS OPERATING PROFIT                     1,159,832    1,203,146    1,294,255   1,320,138    1,346,543   1,373,471
                                          ----------   ----------  -----------  ----------   ----------  ----------
FIXED EXPENSES & COSTS
  Real Estate Taxes                          183,652      187,325      191,072     194,893      198,791     202,767
  Insurance                                   46,595       47,962       50,371      51,379       52,406      53,454
  Reserves                                   232,977      239,812      251,856     256,893      262,031     267,272
                                          ----------   ----------  -----------  ----------   ----------  ----------
TOTAL FIXED EXPENSES & COSTS                 463,224      475,099      493,299     503,165      513,228     523,493
                                          ----------   ----------  -----------  ----------   ----------  ----------
NET OPERATING INCOME                         696,608      728,047      800,956     816,973      833,315     849,978
                                          ----------   ----------  -----------  ----------   ----------  ----------
CASH FLOW BEFORE DEBT SERVICE             $  696,608   $  728,047   $  800,956  $  816,973   $  833,315  $  849,978
  & INCOME TAX                            ==========   ==========   ==========  ==========   ==========  ==========

                                               Year 7       Year 8      Year 9      Year 10           Year 11
          For the Years Ending                Jul-2010     Jul-2011    Jul-2012     Jul-2013          Jul-2014
                                              --------     --------    --------     --------          --------
GROSS REVENUE
  Room Revenue                               $4,120,165   $4,202,568  $4,286,619   $4,372,352        $4,459,799
  Food & Beverage                             2,272,956    2,318,415   2,364,784    2,412,079         2,460,321
  Telephone                                      45,046       45,947      46,866       47,804            48,760
  Other                                         377,264      384,810     392,506      400,356           408,363
                                             ----------   ----------  ----------   ----------        ----------
TOTAL GROSS REVENUE                           6,815,431    6,951,740   7,090,775    7,232,591         7,377,243
                                             ----------   ----------  ----------   ----------        ----------
DEPARTMENTAL EXPENSES
  Room Expense                                1,030,041    1,050,642   1,071,655    1,093,088         1,114,950
  Food & Beverage                             1,886,553    1,924,284   1,962,771    2,002,026         2,042,066
  Telephone                                      42,794       43,650      44,523       45,414            46,322
                                             ----------   ----------  ----------   ----------        ----------
TOTAL DEPARTMENTAL EXPENSES                   2,959,388    3,018,576   3,078,949    3,140,528         3,203,338
                                             ----------   ----------  ----------   ----------        ----------
DEPARTMENTAL PROFIT                           3,856,043    3,933,164   4,011,826    4,092,063         4,173,905
                                             ----------   ----------  ----------   ----------        ----------
UNDISTRIBUTED EXPENSES
  Administrative & General                      613,389      625,657     638,170      650,933           663,952
  Marketing                                     545,234      556,139     567,262      578,607           590,179
  Property Oper. & Maint.                       340,772      347,587     354,539      361,630           368,862
  Energy & Utilities                            545,234      556,139     567,262      578,607           590,179
  Management Fee                                204,463      208,552     212,723      216,978           221,317
  Franchise Fee                                 206,008      210,128     214,331      218,618           222,990
                                             ----------   ----------  ----------   ----------        ----------
TOTAL UNDISTRIBUTED EXPENSES                  2,455,100    2,504,202   2,554,287    2,605,373         2,657,479
                                             ----------   ----------  ----------   ----------        ----------
GROSS OPERATING PROFIT                        1,400,943    1,428,962   1,457,539    1,486,690         1,516,426
                                             ----------   ----------  ----------   ----------        ----------

FIXED EXPENSES & COSTS
  Real Estate Taxes                             206,822      210,958     215,178      219,481           223,871
  Insurance                                      54,523       55,614      56,726       57,861            59,018
  Reserves                                      272,617      278,070     283,631      289,304           295,090
                                             ----------   ----------  ----------   ----------        ----------
TOTAL FIXED EXPENSES & COSTS                    533,962      544,642     555,535      566,646           577,979
                                             ----------   ----------  ----------   ----------        ----------
NET OPERATING INCOME                            866,981      884,320     902,004      920,044           938,447
                                             ----------   ----------  ----------   ----------        ----------
CASH FLOW BEFORE DEBT SERVICE                $  866,981   $  884,320  $  902,004   $  920,044        $  938,447
  & INCOME TAX                               ==========   ==========  ==========   ==========        ==========

[IRR LOGO]                                                              PAGE 103

HOLIDAY INN HUDSON                    VALUATION ANALYSIS

Software: ARGUS Ver. 10.0.0                                        Date: 7/28/03
File: Holiday Inn Hudson 2003                                        Time: 11:27
Property Type: Hotel/Motel                                             Ref#: AAQ
Portfolio: Janus Properties                                              Page: 2

                      SCHEDULE OF SOURCES & USES OF CAPITAL
     Equity is Based on Property Value, Leverage and Operating Requirements

                                                    Year 1          Year 2        Year 3         Year 4        Year 5
           For the Years Ending                    Jul-2004        Jul-2005      Jul-2006       Jul-2007      Jul-2008
                                                   --------        --------      --------       --------      --------
SOURCES OF CAPITAL
  Net Operating Gains                             $  696,608       $728,047      $800,956       $816,973      $833,315
  Initial Equity Contribution                      5,692,408
  Net Proceeds from Sale
                                                  ----------       --------      --------       --------      --------
TOTAL SOURCES OF CAPITAL                          $6,389,016       $728,047      $800,956       $816,973      $833,315
                                                  ==========       ========      ========       ========      ========

USES OF CAPITAL
  Property Present Value                          $5,692,408

                                                  ----------       --------      --------       --------      --------
DEFINED USES OF CAPITAL                            5,692,408

                                                  ----------       --------      --------       --------      --------
CASH FLOW DISTRIBUTIONS                              696,608        728,047       800,956        816,973       833,315

                                                  ----------       --------      --------       --------      --------
TOTAL USES OF CAPITAL                             $6,389,016       $728,047      $800,956       $816,973      $833,315
                                                  ==========       ========      ========       ========      ========

UNLEVERAGED CASH ON CASH RETURN
  Cash to Purchase Price                               12.24%         12.79%        14.07%         14.35%        14.64%
  NOI to Book Value                                    12.24%         12.79%        14.07%         14.35%        14.64%


                                                    Year 6        Year 7         Year 8        Year 9            Year 10
           For the Years Ending                    Jul-2009      Jul-2010       Jul-2011      Jul-2012           Jul-2013
                                                   --------      --------       --------      --------           --------
SOURCES OF CAPITAL
  Net Operating Gains                              $849,978      $866,981       $884,320      $902,004          $  920,044
  Initial Equity Contribution
  Net Proceeds from Sale                                                                                         7,357,424

                                                   --------      --------       --------      --------          ----------
TOTAL SOURCES OF CAPITAL                           $849,978      $866,981       $884,320      $902,004          $8,277,468
                                                   ========      ========       ========      ========          ==========

USES OF CAPITAL
  Property Present Value

                                                   --------      --------       --------      --------          ----------
DEFINED USES OF CAPITAL

                                                   --------      --------       --------      --------          ----------
CASH FLOW DISTRIBUTIONS                             849,978       866,981        884,320       902,004           8,277,468

                                                   --------      --------       --------      --------          ----------
TOTAL USES OF CAPITAL                              $849,978      $866,981       $884,320      $902,004          $8,277,468
                                                   ========      ========       ========      ========          ==========

UNLEVERAGED CASH ON CASH RETURN
  Cash to Purchase Price                              14.93%        15.23%         15.54%        15.85%              16.16%
  NOI to Book Value                                   14.93%        15.23%         15.54%        15.85%              16.16%

[IRR LOGO]                                                              PAGE 104

HOLIDAY INN HUDSON                    VALUATION ANALYSIS

Software: ARGUS Ver. 10.0.0                                        Date: 7/28/03
File: Holiday Inn Hudson 2003                                        Time: 11:27
Property Type: Hotel/Motel                                             Ref#: AAQ
Portfolio: Janus Properties                                              Page: 3

                           PROSPECTIVE PROPERTY RESALE

                                                    Year 1        Year 2        Year 3        Year 4         Year 5
    For the Years Ending                           Jul-2004      Jul-2005      Jul-2006      Jul-2007       Jul-2008
                                                   --------      --------      --------      --------       --------
RESALE AMOUNT
  Gross Proceeds from Sale                        $5,824,376    $6,407,648    $6,535,784    $6,666,520     $6,799,824
  Commissions & Other Costs                         -116,488      -128,153      -130,716      -133,330       -135,996
                                                  ----------    ----------    ----------    ----------     ----------
NET PROCEEDS FROM SALE                            $5,707,888    $6,279,495    $6,405,068    $6,533,190     $6,663,828
                                                  ==========    ==========    ==========    ==========     ==========

                                                      Year 6         Year 7        Year 8        Year 9               Year 10
    For the Years Ending                             Jul-2009       Jul-2010      Jul-2011      Jul-2012             Jul-2013
                                                     --------       --------      --------      --------             --------
RESALE AMOUNT
  Gross Proceeds from Sale                          $6,935,848     $7,074,560    $7,216,032    $7,360,352           $7,507,576
  Commissions & Other Costs                           -138,717       -141,491      -144,321      -147,207             -150,152
                                                    ----------     ----------    ----------    ----------           ----------
NET PROCEEDS FROM SALE                              $6,797,131     $6,933,069    $7,071,711    $7,213,145           $7,357,424
                                                    ==========     ==========    ==========    ==========           ==========

[IRR LOGO]                                                              PAGE 105

HOLIDAY INN HUDSON
                                                              VALUATION ANALYSIS

Software: ARGUS Ver. 10.0.0                                       Date: 7/28/03
File: Holiday Inn Hudson 2003                                        Time: 11:27
Property Type: Hotel/Motel                                             Ref#: AAQ
Portfolio: Janus Properties                                              Page: 4

                            PROSPECTIVE PRESENT VALUE
               Cash Flow Before Debt Service plus Property Resale unted Annually (Endpoint on Cash Flow & Resale) over a 10-Year Period

                 For the                           P.V. of         P.V. of        P.V. of        P.V. of              P.V. of
Analysis           Year             Annual        Cash Flow       Cash Flow      Cash Flow      Cash Flow            Cash Flow
 Period           Ending          Cash Flow        @ 13.50%       @ 14.00%        @ 14.50%       @ 15.00%             @ 15.50%
--------          ------          ---------        --------       --------        --------       --------             --------
Year 1           Jul-2004         $  696,608      $  613,752     $  611,060      $  608,391     $  605,746           $  603,124
Year 2           Jul-2005            728,047         565,155        560,208         555,327        550,508              545,752
Year 3           Jul-2006            800,956         547,798        540,623         533,571        526,642              519,832
Year 4           Jul-2007            816,973         492,294        483,713         475,319        467,107              459,070
Year 5           Jul-2008            833,315         442,415        432,798         423,431        414,305              405,415
Year 6           Jul-2009            849,978         397,588        387,239         377,202        367,469              358,027
Year 7           Jul-2010            866,981         357,304        346,477         336,025        325,930              316,181
Year 8           Jul-2011            884,320         321,102        310,007         299,340        289,086              279,224
Year 9           Jul-2012            902,004         288,566        277,373         266,661        256,405              246,588
Year 10          Jul-2013            920,044         259,328        248,176         237,550        227,421              217,765
                                  ----------      ----------     ----------      ----------     ----------           ----------
  Total Cash Flow                  8,299,226       4,285,302      4,197,674       4,112,817      4,030,619            3,950,978
  Property Resale @ 12.50% Cap     7,357,424       2,073,801      1,984,620       1,899,638      1,818,643            1,741,430
                                                  ----------     ----------      ----------     ----------           ----------
  Total Property Present Value                    $6,359,103     $6,182,294      $6,012,455     $5,849,262           $5,692,408
                                                  ==========     ==========      ==========     ==========           ==========

  Rounded to Thousands                            $6,359,000     $6,182,000      $6,012,000     $5,849,000           $5,692,000
                                                  ==========     ==========      ==========     ==========           ==========

  Per Room                                            22,080         21,466          20,877         20,310               19,765

PERCENTAGE VALUE DISTRIBUTION

  Prospective Income                                   67.39%         67.90%          68.40%         68.91%               69.41%
  Prospective Property Resale                          32.61%         32.10%          31.60%         31.09%               30.59%
                                                  ==========     ==========      ==========     ==========           ==========
                                                      100.00%        100.00%         100.00%        100.00%              100.00%

[IRR LOGO]                                                              PAGE 106

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

Software: ARGUS Ver. 10.0.0            Date: 7/28/03
File: Holiday Inn Hudson 2003          Time: 11:27
Property Type: Hotel/Motel             Ref#: AAQ
Portfolio: Janus Properties            Page: 5

                                       PROPERTY SUMMARY REPORT

TIMING & INFLATION
  Analysis Period:                     August 1, 2003 to July 31, 2013; 10 years
  Inflation Method:                    Fiscal
  General Inflation Rate:              0.00%

PROPERTY SIZE & OCCUPANCY
  Property Size:                       288 rooms
  Alternate Size:                      1 room

PROPERTY PURCHASE & RESALE
  Purchase Price:                      -
  Resale Method:                       Capitalize Net Operating Income
  Cap Rate:                            12.50%
  Cap Year:                            Year 11
  Commission/Closing Cost:             2.00%
  Net Cash Flow from Sale:             $7,357,424

PRESENT VALUE DISCOUNTING
  Discount Method:                     Annually (Endpoint on Cash Flow & Resale)
  Unleveraged Discount Rate:           13.50% to 15.50%, 0.50% increments
  Unleveraged Present Value:           $5,692,408 at 15.50%

[IRR LOGO]                                                              PAGE 107

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

     VALUE INDICATION - DISCOUNTED CASH FLOW ANALYSIS

          Application of the DCF methodology resulted in an overall property value indication of $5,700,000 TO $6,400,000.

     VALUE INDICATION - INCOME CAPITALIZATION APPROACH

          Our analysis in the Income Capitalization Approach has resulted in the following value indications.

DIRECT CAPITALIZATION                            $              5,700,000

DISCOUNTED CASH FLOW ANALYSIS                    $5,700,000 TO $6,400,000

          The two methods provide value indications that vary by approximately 12%; they are considered mutually supportive. The two methods may differ slightly in estimated amounts, and this is due to the use of the direct capitalization method as a "snapshot" of the property, whereas the discounted cash flow method reflects the anticipated cash flow over a longer holding period. The direct capitalization method is the technique most preferred by investors for properties similar to the subject. The discounted cash flow method is better suited to estimating value of a proposed asset, or one not yet stabilized. Given risk factors associated with the subject, we have correlated to a low range indication, supported by Direct Capitalization. Based on the preceding analysis, the most reasonable and well-supported value indication by the income capitalization approach is $5,700,000.

[IRR LOGO]                                                              PAGE 108

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

RECONCILIATION

     Reconciliation involves the analysis of alternative value indications to determine a final value conclusion. Reconciliation is required because different value indications result from the use of multiple approaches and within the application of a single approach. The values indicated by our analyses are as follows.

COST APPROACH                                                 NOT DEVELOPED
SALES COMPARISON APPROACH                               $6,200,000 TO $6,300,000
INCOME CAPITALIZATION APPROACH                                 $5,700,000

     COST APPROACH

          The cost approach is most reliable for newer properties that have no significant level of accrued depreciation. The subject was constructed in 1967 and 1976 and exhibits significant accrued depreciation. Finally, purchasers of investment properties such as the subject do not typically rely upon the cost approach. Accordingly, this approach is not relied upon in this analysis.

     SALES COMPARISON APPROACH

          The sales comparison approach is most reliable in an active market when a number of similar properties have recently sold. In this case, an adequate number of sales were located. Due to shifting lodging trends given the recession and events of 2001, this approach may be considered less applicable than the Income Analysis. It does not provide a supportive conclusion.

     INCOME CAPITALIZATION APPROACH

          The income capitalization approach is often given primary reliance when evaluating investment properties. The value derived in the income capitalization approach is supported by a relatively large quantity of market data regarding room rates, occupancies, expenses and capitalization rates, and is considered to be consistent with market indications. An investor is the most likely purchaser of the appraised property and a typical investor would place greatest reliance on the income capitalization approach. For these reasons, the income capitalization approach is given the greatest weight in this analysis.

     FINAL CONCLUSION OF VALUE

          The two indications from the income capitalization approach fall within a relatively narrow range, and the sales comparison approach is considered supportive of the indication from the income capitalization approach.

          Based on the analyses and conclusions in the accompanying report, and subject to the definitions, assumptions, and limiting conditions expressed in this report, it is our opinion that the prospective market value of the Fee Simple estate of the subject as a going concern, as of June 20, 2003, is:

[IRR LOGO]                                                              PAGE 109

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

          FOURTEEN MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS
                                 ($5,700,000).

          The preceding value conclusion is subject to the following Extraordinary Assumptions and Limiting Conditions.

           1. The subject is currently operating as a franchised Holiday Inn hotel. This appraisal implicitly assumes a sale, at which point the Franchisor will prepare a Product Improvement Plan (PIP) as one of the items required for transfer of the franchise. Our analysis assumes continued, uninterrupted affiliation with the existing franchise. Any PIP requirements necessary are assumed complete under the As Stabilized Value above.

           2. We assume any leased items including furniture, fixtures and equipment are paid off at closing. Therefore we have not deducted any lease balances. We further assume accounts receivable and accounts payable are reconciled at closing.

           3. The subject is an existing Holiday Inn hotel that was constructed in 1967/76. The most recent evaluation score was 94.45%, and the property received a passing score. No Product Improvement plan has reportedly been completed by Six Continents hotels for a transfer of this asset. The definition of Market value assumes a sale. A Product Improvement plan will be conducted at the time of application for a franchise transfer. Integra Realty resources has assumed continued affiliation with Holiday Inn Hotels. The stabilized value assumes that any product improvement items are completed. Therefore, the "As Is" market value could be LESS THAN reported above. Any PIP requirements should be deducted from the above Stabilized value. Our report, and value indication is subject to all transfer requirements of the affiliation, including a product improvement plan.

           4. This appraisal assumes the Ameritech lease which expires in June of 2004 is renegotiated and extended throughout the duration of ownership.

[IRR LOGO]                                                              PAGE 110

HOLIDAY INN HUDSON                                            VALUATION ANALYSIS

     SEGREGATION OF GOING CONCERN VALUE

          The value estimate reflects the going concern of the lodging operation, including the contributory value of: land; building improvements; furniture, fixtures and equipment (FF&E); and business value, the latter including intangibles. The contributory value of the personal property is estimated to be $800,000 based on the personal property tax paid to the county.

          Business value exists based on three components: 1) franchise affiliation; 2) management expertise and 3) service. In our analysis we projected 83% market penetration and continued affiliation with Holiday Inn. This suggests business or going concern value exists. Principles of Integra Realty Resources has authored an article published in the Appraisal Journal. This article indicates an appropriate allocation of business value at 15% to 25%. Stabilized occupancy reflects 17% to 18% of reservations driven by the affiliation, including central reservations and global distribution systems, internet bookings, etc. Franchise costs approximate 8%, assuming 18% is ultimately resulting from affiliation, 10% of rooms revenue remains as business revenue. The Management contribution is less empirically quantifiable. At a 12% NOI ratio and 12.25% OAR, business value of $336,112 is indicated, rounded $300,000.

          We have allocated $300,000 of the subject's total going concern value as the business value allocation in this analysis. After deduction of FF&E and business value, the remainder is attributed to real estate including land and improvements. This allocation is summarized as follows.

FF&E                            $  800,000
Business Value                  $  300,000
Real Estate                     $4,600,000
                                ----------
TOTAL                           $5,700,000

          As Is Value is estimated by deducting deferred maintenance. A Product Improvement Plan may also be necessary to retain Holiday Inn affiliation. Preliminary costs are estimated in the Improvements Description at $900,000. Therefore, As Is Value as of the date of inspection, June 20, 2003, is estimated at.

                   FOUR MILLION EIGHT HUNDRED THOUSAND DOLLARS

                                   $4,800,000

[IRR LOGO]                                                              PAGE 111

HOLIDAY INN HUDSON                                                 CERTIFICATION

CERTIFICATION

     We certify that, to the best of our knowledge and belief:

     1.   The statements of fact contained in this report are true and correct.

     2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

     3. We have no present or prospective interest in the property that is the subject of this report and no personal interest with respect to the parties involved.

     4. We have no bias with respect to the property that is the subject of this report or the parties involved with this assignment.

     5. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

     6. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

     7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in compliance with the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute, in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP).

     8. Eric E. Belfrage, MAI, CRE, ISHC and John R. Dehner has made a personal inspection of the property that is the subject of this report on June 20, 2003. Robin Lorms has not personally inspected the subject.

     9. John R. Dehner has provided research assistance to the person(s) signing this certification.

     10. This appraisal is not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

     11. We have not relied on unsupported conclusions relating to characteristics such as race, color, religion, national origin, gender, marital status, familial status, age, receipt of public assistance income, handicap, or an unsupported conclusion that homogeneity of such characteristics is necessary to maximize value.

     12. It is our opinion that the subject does not include any enhancement in value as a result of any natural, cultural, recreational or scientific influences retrospective or prospective.

     13. We have experience in appraising properties similar to the subject and are in compliance with the Competency Rule of USPAP.

     14. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

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

HOLIDAY INN HUDSON                                                 CERTIFICATION

     15. As of the date of this appraisal, Eric E. Belfrage, MAI, CRE, ISHC has and Robin M. Lorms, MAI, CRE has not completed the requirements of the continuing education program of the Appraisal Institute. Qualifications of the Appraiser(s) are in Addendum A.

Eric E. Belfrage, MAI, CRE, ISHC         Robin M. Lorms, MAI, CRE
Certified General Real Estate Appraiser  Certified General Real Estate Appraiser
OH Certificate #383767                   OH Certificate #383772

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

HOLIDAY INN HUDSON                           ASSUMPTIONS AND LIMITING CONDITIONS

ASSUMPTIONS AND LIMITING CONDITIONS

     In conducting this appraisal, we have assumed, except as otherwise noted in our report, as follows:

     1. The title is marketable and free and clear of all liens, encumbrances, encroachments, easements and restrictions. The property is under responsible ownership and competent management and is available for its highest and best use.

     2. There are no existing judgments or pending or threatened litigation that could affect the value of the property.

     3. There are no hidden or undisclosed conditions of the land or of the improvements that would render the property more or less valuable.

     4. The revenue stamps placed on any deed referenced herein to indicate the sale price are in correct relation to the actual dollar amount of the transaction.

     5. The property is in compliance with all applicable building, environmental, zoning, and other federal, state and local laws, regulations and codes.

     Our appraisal report is subject to the following limiting conditions, except as otherwise noted in our report.

     6. An appraisal is inherently subjective and represents our opinion as to the value of the property appraised.

     7. The conclusions stated in our appraisal apply only as of the effective date of the appraisal, and no representation is made as to the affect of subsequent events.

     8. No changes in any federal, state or local laws, regulations or codes (including, without limitation, the Internal Revenue Code) are anticipated.

     9. No environmental impact studies were either requested or made in conjunction with this appraisal, and we reserve the right to revise or rescind any of the value opinions based upon any subsequent environmental impact studies. If any environmental impact statement is required by law, the appraisal assumes that such statement will be favorable and will be approved by the appropriate regulatory bodies.

     10. We are not required to give testimony or to be in attendance in court or any government or other hearing with reference to the property without written contractual arrangements having been made relative to such additional employment.

     11. We have made no survey of the property and assume no responsibility in connection with such matters. Any sketch or survey of the property included in this report is for illustrative purposes only and should not be considered to be scaled accurately for size. The appraisal covers the property as described in this report, and the areas and dimensions set forth are assumed to be correct.

     12. No opinion is expressed as to the value of subsurface oil, gas or mineral rights, if any, and we have assumed that the property is not subject to surface entry for the exploration or removal of such materials, unless otherwise noted in our appraisal.

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HOLIDAY INN HUDSON                           ASSUMPTIONS AND LIMITING CONDITIONS

     13. We accept no responsibility for considerations requiring expertise in other fields. Such considerations include, but are not limited to, legal descriptions and other legal matters, geologic considerations, such as soils and seismic stability, and civil, mechanical, electrical, structural and other engineering and environmental matters.

     14. The distribution of the total valuation in this report between land and improvements applies only under the reported highest and best use of the property. The allocations of value for land and improvements must not be used in conjunction with any other appraisal and are invalid if so used. This appraisal report shall be considered only in its entirety. No part of this appraisal report shall be utilized separately or out of context.

     15. Neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute) shall be disseminated through advertising media, public relations media, news media or any other means of communication (including without limitation prospectuses, private offering memoranda and other offering material provided to prospective investors) without prior written consent from Integra Realty Resources.

     16. Information, estimates and opinions contained in this report, obtained from sources outside of the office of the undersigned, are assumed to be reliable and have not been independently verified.

     17. Any income and expense estimates contained in this appraisal report are used only for the purpose of estimating value and do not constitute predictions of future operating results.

     18. If the property is subject to one or more leases, any estimate of residual value contained in the appraisal may be particularly affected by significant changes in the condition of the economy, of the real estate industry, or of the appraised property at the time these leases expire or otherwise terminate.

     19. No consideration has been given to personal property located on the premises or to the cost of moving or relocating such personal property; only the real property has been considered.

     20. The current purchasing power of the dollar is the basis for the value stated in our appraisal; we have assumed that no extreme fluctuations in economic cycles will occur.

     21. The value found herein is subject to these and to any other assumptions or conditions set forth in the body of this report but which may have been omitted from this list of Assumptions and Limiting Conditions.

     22. The analyses contained in this report necessarily incorporate numerous estimates and assumptions regarding property performance, general and local business and economic conditions, the absence of material changes in the competitive environment and other matters. Some estimates or assumptions, however, inevitably will not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by our analysis will vary from our estimates, and the variations may be material.

     23. The Americans with Disabilities Act (ADA) became effective January 26, 1992. We have not made a specific survey or analysis of this property to determine

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

HOLIDAY INN HUDSON                           ASSUMPTIONS AND LIMITING CONDITIONS

          whether the physical aspects of the improvements meet the ADA accessibility guidelines. In as much as compliance matches each owner's financial ability with the cost to cure the non-conforming physical characteristics of a property, we cannot comment on compliance to ADA. Given that compliance can change with each owner's financial ability to cure non-accessibility, the value of the subject does not consider possible non-compliance. Specific study of both the owner's financial ability and the cost to cure any deficiencies would be needed for the Department of Justice to determine compliance.

     24. This appraisal report has been prepared for the exclusive benefit of Murray Devine & Co. It may not be used or relied upon by any other party. All parties who use or rely upon any information in this report without our written consent do so at their own risk.

     25. No studies have been provided to us indicating the presence or absence of hazardous materials on the site or in the improvements, and our valuation is predicated upon the property being free and clear of any environment hazards.

     26. We have not been provided with any evidence or documentation as to the presence or location of any flood plain areas and/or wetlands. Wetlands generally include swamps, marshes, bogs, and similar areas. We are not qualified to detect such areas. The presence of flood plain areas and/or wetlands may affect the value of the property, and the value conclusion is predicated on the assumption that wetlands are non-existent or minimal.

     22. The reader is advised a lodging facility is a labor-intensive retail business that depends on customer acceptance and highly specialized management skill. This analysis assumes that the subject will have competent, professional management, responsible ownership, and that the existing franchise, if any, will be maintained throughout the projection period. A fully-funded reserve for replacement is one of the essential elements of competent management and responsible ownership.

     The value conclusion is subject to the following Extraordinary Assumptions and Limiting Conditions.

     1. The subject is currently operating as a franchised Holiday Inn hotel. This appraisal implicitly assumes a sale, at which point the Franchisor will prepare a Product Improvement Plan (PIP) as one of the items required for transfer of the franchise. Our analysis assumes continued, uninterrupted affiliation with the existing franchise. Any PIP requirements necessary are assumed complete under the As Stabilized Value above.

     2. We assume any leased items including furniture, fixtures and equipment are paid off at closing. Therefore we have not deducted any lease balances. We further assume accounts receivable and accounts payable are reconciled at closing.

     3. The subject is an existing Holiday Inn hotel that was constructed in 1967/76. The most recent guest satisfaction score was 94.45%, and the property received a passing score. No Product Improvement plan has reportedly been completed by Intercontinental Hotels and Resorts for a transfer of this asset. The definition of Market value assumes a sale. A Product Improvement plan will be conducted at the time of application for a franchise transfer. Integra Realty resources has assumed continued affiliation with Holiday Inn Hotels. The stabilized value

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

HOLIDAY INN HUDSON                           ASSUMPTIONS AND LIMITING CONDITIONS

          assumes that any product improvement items are completed. Therefore, the "As Is" market value could be LESS THAN reported above. Any PIP requirements should be deducted from the above Stabilized value. Our report, and value indication is subject to all transfer requirements of the affiliation, including a product improvement plan.

     4. This appraisal assumes the Ameritech lease which expires in June of 2004 is renegotiated and extended throughout the duration of ownership.

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

HOLIDAY INN HUDSON

                                   ADDENDUM A

                         QUALIFICATIONS OF APPRAISER(S)

[IRR LOGO]

                         PROFESSIONAL QUALIFICATIONS OF

                        ERIC E. BELFRAGE, MAI, CRE, ISHC

EXPERIENCE:        Managing Director for INTEGRA REALTY RESOURCES, COLUMBUS,
                   OHIO. Mr. Belfrage is also the NATIONAL DIRECTOR OF IRRS
                   HOSPITALITY SPECIALTY PRACTICE. He has been actively engaged in real estate valuation and consulting since the mid 1970's.
                   Background includes 25 years of independent fee appraisal.
                   Experience has largely focused on consulting, evaluating and appraising lodging property. Valuations have been performed on various properties including, but not limited to, neighborhood and community shopping centers, apartment complexes, single and multi-tenanted industrial buildings, low to high-rise office buildings, mixed use facilities and vacant land for various uses. Specialized real estate valued includes hotels, rehab facilities, and churches. Clients served include accountants, investment firms, law firms, and lenders, private and public agencies. Valuations have been performed for real estate tax, estates, financing, equity participation and due diligence support. Market studies, feasibility studies, and valuations have been done on proposed, partially completed, renovated, and existing structures.

PROFESSIONAL       Designated Member: Appraisal Institute (MAI No. 7436)
ACTIVITIES:                           SRA Member
                                      Past Chapter President Cardinal Ohio AI
                                      chapter 2001
                   Member:   The International Society of Hospitality
                             Consultants (ISHC Designation)
                   Member:   The Counselors of Real Estate (CRE Designation)
                   Member:   Columbus Board of Realtors (25 years)
                   Member:   The National Association of Realtors (25 years)

                   Allied    The Ohio Hotel & Lodging Association
                   Member:   (1998 Allied Member of the Year)

                   Licensed: Ohio General Appraiser License No. 383767

                   Licensed: Ohio Real Estate Salesperson

                   Author: "The Columbus Lodging Overview" (published annually) "Business Value Allocation in Lodging Valuation" (published in The Appraisal Journal - August 2001)

EDUCATION:         B.S. Degree, Business Administration, Franklin University,
                   Columbus, Ohio (1984). Successfully completed numerous real estate related courses & seminars sponsored by the Appraisal
                   Institute, accredited universities & others. Currently certified by the Appraisal Institute's voluntary program of continuing education for its designated members.

QUALIFIED BEFORE   Franklin County Court of Common Pleas, Columbus, Ohio
COURTS AND         United States Federal Bankruptcy Court, Columbus, Ohio
ADMINISTRATIVE     State of Ohio Board of Tax Appeals
BODIES             Franklin County Board of Revision

                         APPRAISER DISCLOSURE STATEMENT

            IN COMPLIANCE WITH OHIO REVISED CODE SECTION 4763:12 (C)

1.  NAME OF APPRAISER: ERIC E. BELFRAGE

2.  Class of Certification/Licensure:  X  Certified General

                                      ___ Licensed Residential

                                      ___ Temporary ___ General ___ Licensed

Certification/Licensure Number: 383767

3. Scope: This report    X  Is within the scope of my Certification or License.

                            Is not within the scope of my Certification of License.

4. Service provided by:  X  Disinterested & Unbiased Third Party

                        ___ Interested & Biased Third Party

                            Interested Third Party on Contingent Fee Basis

5. Signature of person preparing and reporting the appraisal:

                               /s/ Eric E. Belfrage
                               -------------------------

This form must be included in conjunction with all appraisal assignments or specialized services performed by a state-certified or state licensed real estate appraiser.

                         PROFESSIONAL QUALIFICATIONS OF

                            ROBIN M. LORMS, MAI, CRE

EXPERIENCE:        Principal for Integra Lorms & Belfrage of Columbus, Ohio.
                   Actively engaged in real estate valuation and consulting experience includes investment decision making in regard to acquisitions, development, property management, leasing and value decisions for third party owners, as well as internal to existing but not limited to, neighborhood and community shopping centers, apartment complexes, single and multi-tenanted industrial buildings, low to high-rise office buildings, mixed use facilities and vacant land for different uses. Specialized real estate valued includes developers, regional mall, institutional facilities and churches. Clients served include accountants, investment firms, law firms, and lenders, private and public agencies. Valuations have been performed for real estate tax, estates, financing, equity participation and due diligence support. Valuations and market studies have been done on proposed, partially completed, renovated and existing structures.

PROFESSIONAL       Member:   Appraisal Institute
ACTIVITIES:        Member:   The Counselors of Real Estate
                   Member:   The International Council of Shopping Centers
                   Member:   The Columbus Board of Real Estate
                   Member:   Ohio Association of Realtors

                   Licensed: Ohio General Appraiser License No. 383772
                   Licensed: Ohio Real Estate Salesperson

EDUCATION:         B.A. Degree, Marquette University (1965). Successfully
                   completed numerous real estate related courses & seminars sponsored by the Appraisal Institute, accredited universities
                   & others.

QUALIFIED BEFORE   Franklin County Court of Common Pleas, Columbus, Ohio
COURTS AND         United States Federal Bankruptcy Court, Columbus, Ohio
ADMINISTRATIVE     State of Ohio Board of Tax Appeals
BODIES             Franklin County Board of Revision

                         APPRAISER DISCLOSURE STATEMENT

            IN COMPLIANCE WITH OHIO REVISED CODE SECTION 4763:12 (C)

1.  NAME OF APPRAISER: ROBIN M. LORMS

2.  Class of Certification/Licensure:  X  Certified General

                                      ___ Licensed Residential

                                      ___ Temporary ___ General ___ Licensed

Certification/Licensure Number: 383772

3. Scope: This report    X  Is within the scope of my Certification or License.

                            Is not within the scope of my Certification of License.

4. Service provided by:  X  Disinterested & Unbiased Third Party

                        ___ Interested & Biased Third Party

                            Interested Third Party on Contingent Fee Basis

5. Signature of person preparing and reporting the appraisal:

                               /s/ Robin M. Lorms
                               ---------------------------

This form must be included in conjunction with all appraisal assignments or specialized services performed by a state-certified or state licensed real estate appraiser.

                         INTEGRA REALTY RESOURCES, INC.

                                CORPORATE PROFILE

Integra Realty Resources, Inc., is the largest property valuation and counseling firm in the United States, with 50 offices in 30 states. Integra was created for the purpose of combining the intimate knowledge of well-established local offices with the powerful resources and capabilities of a national company. Integra's local offices have an average of 20 years of service in the local market. A Managing Director leads each office, with an average of 25 years of local market valuation and counseling experience.

Integra Realty Resources, Inc., has 140 professionals who hold the Appraisal Institute's MAI designation, of which 26 are CRE members of The Counselors of Real Estate. In addition to having expertise in the standard commercial property types, the firm has an extensive track record in specialty property classes including regional malls, hotels, health care facilities, golf courses, and pipeline rights-of-way. Integra also has a wealth of experience in market and feasibility studies, property tax consulting, litigation support, and machinery and equipment and business valuation.

A listing of Integra's local offices and their Managing Directors follows:

ATLANTA, GA - J. Carl Schultz, Jr., MAI, SRA, CRE         MILWAUKEE, WI - SEAN REILLY, MAI
ATLANTIC COAST NJ - Anthony S. Graziano, MAI, CRE         MINNEAPOLIS, MN - ALAN P. LEIRNESS, MAI, CCIM
AUSTIN, TX - Randy A. Williams, MAI                       MORGANTOWN, WV - THOMAS A. MOTTA, MAI, CRE
BALTIMORE, MD - Patrick C. Kerr, MAI, SRA                 NAPLES, FL - JULIAN STOKES, MAI, CRE, CCIM
BOSTON, MA - DAVID L. CARY, MAI, SRA, CRE                 NASHVILLE, TN - R. PAUL PERUTELLI, MAI, SRA
CHARLOTTE, NC - FITZHUGH L. STOUT, MAI, CRE               NEW YORK, NY - RAYMOND T. CIRZ, MAI, CRE,
CHICAGO, IL - GARY K. DECLARK, MAI, CRE                      DOV E. GOLDMAN, MAI, CRE
CHICAGO, IL - J. Scott Patrick, MAI                       NORTHERN NJ - BARRY J. KRAUSER, MAI, CRE
CINCINNATI, OH - GARY S. WRIGHT, MAI, SRA                 ORANGE COUNTY, CA - LARRY WEBB, MAI
COLUMBIA, SC - MICHAEL B. DODDS, MAI, CCIM                ORLANDO, FL - GEORGE L. GOODMAN, MAI
COLUMBUS, OH - ERIC E. BELFRAGE, MAI, CRE, ISHC           PHILADELPHIA, PA - JOSEPH D. PASQUARELLA, MAI, CRE
DALLAS, TX - MARK R. LAMB, MAI, CPA                       PHOENIX, AZ - WALTER WINIUS, JR., MAI, CRE
DAYTON, OH - MARK L.MIDDLETON, MAI, SRA                   PITTSBURGH, PA - PAUL D. GRIFFITH, MAI
DENVER, CO - BRAD A. WEIMAN, MAI                          PORTLAND, OR - BRIAN A. GLANVILLE, MAI, CRE
DETROIT, MI - ANTHONY SANNA, MAI                          PROVIDENCE, RI - GERARD H. MCDONOUGH, MAI
FORT MYERS, FL - WOODWARD S. HANSON, MAI, CRE, CCIM       RICHMOND, VA - ROBERT E. COLES, MAI, CRE
FORT WORTH, TX - DONALD J. SHERWOOD, MAI                  SACRAMENTO, CA - Scott Beebe, MAI
HARTFORD, CT - MARK F. BATES, MAI, CRE                    SAN ANTONIO, TX - Martyn C. Glen, MAI, CRE, FRICS
HOUSTON, TX - DAVID R. DOMINY, MAI                        SAN DIEGO, CA - LANCE W. DORE, MAI
INDIANAPOLIS, IN - MICHAEL C. LADY, MAI, SRA, CCIM        SAN FRANCISCO, CA - JAN KLECZEWSKI, MAI
KANSAS CITY, MO/KS - KEVIN K. NUNNINK, MAI                SAVANNAH, GA - J. CARL SCHULTZ, JR., MAI, SRA, CRE
LAS VEGAS, NV - SHELLI L. LOWE, MAI, SRA                  SEATTLE, WA - ALLEN N. SAFER, MAI
LOS ANGELES, CA - JOHN G. ELLIS, MAI                      TAMPA, FL - BRADFORD L. JOHNSON, MAI
LOUISVILLE, KY - GEORGE M. CHAPMAN, MAI, SRA, CRE         TULSA, OK - ROBERT E. GRAY, MAI
MEMPHIS, TN - J. WALTER ALLEN, MAI                        WASHINGTON, DC - PATRICK C. KERR, MAI, SRA
MIAMI, FL - MICHAEL Y. CANNON, MAI, SRA, CRE

                                CORPORATE OFFICE
                    Raymond T. Cirz, MAI, CRE, President/CEO
                         Kevin K. Nunnink, MAI, Chairman
                       George G. Ward, MAI, Vice President
               3 Park Avenue, 39th Floor, New York, NY 10016-5902
         P: (212) 255-7858; F: (646) 424-1869; E-Mail: Integra@irr.com

                    VISIT OUR WEB SITE AT HTTP://WWW.IRR.COM

HOLIDAY INN HUDSON                                                   DEFINITIONS

                                   ADDENDUM B

                                   DEFINITIONS

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

HOLIDAY INN HUDSON                                                   DEFINITIONS

DEFINITIONS

These definitions have been extracted, solely or in combination, from definitions and descriptions printed in:

     -    Uniform Standards of Professional Appraisal Practice, 2002 Edition
          (USPAP);

     - The Dictionary of Real Estate Appraisal, Third Edition, Appraisal Institute, Chicago, Illinois, 1993 (Dictionary);

     - The Appraisal of Real Estate, Twelfth Edition, Appraisal Institute, Chicago, Illinois, 2001 (Twelfth Edition);

     - Income/Expense Analysis, 2001 Edition - Conventional Apartments, Institute of Real Estate Management, Chicago, Illinois, 2001 (IREM);

     - Marshall Valuation Service, Marshall & Swift, Los Angeles, California, (Marshall).

ACCRUED DEPRECIATION

     The difference between the reproduction or replacement cost of the improvements on the effective date of the appraisal and the market value of the improvements on the same date. (Dictionary)

AMENITY

     A tangible or intangible benefit of real property that enhances its attractiveness or increases the satisfaction of the user, but is not essential to its use. Natural amenities may include a pleasant location near water or a scenic view of the surrounding area; man-made amenities include swimming pools, tennis courts, community buildings, and other recreational facilities. (Dictionary)

APPRAISAL

     The act or process of developing an opinion of value; an opinion of value. (USPAP)

BUSINESS VALUE

     A value enhancement that results from items of intangible personal property such as marketing and management skill, an assembled work force, working capital, trade names, franchises, patents, trademarks, contracts, leases, and operating agreements (Dictionary).

DEFERRED MAINTENANCE

     Curable, physical deterioration that should be corrected immediately, although work has not commenced; denotes the need for immediate expenditures, but does not necessarily suggest inadequate maintenance in the past. (Dictionary)

DISCOUNTED CASH FLOW (DCF) ANALYSIS

     The procedure in which a discount rate is applied to a set of projected income streams and a reversion. The analyst specifies the quantity, variability, timing, and duration of the income streams as well as the quantity and timing of the reversion and discounts each to its present value at a specified yield rate. DCF analysis can be applied with any yield capitalization technique and may be performed on either a lease-by-lease or aggregate basis. (Dictionary)

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

HOLIDAY INN HUDSON                                                   DEFINITIONS

EFFECTIVE DATE OF THE APPRAISAL

     The date at which the value opinion is an appraisal applies, which may or may not be the date of inspection; the date of the market conditions that provide the context for the value opinion. Current appraisals occur when the effective date of the appraisal is contemporaneous with the date of the report. Prospective value opinions (effective date of the appraisal subsequent to the date of the report) are intended to reflect the current expectations and perceptions along with available factual data. Retrospective value opinions are likely to apply as of a specific historic date; the opinions are intended to reflect the expectations and perceptions of market participants at the specified date, along with available factual data. Data subsequent to the effective date may be considered in estimating a retrospective value as a confirmation of trends. (Dictionary and USPAP)

ENTREPRENEURIAL INCENTIVE

     A market-derived figure that represents the amount an entrepreneur expects to receive as compensation for providing coordination and expertise and assuming the risks associated with the development of a project. (Twelfth Edition)

ENTREPRENEURIAL PROFIT

     A market-derived figure that represents the amount an entrepreneur receives for his or her contribution to a project and risk; the difference between the development cost of a property and its market value upon completion and stabilization, which represents the entrepreneur's compensation for the risk and expertise associated with development. Entrepreneurial profit is an amount earned, estimated after completion, while entrepreneurial incentive is an amount anticipated, prior to development. (Twelfth Edition)

EXPOSURE TIME

     Exposure time is the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal. Exposure time differs from the marketing period in that exposure time is assumed to precede the effective date of the appraisal. (USPAP and Dictionary)

FEE SIMPLE ESTATE

     Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat. (Dictionary)

GOING-CONCERN VALUE

     The value created by a proven property operation; considered as a separate entity to be valued with a specific business establishment. (Dictionary)

GROSS BUILDING AREA (GBA)

     The total floor area of a building, including below-grade space but excluding unenclosed areas; measured from the exterior of the walls. (Dictionary)

HIGHEST AND BEST USE

     The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the

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

HOLIDAY INN HUDSON                                                   DEFINITIONS

     highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability. (Dictionary)

INSURABLE VALUE

     Value used by insurance companies as the basis for insurance. Often considered to be replacement or reproduction cost less deterioration and non-insurable items. Sometimes cash value or market value but often entirely a cost concept. Non-insurable items (also known as exclusions) are a matter of underwriting policy, not valuation. (Marshall)

INVESTMENT VALUE

     The specific value of an investment to a particular investor or class of investors based on individual investment requirements; distinguished from market value, which is impersonal and detached. (Dictionary)

LEASED FEE ESTATE

     An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease. (Dictionary)

LEASEHOLD ESTATE

     The interest held by the lessee (the tenant or renter) through a lease conveying the rights of use and occupancy for a stated term under certain conditions. (Dictionary)

MARKET VALUE

     The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     -    buyer and seller are typically motivated;

     - both parties are well informed or well advised, and acting in what they consider their best interests;

     -    a reasonable time is allowed for exposure in the open market;

     - payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and

     - the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. (USPAP, according to the Federal Register, CFR 34.43(F))

MARKETING PERIOD

     The amount of time it might take to sell an interest in real property at its estimated market value during the period immediately after the effective date of the appraisal. Marketing period is a function of price, time, use, and anticipated market conditions. (Dictionary and USPAP)

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HOLIDAY INN HUDSON                                                   DEFINITIONS

RENTABLE FLOOR AREA (RFA)

     An area computed by measuring the inside finish of permanent outer building walls or from the glass line where at least 50% of the outer building wall is glass. Rentable floor area also includes all areas within outside walls less stairs, elevator shafts, flues, pipe shafts, vertical ducts, air conditioning rooms, fan rooms, janitor closets, electrical closets, balconies and such other rooms not actually available to the tenant for his furnishings and personnel and their enclosing walls. No deductions are made for columns and projections necessary to the building. (IREM)

REPLACEMENT COST

     The estimated cost to construct, at current prices as of the effective date of the appraisal, a building with utility equivalent to the building being appraised, using modern materials and current standards, design and layout. (Dictionary and USPAP)

REPRODUCTION COST

     The estimated cost to construct, at current prices as of the effective date of the appraisal, an exact duplicate or replica of the building being appraised, using the same materials, construction standards, design, layout, and quality of workmanship and embodying all the deficiencies, superadequacies, and obsolescence of the subject building. (Dictionary)

ROOM COUNT

     The number of rooms in a building; a unit of comparison used primarily in residential appraisal. No national standard exists on what constitutes a room. The Federal Housing Administration counts an alcove opening off the living room as one-half room, but does not count dining space within a kitchen. The generally accepted method is to consider as separate rooms only those rooms that are effectively divided and to exclude bathrooms. (Dictionary)

STABILIZED OCCUPANCY

     Occupancy at that point in time when abnormalities in supply and demand or any additional transitory conditions cease to exist and the existing conditions are those expected to continue over the economic life of the property; the optimum range of long-term occupancy which an income-producing real estate project is expected to achieve under competent management, after exposure for leasing in the open market for a reasonable period of time at terms and conditions comparable to competitive offerings. (Dictionary)

USE VALUE

     The value a specific property has for a specific use. (Dictionary)

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HOLIDAY INN HUDSON

                                   ADDENDUM C

                               SUBJECT PHOTOGRAPHS

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HOLIDAY INN HUDSON

                                   ADDENDUM D

                       FINANCIALS AND PROPERTY INFORMATION

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HOLIDAY INN HUDSON

                                   ADDENDUM E

                            LETTER OF AUTHORIZATION

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